UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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NEOSTEM, INC.
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NEOSTEM, INC.
420 LEXINGTON AVENUE, SUITE 350
NEW YORK, NEW YORK 10170

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
To be Held October 6, 2014

To the Stockholders of NeoStem, Inc.:

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of NeoStem, Inc. (“NeoStem,” or the “Company”) will be held at the offices of the Company's counsel, Lowenstein Sandler LLP, at 1251 Avenue of the Americas, 17th Floor, New York, New York 10020, on October 6, 2014, at 2:00 p.m. local time for the following purposes:

1.	To elect three Class I directors to serve until the annual meeting to be held in 2017, and to elect one newly-appointed Class III director to serve until the annual meeting to be held in 2016;

2.
To approve the issuance of shares of common stock in connection with milestone payments that may become payable in the future to former securityholders of California Stem Cell, Inc., in accordance with the Marketplace Rules of the NASDAQ Stock Market;

3.	To approve, on a non-binding advisory basis, the executive compensation of NeoStem's named executive officers as described in this Proxy Statement;

4.	To approve an amendment to NeoStem's Amended & Restated 2009 Equity Compensation Plan to increase the number of shares of common stock authorized for issuance thereunder by 3,000,000 shares;

5.	To ratify the appointment of Grant Thornton LLP as NeoStem's independent registered public accounting firm for the fiscal year ending December 31, 2014; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Your attention is directed to the Proxy Statement which is set forth on the following pages, where the foregoing items of business are more fully described. The Board of Directors has fixed the close of business on August 18, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF NEOSTEM, INC. TO BE HELD OCTOBER 6, 2014. THIS PROXY STATEMENT, THE ACCOMPANYING FORM OF PROXY CARD, AND OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013 ARE AVAILABLE AT http://www.cstproxy.com/neostem/2014. Under Securities and Exchange Commission rules, we are providing access to our proxy materials both by sending you this full set of proxy materials, and by notifying you of the availability of our proxy materials on the Internet.

All NeoStem stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, you are urged to complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors of NeoStem, Inc.

Catherine M. Vaczy
Secretary
New York, New York
September , 2014

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

NEOSTEM, INC.
420 Lexington Avenue, Suite 350
New York, New York 10170

PROXY STATEMENT

2014 ANNUAL MEETING OF STOCKHOLDERS
To be Held October 6, 2014

SOLICITATION OF PROXY

The accompanying proxy is solicited by the board of directors (the “Board of Directors”) of NeoStem, Inc. (“NeoStem,” the “Company,” “we” or “us”) for use at the 2014 Annual Meeting of Stockholders to be held on October 6, 2014, at 2:00 p.m., local time, or at any postponement or adjournment thereof (the “Annual Meeting”). The Annual Meeting will be held at the offices of the Company's counsel, Lowenstein Sandler LLP, at 1251 Avenue of the Americas, 17th Floor, New York, New York 10020. NeoStem's telephone number is (212) 584-4180.

These proxy solicitation materials are being mailed on or about September , 2014 to all stockholders entitled to vote at the Annual Meeting.

The Annual Meeting is being held for the following purposes:

1.	To elect three Class I directors to serve until the annual meeting to be held in 2017, and to elect one newly-appointed Class III director to serve until the annual meeting to be held in 2016;

2.
To approve the issuance of shares of common stock in connection with milestone payments that may become payable in the future to former securityholders of California Stem Cell, Inc., in accordance with the Marketplace Rules of the NASDAQ Stock Market;

3.	To approve, on a non-binding advisory basis, the executive compensation of NeoStem's named executive officers as described in this Proxy Statement;

4.	To approve an amendment to NeoStem's Amended & Restated 2009 Equity Compensation Plan to increase the number of shares of common stock authorized for issuance thereunder by 3,000,000 shares;

5.	To ratify the appointment of Grant Thornton LLP as NeoStem's independent registered public accounting firm for the fiscal year ending December 31, 2014; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This solicitation of proxies is made on behalf of the Company's Board of Directors and the cost thereof will be borne by the Company. Expenses will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's common stock, par value $0.001 per share (“Common Stock”) and Series B Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”). Further solicitation of proxies may be made personally, by e-mail or by telephone by the Company's directors, officers and employees who will not receive additional compensation for the solicitation.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF NEOSTEM, INC. TO BE HELD OCTOBER 6, 2014. THIS PROXY STATEMENT, THE ACCOMPANYING FORM OF PROXY CARD, AND OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013 ARE AVAILABLE AT http://www.cstproxy.com/neostem/2014. Under Securities and Exchange Commission rules, we are providing access to our proxy materials both by sending you this full set of proxy materials, and by notifying you of the availability of our proxy materials on the Internet.

VOTING OF PROXIES; REVOCATION OF PROXIES

The proxy accompanying this Proxy Statement is solicited on behalf of the Company's Board of Directors for use at the Annual Meeting.

After carefully reading and considering the information contained in and incorporated by reference into this Proxy Statement, please submit your proxy in the manner set forth herein as soon as possible.

A NeoStem stockholder of record may submit a proxy by (i) marking, signing and dating the proxy card enclosed herewith and returning it to NeoStem in the postage-paid envelope provided before the Annual Meeting or (ii) following the instructions to submit a proxy by telephone or internet that appear on your proxy card.

Please note that there are separate arrangements for submitting voting instructions if your shares are registered in the Company's stock records in the name of a broker, bank or other nominee and held on your behalf in street name. NeoStem's stockholders, who own shares through a broker or bank, should check the instructions forwarded by their broker, bank or other holder of record to see which methods are available for submitting voting instructions.

If you are a stockholder of record and you do not submit a proxy or attend the Annual Meeting and vote in person, your shares will not be represented or voted at the Annual Meeting.

All properly signed proxies that the Company receives prior to the vote at the Annual Meeting and that are not revoked will be voted at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, will be voted FOR:

1.	the Board's nominees for director named herein;

2.
approval of the issuance of shares of common stock in connection with milestone payments that may become payable in the future to former security holders of California Stem Cell, Inc., in accordance with the Marketplace Rules of the NASDAQ Stock Market;

3.	approval, on a non-binding advisory basis, of the executive compensation of NeoStem's named executive officers as described in this Proxy Statement;

4.	approval of an amendment to the Company's Amended & Restated 2009 Equity Compensation Plan to increase the number of shares of common stock authorized for issuance thereunder by 3,000,000 shares; and

5.	the ratification of the appointment of Grant Thornton LLP as NeoStem's independent registered public accounting firm for the fiscal year ending December 31, 2014.

You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

•	Delivering a written notice to the Secretary of the Company by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	Signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Annual Meeting; or

•
Attending the Annual Meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must bring to the meeting a legal proxy from the broker, bank, or other nominee and present it to the inspector of election with your ballot when you vote at the Annual Meeting.

The Company's Board of Directors does not know of any matter that is not referred to in this proxy statement to be presented for action at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

RECORD DATE, OUTSTANDING SHARES; VOTING RIGHTS

The close of business on August 18, 2014 has been fixed by the Company's Board of Directors as the record date for determination of the stockholders of NeoStem entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof.

Holders of record of Common Stock and Series B Preferred Stock at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were approximately [__] stockholders of record holding an aggregate of 35,342,015 shares of Common Stock, and approximately one stockholder of record holding an aggregate of 10,000 shares of Series B Preferred Stock.

Holders of record of Common Stock as of the close of business on the record date will be entitled to one vote for each share held on each matter properly submitted to a vote of the stockholders at the Annual Meeting; provided, however, that pursuant to the Marketplace Rules of the NASDAQ Stock Market, the 5,329,593 shares issued as "Closing Merger Consideration" in connection with our acquisition of California Stem Cell, Inc. will not be entitled to vote on Proposal 2 (approval of shares of common stock in connection with milestone payments which may become payable in the future pursuant to the CSC Acquisition) and will not be counted in determining votes cast for purposes of such Proposal 2. Holders of record of Series B Preferred Stock will be entitled to ten votes per share on each matter properly submitted to a vote of the stockholders at the Annual Meeting. Shares of Common Stock and Series B Preferred Stock vote together as one class. Unless the context otherwise requires, all references to NeoStem “stockholders” in this proxy statement refer to holders of Common Stock and holders of Series B Preferred Stock.

There is no right to cumulate votes in the election of directors. Holders of Common Stock and Series B Preferred Stock will not have any appraisal rights in connection with any of the matters to be voted on at the Annual Meeting.

QUORUM; ABSTENTIONS; BROKER NON-VOTES; VOTE REQUIRED

A quorum must exist for the transaction of business at the Annual Meeting (other than a motion to adjourn the Annual Meeting). The presence at the Annual Meeting, in person, by remote communication or by proxy, of the holders of presence at the meeting, in person or by proxy, of the holders of a majority of the shares of capital stock of NeoStem issued and outstanding and entitled to vote at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” (as discussed below) are counted as present and entitled to vote for purposes of determining a quorum. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be considered part of the quorum.

Assuming that a quorum is present, directors will be elected by a plurality vote (Proposal 1). There is no right to cumulate votes in the election of directors. Abstentions and broker “non-votes” will not have an effect on the election of directors.

Assuming that a quorum is present, the approval of the proposals regarding (i) approval of the issuance of shares of common stock in connection with milestone payments that may become payable in the future to former security holders of California Stem Cell, Inc., in accordance with the Marketplace Rules of the NASDAQ Stock Market (Proposal 2); (ii) approval, on a non-binding advisory basis, of the executive compensation of NeoStem's named executive officers as described in this Proxy Statement (Proposal 3); (iii) approval of the amendment to the Company's Amended & Restated 2009 Equity Compensation Plan (Proposal 4); and (iv) ratification of the appointment of Grant Thornton LLP as NeoStem's independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 5), will each require the affirmative vote of a majority of the total votes cast in person or by proxy. Abstentions and broker “non-votes” with regard to any such proposal are not considered to have been voted on the proposal and therefore will not have any effect on the vote for such proposals. Pursuant to the Marketplace Rules of the NASDAQ Stock Market, the 5,329,593 shares issued as "Closing Merger Consideration" in connection with our acquisition of California Stem Cell, Inc. will not be entitled to vote on Proposal 2 (approval of shares of common stock in connection with milestone payments which may become payable pursuant to the CSC Acquisition) and will not be counted in determining votes cast for purposes of such Proposal 2.

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by NASDAQ, such as the ratification of our independent accounting firm. Nominees cannot vote on non-routine matters unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” The effect of broker non-votes on each of the proposals that will be considered at the Annual Meeting is described above.

We believe that the proposal for the ratification of our independent registered public accounting firm is considered to be a “routine” matter, and hence we do not expect that there will be a significant number of broker non-votes on such proposal. We believe that the proposals for regarding election of directors; approval of the issuance of shares of common stock in connection with milestone payments that may become payable in the future pursuant to the CSC Acquisition; approval on an advisory basis of the compensation of the Company's named executive officers; and approval of an amendment to the Company's Amended and Restated 2009 Equity Compensation Plan, are not considered to be “routine” matters, and hence there may be a significant number of broker non-votes on these proposals.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the Annual Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of NeoStem, Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. Unless the context otherwise requires, in this proxy statement, references to “NeoStem,” “we,” “our,” “us” and “the Company” refer to NeoStem, Inc.

Q1: When and where is the Annual Meeting?

A1: The Annual Meeting will be held at the offices of the Company's counsel, Lowenstein Sandler LLP, located at 1251 Avenue of the Americas, 17th Floor, New York, New York 10020, on October 6, 2014, at 2:00 p.m., local time.

Q2: Who can attend the Annual Meeting, and what security procedures apply to attendees?

A2: All NeoStem stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your proxy card delivered to you by your broker or a legal proxy given to you by your broker and check in at the registration desk at the meeting. You must comply with NeoStem's pre-registration requirements. If you are a stockholder of record and plan to attend the Annual Meeting, please contact Catherine M. Vaczy, Esq. by e-mail at cvaczy@neostem.com or by phone at (212) 584-4180 to register to attend the Annual Meeting. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend, you must send a written request to attend either by regular mail or e-mail, along with proof of share ownership, such as a bank or brokerage firm account statement, confirming ownership to: NeoStem, Inc., 420 Lexington Avenue, Suite 350, New York, NY 10170, Attn: Catherine M. Vaczy, Esq., General Counsel or cvaczy@neostem.com. In accordance with the security procedures of the building in which Lowenstein Sandler LLP's offices are located, you will be required to present a form of government-issued photograph identification (such as a drivers' license) to security on the day of the Annual Meeting. Please plan your arrival at Lowenstein Sandler's offices so that you allow a reasonable amount of time before the start time of the meeting.

Q3: What am I being asked to vote upon at the Annual Meeting?

A3: NeoStem stockholders are being asked to consider and vote upon the following proposals:

1.	election of the Board's nominees for four directors named herein;

2.
approval of the issuance of shares of common stock in connection with milestone payments that may become payable in the future to former securityholders of California Stem Cell, Inc., in accordance with the Marketplace Rules of the NASDAQ Stock Market;

3.	approval, on a non-binding advisory basis, of the executive compensation of NeoStem's named executive officers as described in this Proxy Statement;

4.	approval of an amendment to the Company's Amended & Restated 2009 Equity Compensation Plan to increase the number of shares of common stock authorized for issuance thereunder by 3,000,000 shares; and

5.	the ratification of the appointment of Grant Thornton LLP as NeoStem's independent registered public accounting firm for the fiscal year ending December 31, 2014.

Q4: Why is NeoStem seeking stockholder approval to issue additional shares of common stock to former securityholders of California Stem Cell, Inc.?

A4: On May 8, 2014, we closed our acquisition (the "CSC Acquisition") of California Stem Cell, Inc. ("CSC") pursuant to an agreement and plan of merger. Pursuant to the merger agreement, in addition to the consideration paid at closing, we agreed to pay to the former securityholders of CSC, if earned after the closing, certain milestone payments in an amount of up to $90 million in the aggregate, in the event of the successful completion of certain milestone events (each a "Milestone") in connection with the CSC business acquired by us (such payments being referred to as the "Milestone Payments"). We have the option of paying any Milestone Payments that become due in either shares of our common stock or cash, as elected by us in accordance with the merger agreement at the time each respective Milestone Payment becomes due. While none of the Milestone Payments have yet become payable, we believe that it is advantageous to the Company to have the flexibility to be able to issue stock in payment of such Milestone Payments as they become due. Our Board of Directors believes the negative effects of any dilutive impact on our stockholders resulting from any such issuance are outweighed by the positive effects of having the ability to preserve liquidity which we can accomplish by paying Milestone Payments in shares of our common stock rather than in cash. We are required to seek stockholder approval pursuant to the Marketplace Rules of the NASDAQ Stock Market, and have agreed to seek such approval at the Annual Meeting. See Q6 below.

Q5: Where can I find more information about the CSC Acquisition?

A5: We are including in this Proxy Statement a discussion of the material terms of the CSC Acquisition and the business and operations of CSC because we believe an understanding of the CSC Acquisition is necessary in order to make an informed voting decision with respect to the the potential issuance of our securities in connection with future Milestone Payments. We are not seeking stockholder approval or ratification of the CSC Acquisition because the transaction has been consummated and the issuance of the consideration paid at closing did not require stockholder approval. There are no "dissenters" or "appraisal" rights available to our stockholders in connection with Proposal 2. Your vote will determine whether we will have the ability to elect to pay Milestone Payments that are earned after closing in common stock (or will instead be required to make all Milestone Payments in cash). A summary of the terms of the CSC Acquisition is set forth below:

•
We consummated the CSC Acquisition on May 8, 2014 pursuant to an agreement and plan of merger, dated April 11, 2014, by and among us, CSC, two wholly-owned subsidiaries of ours formed for the purpose of the acquisition (NBS Acquisition Sub I, Inc. ("Subco") and NBS Acquisition Sub II, LLC ("Subco II"), and Jason Livingston, solely in his capacity as CSC stockholder representative.

•
Pursuant to the merger agreement, (1) Subco was merged with and into CSC and (2) CSC was then merged with and into Subco II, with Subco II surviving the mergers as a wholly-owned subsidiary of NeoStem. At closing, CSC changed its legal name to NeoStem Oncology, LLC. Also at closing, Fortis Advisors LLC succeeded to the duties of the CSC stockholder representative pursuant to the merger agreement.

•
The consideration paid at closing to the former securityholders of CSC consisted of 5,329,593 shares of NeoStem common stock (the "Closing Merger Consideration"). An aggregate of 1,584,853 of the Closing Merger Consideration shares were deposited into escrow at closing in accordance with the merger agreement.

•
In addition, we will be required to pay to the former securityholders of CSC, if earned after the closing, Milestone Payments in an amount of up to $90 million in the aggregate, in the event of the successful completion of certain Milestone events. The merger agreement provides that Milestone Payments may be made in cash or in stock, at our option; provided, however, that in no event shall any amount of any Milestone Payment be made in cash, and instead shall be paid in shares of our common stock, if the amount of cash paid in respect of such Milestone Payment, together with any cash consideration previously paid in connection with the acquisition, would exceed 60% of the total consideration paid by us in respect of the CSC securities through and including the Milestone Payment. For a description of the Milestone events, the respective Milestone Payment payable upon achievement thereof, and the manner in which the Milestone Payments are to be paid, see the chart and related discussion appearing in Proposal 2 under the caption "Mechanics of Milestone Payments" beginning on page 30.

To better understand Proposal 2 and the CSC Acquisition, you should carefully read this entire document and the other documents to which we refer. For a more detailed discussion of the CSC Acquisition, please see the sections entitled "Proposal 2-Approval of the Issuance of Shares of NeoStem Common Stock in Connection With Milestone Payments That May Become Payable in the Future to Former Securityholders of California Stem Cell, Inc., In Accordance With the Marketplace Rules of the NASDAQ Stock Market" beginning on page 29 and "California Stem Cell Acquisition" beginning on page 37.

Q6: Why is stockholder approval necessary in order to pay Milestone Payments in stock?

A6: Our common stock is listed on the NASDAQ Capital Market, and we are subject to the NASDAQ listing standards set forth in its Marketplace Rules. Although we were not required to obtain stockholder approval in connection with the issuance of the Closing Merger Consideration because the shares of our common stock issued at Closing constituted less than 20% of our outstanding shares, we are required under Marketplace Rule 5635(a) to seek stockholder approval for the issuance of shares of common stock in connection with the Milestone Payments as further described below.
NASDAQ Marketplace Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company, including pursuant to an “earn-out” or similar provision, where due to the present or potential issuance of common stock (or securities convertible into or exercisable for common stock), other than a public offering for cash, the common stock to be issued (a) is or will be in excess of 20% of the outstanding common stock prior to the issuance or (b) constitutes voting power in excess of 20% of the outstanding voting power prior to the issuance. The Closing Merger Consideration that we have already issued to former CSC securityholders (including shares deposited for their benefit into escrow) did not constitute more than 20% of our total shares of common stock outstanding, so we were not required to obtain stockholder approval for the issuance of these shares. The Closing Merger Consideration constituted an amount of our common stock equivalent to approximately 18.6% of our outstanding common stock as of the April 11, 2014 execution date of the merger agreement. The issuance of additional shares of common stock to former CSC securityholders in connection with the Milestone Payments would be aggregated with the shares we issued as Closing Merger Consideration for purposes of NASDAQ Marketplace Rule 5635(a). Accordingly, issuing more than approximately 396,389 additional shares of common stock as Milestone Payments to the former CSC securityholders may result in the aggregate number of shares issued by us in connection with the CSC Acquisition exceeding 20% of our total shares outstanding prior to the CSC Acquisition. Therefore, we are requesting stockholder approval for Proposal 2 under this NASDAQ listing standard to ensure that we have stockholder approval to issue shares of common stock as Milestone Payments to the extent that any such shares issued, when aggregated with shares previously issued in connection with the CSC Acquisition, exceed 20% of our common stock outstanding prior to the CSC Acquisition. To the extent a Milestone is achieved and we elect to pay the corresponding Milestone Payment in shares of our common stock, the shares would be valued pursuant to a formula based on the then-market price of our common stock, as described in Q8 below.
Pursuant to the merger agreement, we agreed to seek stockholder approval at our stockholders meeting next following the execution of the merger agreement for the possible issuance of shares of NeoStem common stock pursuant to the merger agreement in excess of 19.99% of our outstanding shares. We further agreed, in the event this proposal is not approved, to solicit such approval at each succeeding annual meeting until all Milestones are incapable of fulfillment.
Q7: What will happen if stockholder approval is not obtained to issue shares of common stock in connection with Milestone Payments?

A7: If we do not obtain stockholder approval to issue common stock in connection with Milestone Payments, pursuant to the merger agreement, we will be required to present this proposal for approval by our stockholders at every succeeding annual meeting until all Milestones are incapable of fulfillment or the proposal is approved. In addition, we would not be able to make Milestone Payments in shares of common stock to the extent Milestones are achieved resulting in stock payments aggregating to a 20% issuance in connection with the CSC Acquisition without our having attained stockholder authorization to issue more than 20% of our outstanding common stock in connection with the CSC Acquisition. Further, the merger agreement requires us to pay no more than 60% of the total consideration for the CSC Acquisition in cash. In the event we do not have stockholder authorization to pay the Milestone Payments in common stock, and we instead elected to make Milestone Payments in cash aggregating to 60% of the aggregate transaction consideration, we may be prohibited from paying the remainder of any Milestone Payments as contemplated to be paid by us pursuant to the Merger Agreement.

Q8: What will happen if stockholder approval is obtained and NeoStem issues additional shares of common stock in connection with Milestone Payments?

A8: If stockholder authorization is obtained to issue in connection with the CSC Acquisition common stock in excess of 20% of our outstanding shares, and (i) assuming all $90 million of Milestone Payments were to become payable and we elected to pay all such Milestone Payments in shares of our common stock, and (ii) further assuming a market price of $6.21, based on the closing price of our common stock on August 18, 2014, then, we would issue to the former securityholders of CSC in connection with such Milestone Payments an aggregate of 14,492,754 shares of our common stock, or approximately 41.0% of our outstanding shares as of August 18, 2014. The actual number of shares that may become issuable as Milestone Payments will depend on multiple factors including the Milestones that are actually achieved, the amount of the corresponding Milestone Payments that we elect to pay in shares of our common stock, and the market price of our common stock at the time that we pay the corresponding Milestone Payment in shares of our common stock. For purposes of the Milestone Payments, our common stock will be valued at the volume weighted average of the closing prices of sales of our common stock on NASDAQ for the 5 trading days ending on the trading day prior to the relevant Milestone Announcement Date. While we believe that having the ability to pay Milestone

Payments in shares of common stock offers benefits to the Company and its stockholders, including conservation of cash, the payment of Milestone Payments in shares of common stock may cause substantial dilution to the equity interest of our current stockholders.
Q9: What vote is required to approve the proposals at the Annual Meeting?

A9: Holders of record of NeoStem Common Stock at the close of business on August 18, 2014 (the “Record Date”) will be entitled to one vote for each share held on each matter submitted to a vote of the stockholders of NeoStem. Holders of record of NeoStem Series B Convertible Redeemable Preferred Stock (the “NeoStem Series B Preferred”) at the close of business on the Record Date will be entitled to ten votes per share on each matter submitted to a vote of the stockholders of NeoStem. Shares of NeoStem Common Stock and NeoStem Series B Preferred vote together as one class. Unless the context otherwise requires, all references to NeoStem “stockholders” in this proxy statement refer to holders of NeoStem Common Stock and holders of NeoStem Series B Preferred.

Assuming that a quorum is present, votes required to approve the proposals presented to the NeoStem stockholders are as follows:

(a)	Directors will be elected by plurality vote (Proposal 1).

There is no right to cumulate votes in the election of directors. Abstentions and broker “non-votes” will not have an effect on the election of directors.

(b) The affirmative vote of the holders of a majority of the total votes cast in person or by proxy will be required for (i)approval of the issuance of shares of common stock in connection with milestone payments that may become payable in the future to former security holders of California Stem Cell, Inc., in accordance with the Marketplace Rules of the NASDAQ Stock Market (Proposal 2); (ii) approval, on a non-binding advisory basis, of the executive compensation of NeoStem's named executive officers as described in this Proxy Statement (Proposal 3); (iii) approval of the amendment to NeoStem's Amended & Restated 2009 Equity Compensation Plan (Proposal 4); and (iv) ratification of the appointment of Grant Thornton LLP as NeoStem's independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 5).

Abstentions and broker “non-votes” with respect to these proposals are not considered to have been voted on the respective proposal and therefore will not have any effect on the votes with respect to these proposals.

Pursuant to the Marketplace Rules of the NASDAQ Stock Market, the 5,329,593 shares issued as "Closing Merger Consideration" in connection with our acquisition of California Stem Cell, Inc. will not be entitled to vote on Proposal 2 (approval of shares of common stock in connection with milestone payments which may become payable pursuant to the CSC Acquisition) and will not be counted in determining votes cast for purposes of such Proposal 2.

NeoStem stockholders will not have any rights of appraisal or similar dissenter's rights with respect to any matter to be acted upon at the Annual Meeting.

Q10: How does the Board recommend that I vote?

A10: After careful consideration of a variety of factors described in this proxy statement, the Board unanimously recommends that you vote “FOR”:

1.	Election of the Board's four director nominees named herein;

2.
Approval of the issuance of shares of common stock in connection with milestone payments that may become payable in the future to former security holders of California Stem Cell, Inc., in accordance with the Marketplace Rules of the NASDAQ Stock Market;

3.	Approval, on a non-binding advisory basis, of the executive compensation of NeoStem's named executive officers as described in this Proxy Statement;

4.	Approval of an amendment to the Company's Amended & Restated 2009 Equity Compensation Plan to increase the number of shares of common stock authorized for issuance thereunder by 3,000,000 shares; and

5.	The ratification of the appointment of Grant Thornton LLP as NeoStem's independent registered public accounting firm for the fiscal year ending December 31, 2014.

Q11: What constitutes a quorum at the Annual Meeting?

A11: A quorum must exist for the transaction of business at the Annual Meeting (other than consideration of a motion to adjourn the meeting). The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the shares of capital stock of NeoStem issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be considered part of the quorum.

Q12: How do I vote my shares?

A12: After you read and consider the information presented and incorporated by reference in this proxy statement, you may vote using any of the following methods:

•	Submit a proxy card or voting instruction card. Be sure to complete, sign and date the card and return it in the prepaid envelope.

•
By telephone or over the Internet. If you are a stockholder of record, you may vote by telephone or over the Internet by following the instructions on your proxy card. If you hold shares in street name, you will receive separate voting instructions from your bank, broker or other nominee and may vote by telephone or over the Internet if they offer those alternatives. Although most brokers, banks and nominees offer telephone and Internet voting, availability and the specific procedures vary.

•
In person at the Annual Meeting. All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you hold shares in street name, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the Annual Meeting.

Q13: If my shares of NeoStem Common Stock are held in “street name” by my broker, will my broker vote my shares for me?

A13: Your bank, broker or other nominee will only be permitted to vote your shares held in street name if you instruct them how to vote. You should follow the procedures on the voting instruction card provided by your bank, broker or other nominee regarding the voting of your shares. Please vote using your voting instruction card so your vote can be counted.

Q14: What can I do if I change my mind after I vote my shares?

A14: If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	sending a written notice of revocation to our Corporate Secretary;

•	submitting a new, proper proxy dated later than the date of the revoked proxy;

•	voting over the Internet at a later time; or

•	attending the Annual Meeting and voting in person.

If you hold shares in street name through your bank, broker or other nominee, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to Q12 above. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Q15: What happens if additional matters are presented at the Annual Meeting?

A15: Other than as described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.

Q16: What if I return a signed proxy card, but do not vote for some of the matters listed on the proxy card?

A16: If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board's recommendations as follows: “FOR” election of the Board's four director nominees named herein; "FOR" approval of the issuance of shares of common stock in connection with milestone payments that may become payable in the future to former security holders of California Stem Cell, Inc., in accordance with the Marketplace Rules of the NASDAQ Stock Market; "FOR" approval, on a non-binding advisory basis, of the executive compensation of NeoStem's named executive officers as described in this Proxy Statement; "FOR" approval of the amendment to the Company's Amended & Restated 2009 Equity Compensation Plan; and "FOR" ratification of the appointment of Grant Thornton LLP as NeoStem's independent registered public accounting firm for the fiscal year ending December 31, 2014.

Q17: What do I do if I receive more than one proxy or set of voting instructions?

A17: If your shares are registered differently or are held in more than one account, you may receive more than one proxy and/ or set of voting instructions relating to the Annual Meeting. To ensure that all of your shares are voted, please complete, sign, date and return each proxy card and voting instruction card that you receive, or submit your proxy and/or voting instructions by telephone or over the Internet (if those options are available to you).

Q18: Who will bear the cost of this solicitation?

A18: NeoStem is making this solicitation and will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock. We have engaged Alliance Advisors, a proxy solicitation firm, to provide services as proxy solicitor in connection with this proxy statement, for a fee of approximately $5,000 plus reasonable and approved expenses. If you need assistance with the voting of your shares you may contact Alliance Advisors toll free at: (866) 329-8434.

Q19: Whom may I call with questions?

A19: If you have any questions regarding the proposals or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact the individual listed below:

NeoStem, Inc.
420 Lexington Avenue, Suite 350
New York, NY 10170
Attention: Catherine M. Vaczy, Esq.
General Counsel
Telephone:(212) 584-4180

If you need assistance with the voting of your shares you may also contact Alliance Advisors, a proxy solicitation firm engaged by us, toll free at: (866) 329-8434.

PROPOSAL 1
ELECTION OF THREE CLASS I DIRECTORS AND ONE CLASS III DIRECTOR

BACKGROUND

Our Board of Directors currently consists of eight members. Pursuant to our Amended & Restated Certificate of Incorporation, we have a classified Board of Directors. That is, our Board of Directors consists of three separate classes of directors, as nearly equal in number as possible. Each class serves a three-year term and until their successors are duly elected and qualified. The classes are elected on a rotating or staggered basis, with each class being elected at the annual meeting of stockholders coinciding with the expiration of that class’s term. Pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), if a board of directors is classified, unless the certificate of incorporation otherwise provides, members of such board of directors may be removed by the stockholders before the expiration of their terms only for cause.

NOMINATIONS FOR DIRECTOR

General. The classification of our Board of Directors was implemented on October 4, 2013 following the approval of our stockholders. In implementing the classified Board of Directors in 2013, our Board assigned members of the Board to three separate classes (with our stockholders at such time electing our directors to such classes), each class having initial terms as follows: Class I directors (Andrew L. Pecora, M.D., FACP, Richard Berman and Eric H.C. Wei) having an initial term expiring at our 2014 annual meeting of stockholders; Class II directors (Drew Bernstein and Martyn D. Greenacre) having an initial term expiring at our 2015 annual meeting of stockholders; and Class III directors (Robin L. Smith, M.D. and Steven S. Myers) having an initial term expiring at our 2016 annual meeting of stockholders. Effective July 8, 2014, our Board of Directors increased the size of the Board from seven directors to eight directors, and has determined that the newly-created seat will be a Class III directorship.

Nominations for Class I Directorships. In accordance with the implementation of our classified Board of Directors, the terms of Class I directors (Andrew L. Pecora, M.D., FACP, Richard Berman and Eric H.C. Wei) expire at the Annual Meeting, with Class II and Class III directors continuing in office for terms expiring in 2015 and 2016, respectively. To fill the three Class I seats, our Board of Directors has nominated Andrew L. Pecora, M.D., FACP, Richard Berman and Eric H.C. Wei for re-election as Class I directors at the forthcoming Annual Meeting, to hold office until our annual meeting of stockholders held in the third year following such election (that is, our annual meeting of stockholders to be held in 2017) and until their successors are duly elected and qualified.

Nomination for New Class III Directorship. Additionally, Steven M. Klosk, who was appointed by the Board to serve as a member of the Company's Board of Directors effective July 8, 2014, is being nominated to serve as a Class III director, with a term continuing until our annual meeting of stockholders to be held in 2016. Since our certificate of incorporation provides that the classes of directors must be as nearly equal in number as possible, Mr. Klosk could not be assigned to a Class I directorship and our Board determined that he would be appointed to a Class III directorship.

Class II and Class III Directors Continuing in Office. The Class II directors (Drew Bernstein and Martyn D. Greenacre) and Class III Directors (Robin L. Smith, M.D. and Steven S. Myers) previously elected to such classes by our stockholders, have terms continuing until the Company's annual meeting to be held in 2015 (in the case of Class II directors) and 2016 (in the case of Class III directors). Accordingly, these directorships are not subject to election at this Annual Meeting.

Proxy Voting for Directors. Shares represented by proxies which are returned properly signed will be voted for the Board’s nominees unless the stockholder indicates on the proxy that authority to vote the shares is withheld for certain or all of the nominees listed. Should a nominee become unable to serve as a director (which is not anticipated at this time), the proxy will be voted for the election of a substitute nominee who shall be designated by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Vote Required. Directors will be elected by a plurality of the votes of the shares present, in person or by proxy, at the Annual Meeting, entitled to vote at the Annual Meeting and voting on the election of directors. Cumulative voting is not permitted in connection with the election of the Company's directors.

INFORMATION WITH RESPECT TO DIRECTOR NOMINEES AND CONTINUING DIRECTORS

The following tables and related narrative sets forth certain information about the nominees for director and about the current directors who will continue in office. Each of the nominees is a current director of NeoStem. There are no family relationships among any of our directors and executive officers. At the Annual Meeting, three Class I directors will be elected to hold office for a three-year term, serving until our annual meeting of stockholders to be held in 2017 and until their successors are duly elected and qualified, and one newly-appointed Class III director will be elected to hold office for the remainder of the term applicable to such class, serving until our annual meeting of stockholders to be held in 2016 and until his successor is duly elected and qualified. For information with respect to beneficial ownership of our Common Stock, see the discussion under “Security Ownership of Certain Beneficial Owners and Management,” below.

Nominees for Class I Directorships:

Name	Age	Director Since	Expiration of Term if Elected
Andrew L. Pecora, M.D., FACP	56	2011	2017
Eric H.C. Wei	58	2009	2017
Richard Berman	72	2006	2017

Nominee for Class III Directorship:

Name	Age	Director Since	Expiration of Term if Elected
Steven M. Klosk	57	2014	2016

Continuing Class II and Class III Directors:

Name	Age	Director Since	Term of Expiration if Elected
Robin L. Smith, M.D., MBA	49	2006	2016
Steven S. Myers	67	2006	2016
Drew Bernstein	58	2009	2015
Martyn D. Greenacre	72	2011	2015

Biographical Information - Director Nominees

Andrew L. Pecora, M.D., FACP

Andrew L. Pecora, M.D., F.A.C.P. was appointed to our Board of Directors on December 8, 2011 pursuant to the terms of the merger agreement governing our acquisition of PCT. Dr. Pecora is co-founder and past Chairman and Chief Executive Officer of Progenitor Cell Therapy, LLC (“PCT”), which is a subsidiary of the Company. Dr. Pecora has served as NeoStem's Chief Visionary Officer since August 5, 2013 and as PCT's Chief Medical Officer since January 19, 2011 following the Company's acquisition of PCT. Previously, Dr. Pecora served as NeoStem's Chief Medical Officer from August 2011 to August 2013. Prior to our acquisition of PCT, Dr. Pecora had served from 1999 to 2011 as Chairman, Chief Executive Officer and Chief Medical Officer of PCT, and as a member of PCT's Board of Managers. Dr. Pecora is also Chief Scientific Officer of Amorcyte, Inc. (“Amorcyte”), a subsidiary of the Company acquired in October 2011, and held such position prior to the acquisition. Dr. Pecora served as the Chairman and Director of the John Theurer Cancer Center at Hackensack University Medical Center (HUMC) from 2001 to 2011, and commencing 2011 Dr. Pecora serves the John Theurer Cancer Center as Chief Innovations Officer, Professor and Vice President of Cancer Services. Since 1996 Dr. Pecora has been Co-Managing Partner of the Northern New Jersey Cancer Center, which is a private physicians practice group affiliated with HUMC. He has also been a Professor of Medicine at the University of Medicine and Dentistry of New Jersey since 2004. From 2004 to 2014 Dr. Pecora served on the board of Cancer Genetics, Inc. and is currently chairman of the board of Tetralogics, Inc., a company developing small molecules to treat cancer. Dr. Pecora brings a variety of business development and practical business skills to NeoStem. He has worked with numerous companies in developing their products and manages a large clinical practice and the cancer department at a major health care institution. Dr. Pecora also has significant experience in the design of clinical trials (Phase 1 to 3), institutional review board practices, conduct of clinical trials, clinical research, and payor relationships both domestically and on a global basis. Dr. Pecora received an M.D. from the University of Medicine and Dentistry of New Jersey, graduating with honors. He went on to complete his medical education in internal medicine at New York Hospital and in hematology and oncology at Memorial Sloan-Kettering Cancer Center, both in New York City. He is board certified in internal medicine, hematology, and oncology. Dr. Pecora's appointment to the NeoStem Board of Directors was a term of the Company's merger agreement with PCT which closed in January 2011. The Board of Directors has concluded that Dr. Pecora should continue serving as a director based on his diversified experience in healthcare, including his expertise in clinical trial design and product development, and his management experience.

Eric H.C. Wei

Pursuant to the terms of the agreement governing our acquisition our former Erye subsidiary, Eric H.C. Wei was appointed to the NeoStem Board of Directors upon the consummation of the Erye Merger in October 2009. From July 2006 to March 2007, Mr. Wei served as a director of CBH. Eric H.C. Wei is one of the founders and the Managing Partner of RimAsia Capital Partners, L.P. a private equity firm focused on the pan-Asian mid-market sector and a greater-than-5% stockholder of NeoStem. Prior to establishing RimAsia in January of 2005, Mr. Wei was a managing director of Gilbert Global Equity Partners, a US$1.2 billion global private equity fund; a founding partner of Crimson Asia Capital Partners, a US$435 million Asian private equity program; a founder and investment committee member of the US$800 million Asian Infrastructure Fund, and an investor and director of The Asian MBO Fund. Mr. Wei has also previously been an investment banker with over 10 years of experience at Peregrine Capital, Prudential Securities, Lazard Freres and Citibank. Mr. Wei received a Bachelor of Science degree in Math and Economics from Amherst College and a Master of Business Administration degree from the Wharton Graduate School of Management at the University of Pennsylvania. The Board of Directors concluded that Mr. Wei should continue serving as a director based upon his diversified financial and business expertise, including his background in investment banking, his extensive experience in managing private equity funds, and his familiarity with the pan-Asian mid-market sector.

Richard Berman

Richard Berman, who joined NeoStem’s Board of Directors in November 2006, currently serves as Chairman of the Compensation Committee and a member of the Audit Committee. He previously served as Chairman of the Audit Committee until March 2009, and as a member of the Nominating and Governance Committee until February 2013. Mr. Berman’s business career consists of more than 35 years of venture capital, management and merger and acquisitions experience. He currently serves as a director of three other public companies: Advaxis, Inc. (OTC: NIVM.OB), Lustros, Inc. (OTC: LSLD) and MetaStat Inc. (OTC: MTST), and has served as a director and/or officer of more than a dozen public and private companies. His previous experience includes positions at Goldman Sachs and as Senior Vice President of Bankers Trust Company. Some of his more notable positions include his service from 2006-2011 as Chairman of National Investment Managers (OTC: NIVM.OB), a company with $12 billion in pension administration assets. In 2012, he became vice chairman of Energy Smart Resources, Inc., a privately-held company. From 2004-2010, Mr. Berman served as a Director of NexMed Inc., a public biotech company. In 2008, Mr. Berman became its Chairman and CEO . In 2010 he merged the company with Apricus Biosciences. From 1998 to 2000, Mr. Berman was Chairman and CEO of Internet Commerce Corporation (now Easylink Services (NASDAQ: ESIC)), and thereafter, Chairman until 2001. Mr. Berman arranged the company’s acquisition of Easylink Services International in 2007. The company was sold for more than $300 million in 2012, and he stayed on as lead director and a member of all three committees. He served as CEO of Prestolite Battery Company of Canada from 1984-1992, and in 1991 he was responsible for creating the largest battery company in the world by merging Prestolite with General Battery and Exide to form Exide Technologies (OTC: XIDEQ), an $800 million company.

Mr. Berman is a past director of the Stern School of Business of NYU, where he received his B.S. and M.B.A. He also holds two law degrees, a J.D. from Boston College and a Special Certificate from The Hague Academy of International Law. The Board of Directors concluded that Mr. Berman should continue serving as a director based upon his financial and business expertise, including his background in biotechnology, international management and banking, and his extensive experience as a director in the public company context.

Steven M. Klosk

Steven M. Klosk was appointed to serve as an independent member of our Board of Directors effective as of July 8, 2014, at which time the size of the Board was expanded from seven directors to eight directors. Since 2008, Mr. Klosk has served as President, CEO & Director at Cambrex Corporation (NYSE:CBM), a NYSE listed company with annual revenues of approximately $315 million and one of the leading providers of active pharmaceutical ingredients, advanced intermediates and finished dosage form products to the branded and generic pharmaceutical markets. In his current role, he is is responsible for all aspects of Cambrex’s global business with manufacturing and R&D facilities in the US, Sweden, Italy, Estonia, Germany and India. During his tenure, total shareholder return for Cambrex rose at a four year compounded annual growth rate of 51 percent. Mr. Klosk has also held other executive positions at Cambrex Corporation, including Executive Vice President & COO; as well as President, Pharma

Business Unit from 2007 through 2008, which encompassed four operating units in North America and Europe. From 2003 through 2007, he was Executive Vice President & COO Cambrex Pharma & Biopharmaceuticals Business Unit where he managed a highly profitable global business with six operating units in North America and Europe. Mr. Klosk earned a BS degree from Cornell University and a J.D. degree from New York Law School. The Board of Directors concluded that Mr. Klosk should serve as a director based upon his extensive business and management experience and achievements in the life sciences industry, including his significant focus in the pharmaceutical industry both internationally and domestically.

Biographical Information - Directors Continuing in Office

Robin L. Smith, M.D., MBA

Dr. Robin L. Smith has served as Chairman and Chief Executive Officer of NeoStem since 2006.  Leveraging her expertise in medicine and business development, Dr. Smith has positioned NeoStem as a leader in the emerging stem cell industry, built on a successful business model that combines a proprietary therapeutic development business and a successful contract development and manufacturing organization (CDMO) which provides services to others in the regenerative medicine industry.

Under Dr. Smith’s leadership, NeoStem has successfully completed six acquisitions, one divestiture and has raised over 180 million dollars for research and development, expansion of business units, and strategic transactions. NeoStem ranked number 1 for two years in a row in the Tri-State region and number 11 nationally on Deloitte’s 2013 Technology Fast 500™, a ranking of the 500 fastest growing technology, media, telecommunications, life sciences and clean technology companies in North America.  In 2010, NeoStem was awarded the New Economy “Best Stem Cell Company” award .

In 2014, Dr. Smith was selected as a winner of the Brava! Award, an award celebrating the distinguished achievements of top women business leaders in the Greater New York area.  She was also honored as a finalist for the 2014 EY Entrepreneur Of The Year award for the New York area, recognizing entrepreneurs who demonstrate excellence and success in the areas of innovation, financial performance and personal commitment to their businesses and communities.

Dr. Smith has an extensive and diversified background in health care, sales and marketing, business development and management.  Her previous experience includes serving as President and Chief Executive Officer of IP2M, a multi-platform media company specializing in healthcare, where under her leadership, the company was selected as being one of the 10 fastest growing technology companies in Houston. She also previously held the position of Executive Vice President and Chief Medical Officer for HealthHelp, Inc., a National Radiology Management company that managed a large percentage of the healthcare dollars spent by large insurance companies.  Dr. Smith has acted as a senior advisor to, and investor in, both publicly traded and privately held companies where she has played a significant role in restructuring and/or growing such businesses. Dr. Smith has extensive experience serving in executive and board level capacities for various medical enterprises and healthcare-based entities. She currently serves on the Board of Directors of Signal Genetics (NASDAQ: SGNL), as well as on the Board of Trustees of the NYU Langone Medical Center and is also past Chairman of the Board of Directors for the New York University Hospital for Joint Diseases. Currently, Dr. Smith is the President and Chairman of the Board of Directors of The Stem for Life Foundation, a non-profit entity that seeks to raise public awareness of adult stem cell therapies and their therapeutic applications.  She also serves on the Board of Directors of the Science and Faith STOQ Foundation in Rome, as well as on the Capital Formation Committee of the Alliance for Regenerative Medicine. Dr. Smith earned her MD from Yale University and her MBA from the Wharton School of Business.

Steven S. Myers

Steven S. Myers joined NeoStem’s Board of Directors in November 2006.  He currently serves as Lead Director and Chairman of the Governance & Nominating Committee. He also serves on the Audit and Compensation Committees.  He graduated from Stanford University with a B.S. in Mathematics.  He is a four-time serial entrepreneur, an Ernst & Young “Entrepreneur of the Year” for Software and Information Services, and a recipient of the California Governor’s Special Recognition Award. Mr. Myers is a board director of several other public and private companies; including Quantumsphere, Inc. (qsinano.com) (OTCBB: QSIM) a NASDAQ listed manufacturer of nano catalysts for applications in portable power, renewable energy and electronics.  He has conducted business in a dozen countries in Europe and Asia. His private equity investment company, Dolphin Capital Holdings, Inc. invests in companies with innovative business strategies. Portfolio investments include regenerative medicine, biotechnology, medical devices, applied materials development, alternative energy, distressed debt, and for income real estate. An Administration policy advisor on Cyber Security, he served in 2012 on the Department of Homeland Security Task Force on Cyber Security Resources  and briefed then-DHS Secretary Napolitano on the Task Force recommendations.   He was recently appointed to a third term on the U.S. State Department Advisory Committee on International Economic Policy, which advises the Secretary of State on foreign policy issues.  At the Pacific Council on International Policy he serves on the Board of Directors and is Chairman of their National Security Member Committee.

Mr. Myers founded SM&A, an Aerospace & Defense Industry management consulting firm that over 25 years grew to some $100 million in annual revenue and over 800 employees; spearheading industry-changing innovations in competing for and managing U.S. Government contracts. During his tenure the company managed more than $360 billion in major program competitions.  After conducting a successful NASDAQ listed IPO in 1998 he served as Chairman & CEO for another ten years. The company was sold to private equity in 2008.

An accomplished public speaker and author, Mr. Myers is a nationally recognized thought leader on business competitiveness and is a frequent guest lecturer at the USC Marshall School of Business on entrepreneurship. He is a two time Air Force Veteran and a highly accomplished aviator.

Drew Bernstein

Drew Bernstein was appointed to our Board of Directors on June 9, 2009. Mr. Bernstein serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. Bernstein qualifies as an “audit committee financial expert” as defined in applicable SEC rules. Mr. Bernstein also serves as a member of our Compensation Committee.

In 1983, Mr. Bernstein co-founded Bernstein & Pinchuk LLP, now the managing member of Marcum Bernstein & Pinchuk (MarcumBP), a PCAOB-registered accounting firm headquartered in New York. Marcum is ranked within the top 15 firms by Inside Public Accounting and Accounting Today and the combined firm is one of the largest middle market accounting firms servicing China-based, US publicly traded companies. Mr. Bernstein’s early recognition of the global marketplace and his extensive work in the People’s Republic of China resulted in the rapid expansion of his firm’s services to that nation, where he has established local offices in Beijing, Shanghai, Hangzhou and Guangzhou, with coordinated services throughout the world. These offices are staffed with over 75 highly experienced SEC personnel dedicated to providing its clients services including audits and assurance, due diligence and transaction advisory. MarcumBP currently represents over 50 Chinese companies and many of the first and second tier investment banks. In addition, Mr. Bernstein’s diverse experience in retail, manufacturing, hospitality, pharmaceutical, professional practices, and real estate have contributed to the growth of the firm’s client base abroad. Mr. Bernstein serves as an accountant and business adviser worldwide, providing specialized auditing and accounting services to public and non-public companies throughout the United States, China, Europe, and Africa.

Mr. Bernstein also serves as independent director and audit committee chair for Orient Paper, Inc. (NYSE: ONP) and is a frequent speaker at industry, investment banking and university conferences. He is an active member of the board of directors and an officer of a prestigious foundation that was honored with the President’s Voluntary Action Award by the late President Ronald Reagan.

Mr. Bernstein received his B.S. degree from the University of Maryland Business School. He is licensed in the State of New York and other states and is a member of the AICPA, the NYSSCPA and the NSA. The Board of Directors concluded that Mr. Bernstein should continue serving as a director based upon his diversified financial, accounting and business expertise, including his extensive background in accounting and auditing services and his knowledge of the global marketplace.

Martyn D. Greenacre

Martyn D. Greenacre was appointed to our Board of Directors on December 8, 2011 and serves on the Audit Committee and Nominating and Governance Committee. Mr. Greenacre has served as Chairman of Life Mist Technologies, Inc. a privately-held fire suppression equipment company, since 2002. He previously was Chairman of the Board of BMP Sunstone Corporation, which was acquired by Sanofi-Aventis in February 2011. Mr. Greenacre also served as a director of Cephalon Inc., a biopharmaceutical company that was acquired by Teva Pharmaceutical Industries in October 2011, and Orchestra Therapeutics, an immuno-pharmaceutical company. He currently has the role of Chairman of the Board of Acusphere, Inc., a drug delivery company, and sits on the board of Curis, Inc., a biotechnology company. From 1997 to 2001, Mr. Greenacre served as Chief Executive Officer and director of Delsys Pharmaceutical Corporation, a formulation and drug delivery system company, where he helped raise more than $50 million in equity and partnership financing and formed three development partnerships with leading pharmaceutical companies. From 1993 to 1997, Mr. Greenacre served as President and Chief Executive Officer of Zynaxis Inc., a biopharmaceutical company, where he was responsible for a critical acquisition, divesting a non-performing business and negotiating a strategic merger. From 1989 to 1992, Mr. Greenacre was Chairman, Europe, SmithKline Beecham Pharmaceutical Company. He joined SmithKline & French in 1973, where he held positions of increasing responsibility in its European organization. Mr. Greenacre received a B.A. from Harvard College and an MBA from Harvard Business School. The Board of Directors has concluded that Mr. Greenacre should continue serving as a director based on his diversified board and management experience, particularly in the biotechnology field.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE THREE NOMINEES FOR CLASS I DIRECTORSHIPS AND THE NOMINEE FOR A CLASS III DIRECTORSHIP, AS IDENTIFIED ABOVE.

EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

The following table and related narrative sets forth certain information about the current executive officers (and certain other key officers) of our Company. There are no family relationships among any of our directors and executive officers.

Name	Age	Position
Robin L. Smith, M.D. (1)	49	Chief Executive Officer and Chairman of the Board
Stephen W. Potter (1)(2)	58	Executive Vice President
Robert Dickey IV (1)	58	Chief Financial Officer
Douglas W. Losordo, M.D. (1)	56	Chief Medical Officer
Andrew L. Pecora, M.D., F.A.C.P. (1)	56	Chief Visionary Officer of NeoStem, Chief Medical Officer of PCT and Chief Scientific Officer of Amorcyte
Robert A. Preti, Ph.D. (1)	57	President, PCT and Chief Scientific Officer of PCT and NeoStem
Catherine M. Vaczy (1)	53	General Counsel
Joseph Talamo (1)	45	Vice President, Corporate Controller and Chief Accounting Officer
Robert Dillman, M.D. (3)	67	Vice President, Oncology
David Schloss	55	Vice President, Human Resources

(1) Executive Officer

(2) Effective July 15, 2013, Mr. Potter was appointed to serve as the Company's Executive Vice President. Prior to his appointment as the Company's Executive Vice President, Mr. Potter had served from February 11, 2013 until July 15, 2013 as a member of the Company's Board of Directors and as a member of the Board's Nominating and Governance Committee. He resigned from the Board upon becoming Executive Vice President.

(3)
Dr. Dillman (CSC's Chief Medial Officer prior to the CSC Acquisition) entered into an offer letter of employment with the Company on May 5, 2014, providing for Dr. Dillman's appointment as NeoStem's VP, Oncology effective as of the Closing.

Biographical Information - Executive Officers and Other Key Employees

Robin L. Smith, M.D.

See the discussion under “Biographical Information - Directors Continuing in Office” above.

Stephen W. Potter

Stephen W. Potter was appointed the Company's Executive Vice President effective July 15, 2013. Prior to his appointment as our Executive Vice President, Mr. Potter had served from February 11, 2013 until July 15, 2013 as a member of Neostem's Board of Directors and Nominating and Governance Committee. He resigned from the Board upon becoming Executive Vice President. During 2011 and 2012, Mr. Potter served as Senior Vice President of Operations and Corporate Development for Osiris Therapeutics, Inc. During his tenure at Osiris, he worked as a member of the senior leadership that achieved approval of the first-ever stem cell drug therapy, Prochymal®. He was also responsible for the launch and overall management of the Bio-Surgery business unit as well as operational oversight for multiple functional areas including manufacturing, human resources, IT, legal, and business development. Prior to his tenure at Osiris, from 2006 through 2010, Mr. Potter served as Senior Vice President of Corporate and Business Development at Genzyme Corporation and as Vice President of Corporate and Business Development from 2000 through 2006. Over his ten years at Genzyme, he was the senior leader for its global corporate and business development team that provided strategic and transaction support, including support for many of Genyzme's cell therapy opportunities. Mr. Potter has also held positions at DuPont Pharmaceuticals, E.I. Dupont de Nemours and Company, Inc., and Booz Allen & Hamilton. Mr. Potter earned a B.S. from University of Massachusetts and an MBA from Harvard Business School.

Robert Dickey IV

Mr. Dickey has served since August 19, 2013 as NeoStem's Chief Financial Officer. He has over 15 years of management experience at life sciences companies, including positions as a CFO, COO and CEO and board member, following a career as an investment banker. He has specific expertise in financing, M&A, partnering/licensing transactions and project management, as well as international experience. Prior to Mr. Dickey joining NeoStem, he served Hemispherx Biopharma, Inc. (NYSE MKT: HEB) as Senior Vice President from June 2009- 2013. Hemispherx is a publicly-traded company involved in immune-modulatory therapies that is developing treatments for chronic fatigue syndrome and influenza. Prior to Hemispherx from 2007-2008, Mr. Dickey was Senior Vice President, Chief Financial Officer and Business Unit Manager at StemCyte, Inc., an umbilical cord stem cell therapeutics company. Other management experience includes leadership positions at Protarga, Inc., a company developing cancer therapies, and Locus Pharmaceuticals, a company involved in computational drug design. Previously, he spent 18 years as an investment banker, 14 of those at Lehman Brothers, with a background split between M&A and capital markets transactions across a variety of industries. He earned an M.B.A from The Wharton School, University of Pennsylvania, and an A.B. from Princeton University.

Douglas Losordo, M.D.

Dr. Losordo was appointed Chief Medical Officer of the Company effective August 5, 2013. Dr. Losordo served from 2006 to 2013 as a member of the Scientific Advisory Board of NeoStem and since 2012, he has served on the Scientific Advisory Board of The Stem For Life Foundation, the public charity devoted to raising public awareness of adult stem cell therapies and supporting adult stem cell research, development and storage. Dr. Losordo is a leader in cell therapy research and a renowned cardiologist. Prior to his appointment as the Company’s Chief Medical Officer, Dr. Losordo served as Vice President, New Therapies Development, Regenerative Medicine and Baxter Ventures at Baxter International from October 2011 through February 2013. He is an adjunct professor of medicine at Northwestern University in Chicago, Illinois. From 2006 through 2011, Dr. Losordo was the director of the Feinberg Cardiovascular Research Institute and the Eileen M. Foell Professor of Heart Research at Northwestern University’s School of Medicine and director of the Program in Cardiovascular Regenerative Medicine at Northwestern Memorial Hospital. From 2004 through 2006, he was a Professor of Medicine at Tufts University School of Medicine and Chief of Cardiovascular Research at St. Elizabeth’s Medical Center in Boston. He is board-certified in internal medicine, cardiovascular disease, and interventional cardiology. Dr. Losordo’s major research interests encompass angiogenesis/vasculogenesis, progenitor/adult stem cells, tissue repair/regeneration, and vascular biology. He received his medical degree from the University of Vermont.

Dr. Losordo is well regarded for his career-long efforts to develop novel therapeutics and as a scientist he obtained over $35 million in National Institutes of Health funding, for discovering and developing new therapeutic concepts in the laboratory, providing the basis for clinical studies. He has led first in human studies in multiple gene and adult stem cell therapies in patients with cardiovascular diseases, including therapies now in Phase 3 testing. He is a highly sought after speaker, having given over 200 international lectures. He is an associate editor of Circulation Research, the basic science journal of the American Heart Association and serves on the editorial boards of a number of scientific journals.

Andrew L. Pecora, M.D., F.A.C.P.

See the discussion under “Biographical Information - Director Nominees” above.

Robert A. Preti, Ph.D

Pursuant to an employment agreement that became effective on January 19, 2011, Dr. Preti serves as President of PCT. Dr. Preti also serves as Chief Scientific Officer of PCT and Chief Scientific Officer of NeoStem. Prior to our acquisition of PCT, Dr. Preti had served from 1999 to 2011 as President and Chief Scientific Officer for PCT, and as a member of PCT's Board of Managers.

Dr. Preti was Scientific Director of Hackensack University Medical Center's stem cell laboratory from 1996 - 1999. Prior to that, he served as director at the Clinical Services Division of the New York Blood Center from 1989 to 1996. He is one of the country's leading authorities on cell engineering and the principal investigator for a number of clinical trials relating to stem cell transplantation. He was a founding member and Treasurer of the International Society for Hematotherapy and Graft Engineering and served for 10 years on its Executive Committee and Board of Directors. He is now representing Cellular Therapy as a Director of the American Association of Blood Banks. Dr. Preti has authored numerous papers in the field and has been invited to speak at national and international meetings relating to the manufacturing, regulatory and quality aspects of cell therapy and regenerative medicine. In addition to having served as an inspector for the Foundation for Accreditation of Cellular Therapy, Dr. Preti also serves on professional and state committees charged with the development of regulations for cellular therapy. Dr. Preti received his Doctor of Philosophy degree from New York University, graduating with distinction. During his tenure at NYU, Dr. Preti studied and received his degrees in Cellular Biology, with a specialty in hematology, studying erythropoiesis under the mentorship of Albert S. Gordon, PhD. Immediately following his graduate work, Dr. Preti joined Marrow Tech, Inc. (which later became

Advanced Tissue Sciences) where he served as Group Leader in the development Marrow Tech's proprietary three-dimensional, matrix-based hematopoietic culture system for ex vivo expansion of bone marrow stem cells.

Catherine M. Vaczy

Ms. Vaczy has served as the Company's Vice President, legal and General Counsel since 2005. Commencing in 2014, she serves as the Company's General Counsel. She is a senior business executive and counsel with over 20 years of leadership experience in the biotechnology industry. From 1997 to 2003, she held senior positions at ImClone Systems Incorporated, a publicly traded company developing a portfolio of targeted biologic treatments to address the medical needs of patients with a variety of cancers, most recently as its vice president, legal, and associate general counsel. While at ImClone, Ms. Vaczy served as a key advisor in the day-to-day operation of the company and helped forge a number of important strategic alliances, including a $1 billion co-development agreement for Erbitux®, the company’s targeted therapy approved for the treatment of metastatic colorectal and head and neck cancers. ImClone was acquired by Eli Lilly and Company (NYSE: LLY) in 2006. From 1988 through 1996, Ms. Vaczy served as a corporate attorney advising clients in the life science and technology sectors at the New York City law firm of Ross and Hardies. Ms. Vaczy serves on the board of trustees of The Stem for Life Foundation where she also oversees the Foundation’s Student Ambassador Program. She is a member of The Union League Club of New York. Ms. Vaczy received a B.A. degree from Boston College and a J.D. degree from St. John’s University School of Law.

Joseph Talamo

Joseph Talamo has been NeoStem's Vice President, Corporate Controller and Chief Accounting Officer since June 2011. From 1996 to 2010, Mr. Talamo held various senior positions at OSI Pharmaceuticals, Inc. (“OSI”), a publicly-traded biopharmaceutical company focused on discovering, developing and commercializing products for the treatment of cancer, diabetes and obesity, and most recently served as its Vice President and Corporate Controller from 2006 to 2010 and its Corporate Controller from 2002 to 2006. While at OSI, Mr. Talamo helped build the accounting and finance infrastructure to support the clinical development and commercial launch of Tarceva®, OSI's targeted therapy approved for the treatment of patients with non-small cell lung cancer and pancreatic cancer. Prior to OSI, Mr. Talamo worked at Bristol-Myers Squibb from 1995 to 1996 in the Financial Reporting and Consolidations Group, and at KPMG from 1993 to 1995 in the Health Care and Life Sciences Audit Group. Mr. Talamo also serves as Treasurer of the Stem For Life Foundation, since 2012. Mr. Talamo also served as Treasurer of the OSI Pharmaceuticals Foundation from 2008 to 2010. Mr. Talamo received a Bachelor of Business Administration in Accounting from Hofstra University in 1991, and a Master of Business Administration in Finance from Hofstra University in 1999. Mr. Talamo is a certified public accountant in the State of New York.

Robert Dillman, M.D.

Robert Dillman, M.D. has served as NeoStem's VP, Oncology since the Closing of the CSC Acquisition in May 2014. Prior to our acquisition of CSC, Dr. Dillman had served from 2011 to 2014 as the Chief Medical Officer of CSC. Dr. Dillman has served as the Executive Medical Director of the Hoag Hospital Institute for Research and Education, in Newport Beach, California, a position he has held since 2011. Prior to this position he served as Executive Medical Director of the Hoag Family Cancer Institute from 2008-2011, and was Medical Director of the Hoag Cancer Center from 1989-2008. He has also served as a Clinical Professor of Medicine at the University of California, Irvine (“UCI”) since 1989. Dr. Dillman chaired the Cancer Biotherapy Research Group from 1990 to 2002, and is a past President and board Member of the International Society for Immunotherapy of Cancer. Dr.Dillman has directed a cell biology research laboratory focused on patient-specific cell therapies for more than 20 years. He is an internationally recognized leader in cancer immunotherapy approaches, including monoclonal antibodies, adoptive cell therapies, IL-2, and cancer vaccines. He has authored more than 300 medical publications and is recognized internationally for his work in lung cancer, lymphoma, Chronic Lymphocytic Leukemia (CLL), melanoma, and kidney cancers. He was the first physician in Orange County, California to be selected as one of the Best Doctors in America in Hematology and/or Oncology. In 2006, Dr. Dillman was named Orange County Physician of the Year by the Orange County Medical Association. In 2008, he received Hoag Hospital’s first endowed chair, the Grace E. Hoag Endowed Chair of Oncology and in 2010, he became one of only five recipients in the world to receive the Distinguished Service Award from the Society for Immunotherapy of Cancer. Dr. Dillman received his undergraduate degree from Stanford University and medical degree from Baylor College of Medicine. He also completed both his internship and residency in Internal Medicine at Baylor College of Medicine, and served as a Chief Resident. He completed his fellowship in Hematology/Oncology at University of California, San Diego Medical Center.

David Schloss

Mr. Schloss, a senior human resources executive and former attorney with over 20 years of leadership experience, joined NeoStem in 2014 as Vice President, Human Resources. At the company, Mr. Schloss is responsible for the development and delivery of compensation; benefits; organizational design and development; recruitment; and employee relations.

Mr. Schloss comes to NeoStem with a strong resume of experience in the pharmaceutical and biotechnology industries. Prior to joining NeoStem, he served as SVP, Human Resources with PLUS Diagnostics (acquired by Miraca Life Sciences). Prior to PLUS Diagnostics, Mr. Schloss led human resources from 2011- 2012 for OraPharma, a private equity owned specialty pharmaceutical company focused on oral health care. Mr. Schloss helped grow the company and was instrumental in its acquisition and integration by Valeant Pharmaceuticals International. Prior to OraPharma, from 2009-2011, Mr. Schloss was Vice President, Human Resources for Eurand Pharmaceuticals, a publicly traded specialty pharmaceutical company based in Italy that develops, manufactures and commercializes pharmaceutical and biopharmaceutical products. While with Eurand, Mr. Schloss helped build the commercial organization that launched Zenpep® for the treatment of exocrine pancreatic insufficiency in patients with cystic fibrosis. Eurand was acquired by Aptalis in 2011.

From 2007-2009, Mr. Schloss led human resources for ImClone Systems, a fully integrated global biopharmaceutical company, engaged in the development and commercialization of a portfolio of targeted biological oncology treatments. He also led ImClone System’s human resources through its acquisition by Eli Lilly in 2008. Additionally, Mr. Schloss spent 17 years with GlaxoSmithKline in a number of senior level HR roles across the US and internationally.

Before beginning his career in human resources, Mr. Schloss was an attorney practicing in the representation of management in all phases of labor relations and employment law. He earned a BA from Clark University and a J.D. from the University of Miami School of Law. He currently serves on the Pennsylvania Advisory Board of the Devereux Foundation, a leading nonprofit behavioral health organization that provides support and services to children and adults with intellectual, emotional, developmental, and behavioral challenges.

GOVERNANCE OF NEOSTEM, INC.

Director Independence

NeoStem's current Board members consist of Dr. Smith, Dr. Pecora, Mr. Berman, Mr. Myers, Mr. Bernstein, Mr. Wei, Mr. Greenacre and Mr. Klosk. The Board of Directors has determined that Messrs. Myers, Berman, Bernstein, Greenacre, Wei and Klosk are independent applying the definition of independence under the listing standards of NASDAQ and SEC regulations.

Board Leadership Structure and Role in Risk Oversight

Our Chief Executive Officer currently also serves as the Chairman of the Board. Our Chairman of the Board, when present, presides over all meetings of our Board of Directors. Steven Myers serves as our lead independent director. The lead independent director coordinates the activities of the independent directors, coordinates with the chief executive officer and corporate secretary to set the agenda for Board meetings, chairs executive sessions of the independent directors, and performs any other duties assigned from time to time by the Board. We believe this leadership structure is appropriate for our Company at this time because (1) of our size, (2) of the size of our Board, (3) our Chief Executive Officer is responsible for our day-to-day operation and implementing our strategy, and (4) discussion of developments in our business and financial condition and results of operations are important parts of the discussion at Board meetings and it makes sense for our Chief Executive Officer to chair those discussions.

Our Board of Directors oversees our risk management. This oversight is administered primarily through the following:

•
The Board's review and approval of our business plans and budget (prepared and presented to the Board by the Chief Executive Officer and other management), including the projected opportunities and challenges facing our business;

•	At least quarterly review of our business developments, business plan implementation and financial results;

•
Our Audit Committee's oversight of our internal controls over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of our internal controls and financial reporting; and

•	Our Compensation Committee's review and recommendations to the Board regarding our executive officer compensation and its relationship to our business plans.

Committees

Our Board of Directors has established (i) an Audit Committee, (ii) a Compensation Committee and (iii) a Nominating and Governance Committee. Each Committee has only independent directors as members.

Audit Committee

The Audit Committee consists of four directors: Messrs. Bernstein (chairman), Myers, Greenacre and Berman. Each member of the committee is independent applying the definition of independence under the listing standards of NASDAQ and SEC regulations. The Audit Committee meets at least four times during the year. The Board has determined that Mr. Bernstein qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K.

Pursuant to the terms of the Audit Committee charter, our Audit Committee is required to consist of at least three of our “independent” directors and shall serve at the pleasure of the Board of Directors. An “independent” director is defined as an individual who (a) is not our officer or salaried employee or an affiliate, (b) does not have any relationship that, in the opinion of the Board of Directors, would interfere with his or her exercise of independent judgment as an Audit Committee member, (c) meets the independence requirements of the SEC and NASDAQ and (d) except as permitted by the SEC and NASDAQ, does not accept any consulting, advisory or other compensatory fee from us.

The Audit Committee has a charter that requires the committee to oversee our accounting and financial reporting process, our system of internal controls regarding finance, accounting, legal compliance and ethics, and the audits of our financial statements, a current copy of which charter is available to stockholders on our website, www.neostem.com. The primary duties of the Audit Committee consist of, among other things:

•	serving as an independent and objective party to monitor our financial reporting process, internal control system and disclosure control system;

•	reviewing and appraising the audit efforts of our independent accountants;

•
assuming direct responsibility for the appointment, compensation, retention and oversight of the work of the outside auditors and for the resolution of disputes between the outside auditors and our management regarding financial reporting issues;

•	providing an open avenue of communication among the independent accountants, financial and senior management and the Board; and

•	reviewing and approving all related party transactions.

Statement of Audit Committee

The Audit Committee of the Board offers this statement regarding NeoStem's audited consolidated financial statements contained in its annual report on Form 10-K for the year ended December 31, 2013 and regarding certain matters with respect to Grant Thornton LLP, NeoStem's independent registered public accounting firm for the fiscal year ended December 31, 2013. This statement shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing with the Securities and Exchange Commission by NeoStem, except to the extent that NeoStem specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the Securities and Exchange Commission.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2013 with management. The Audit Committee has discussed with NeoStem's independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from NeoStem's independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence with respect to NeoStem. Based on the review and discussions referred to above, the Audit Committee recommended to NeoStem's Board of Directors that the audited consolidated financial statements be included in NeoStem's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors of NeoStem, Inc.

Drew Bernstein, Chairman
Steven S. Myers
Richard Berman
Martyn D. Greenacre

Compensation Committee

Our Compensation Committee consists of three directors: Messrs. Berman (chairman), Myers and Bernstein. Each such member of the Compensation Committee is independent applying the definition of independence under the listing standards of NASDAQ and SEC regulations. The Compensation Committee meets at least two times during each year.

Each member of our Compensation Committee must (i) be one of our independent directors satisfying the independence requirements of NASDAQ and other applicable regulatory requirements; (ii) qualify as an “outside director” under Section 162(m) of the Internal Revenue Code, as amended; and (iii) meet the requirements of a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. Except as permitted by NASDAQ, members of the Compensation Committee must not accept any consulting, advisory or other compensatory fee from us or any of our subsidiaries.

The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and specifically determines and approves all executive officer compensation.

We have adopted a Compensation Committee charter which outlines the Compensation Committee's primary duties which are to:

•
evaluate the performance of the Chief Executive Officer in light of our goals and objectives and determine the Chief Executive Officer's compensation based on this evaluation and such other factors as the Committee shall deem appropriate;

•	determine and approve all executive officer compensation;

•	approve the aggregate amounts and methodology for determination of all salary, bonus, and long-term incentive awards for all employees other than executive officers;

•	review and recommend equity-based compensation plans to the full Board of Directors and approve all grants and awards thereunder;

•
review and approve changes to our equity-based compensation plans other than those changes that require stockholder approval under the plans, the requirements of NASDAQ or any exchange on which our securities may be listed and/or any applicable law;

•
review and recommend to the full Board changes to our equity-based compensation plans that require stockholder approval under the plans, the requirements of NASDAQ or any exchange on which our securities may be listed and/or any applicable law;

•	review and approve changes in our retirement, health, welfare and other benefit programs that result in a material change in costs or the benefit levels provided;

•	administer our equity-based compensation plans; and

•	approve, as required by applicable law, the annual Committee report on executive compensation (if required) for inclusion in our proxy statement.

The Compensation committee has the authority, in its sole discretion, to retain or obtain advice from compensation consultants, independent legal counsel and other advisers, and is directly responsible for the retention, termination, compensation and oversight of the work of any such consultant, counsel or other adviser. In selecting a consultant, counsel or other adviser, the Compensation Committee must, as required by NASDAQ rules, take into consideration all factors relevant to such person's independence from management, including all factors that NASDAQ identifies in its listing standards.

A current copy of the Compensation Committee charter is available to stockholders on our website, www.neostem.com. The Compensation Committee may form and delegate its authority to subcommittees as appropriate. Additionally, the Chief Executive Officer may make recommendations to the Compensation Committee relating to executive and director compensation, but consistent with NASDAQ rules, she may not be present during deliberations or voting regarding her own compensation.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of two directors: Messrs. Myers (chairman) and Greenacre. The Nominating and Governance Committee is empowered by the Board of Directors to recommend to the Board of Directors qualified individuals to serve on our Board of Directors and to identify the manner in which the Nominating and Governance Committee evaluates nominees recommended for the Board. All members of the Nominating and Governance Committee of the Board of Directors have been determined to be independent pursuant to NASDAQ rules and SEC regulations. Our Board of Directors has adopted a Nominating and Governance Committee charter to govern the Nominating and Governance Committee, a current copy of which is available to stockholders on our website, www.neostem.com.

Qualifications for Board Membership

The charter and guidelines developed by the Nominating and Governance Committee describe the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee, among other factors listed in the Committee's guidelines:

••	should possess the highest personal and professional standards of integrity and ethical values;

•	must be committed to promoting and enhancing the long term value of our Company for our stockholders;

•
should not have any interests that would materially impair his or her ability to (i) exercise independent judgment or (ii) otherwise discharge the fiduciary duties owed as a director to our Company and our stockholders;

•
must have demonstrated achievement in one of more fields of business, professional, governmental, community, scientific or educational endeavor, and possess mature and objective business judgment and expertise;

•	must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to ours;

•	must have adequate time to devote to the Board of Directors and its committees; and

•	is expected to have sound judgment, derived from management or policy-making experience that demonstrates an ability to function effectively in an oversight role.

Diversity Considerations in Director Nominations

We do not have a formal diversity policy. We believe our Board of Directors represents a collection of individuals with a variety of complementary skills which, as a group, possess the appropriate skills and experience to oversee our Company's business. Our directors come from diverse backgrounds including medicine, accounting, private equity, and management of pharmaceutical and healthcare-related companies, including cell therapy.

The charter of our Nominating and Governance Committee provides that “each nominee will be considered both on his or her individual merits and in relation to existing or other potential members of the Board, with a view to establishing a well-rounded, diverse, knowledgeable, and experienced Board.” In accordance with the mission set out in its charter, our Nominating and Governance Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of our Board. As part of its evaluation of each candidate, our Nominating and Governance Committee takes into account how that candidate's background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

Nominating and Governance Committee Procedures

Our Board of Directors believes we are well-served by our current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board of Directors membership, the Board of Directors will re-nominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, if a vacancy on the Board of Directors occurs between annual stockholder meetings or if our Board of Directors believes it is in our best interests to expand its size, the Board of Directors may seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Nominees for director must be discussed by the full Board of Directors and approved for nomination by the affirmative vote of a majority of our Board of Directors, including the affirmative vote of a majority of the independent directors. Four of our directors, Dr. Smith, Mr. Berman, Mr. Wei and Dr. Pecora, were originally nominated in 2006, 2006, 2009 and 2011, respectively, pursuant to certain contractual rights.

The Nominating and Governance Committee assists the Board of Directors by identifying qualified candidates for director and recommends to the Board of Directors the director nominees for the annual meeting of stockholders. The Board of Directors will conduct a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual's willingness to serve and other background information. This information is evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Board of Directors will determine which nominee(s) to include in the slate of candidates that the Board of Directors recommends for election at each annual meeting of our stockholders.

Procedures for Considering Nominations Made by Stockholders

The Nominating and Governance Committee's charter and guidelines describe procedures for nominations to be submitted by stockholders, other than candidates who have previously served on the Board of Directors or who are recommended by the Board of Directors. The guidelines state that a nomination must be delivered to our Secretary at our principal executive offices not later than the 120th day prior to the date of the proxy statement for the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days after the anniversary date of the annual meeting, notice to be timely must be so delivered a reasonable time in advance of the mailing of our proxy statement for the annual meeting for the current year. The guidelines require a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director, among other things: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director it elected) and (b) information that will enable the Nominating and Governance Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter and the guidelines for director candidates.

There will be no differences in the manner in which our Board of Directors evaluates nominees recommended by stockholders and nominees recommended by the Board of Directors or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board of Directors.

Other Board Committees

The Board also maintains the following additional committees:

Finance Committee: The Finance Committee is authorized to make determinations from time to time with respect to the Company's financial matters, including with respect to the Company's operating budget, capital raising activities, and related matters.

Mergers and Acquisitions Committee: The Mergers and Acquisitions Committee is authorized to make determinations from time to time with respect to the Company's M&A and strategic activities and related matters.

Stockholder Communications

Our Board of Directors has established a procedure that enables stockholders to communicate in writing with members of the Board of Directors. Any such communication should be addressed to our Secretary and should be sent to such individual c/o NeoStem, Inc. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board of Directors, upon our Secretary's receipt of such a communication, a copy of such communication will be sent to each member of the Board of Directors, identifying it as a communication received from a stockholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board of Directors held more than two days after such communication has been distributed, the Board of Directors will consider the substance of any such communication.

Board and Committee Meeting Attendance

During the year ended December 31, 2013, our Board of Directors held eleven meetings, our Audit Committee held five meetings; our Compensation Committee held three meetings and our Nominating and Governance Committee formally held two meetings. Our Board of Directors, our Audit Committee, our Compensation Committee and our Nominating and Governance Committee each took additional actions by written consent. Each director attended (or participated by telephone in) at least 75% of the total number of meetings of the Board and committees on which he or she served.

Director Attendance at Annual Meetings

Board members are provided with the date, time and place information for the Company's annual meeting so that they may attend if they wish. Three incumbent Board members attended the Company's annual meeting held in 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company's directors, certain officers of the Company, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports that they file.

Based solely on a review of (i) Forms 3 and 4 and amendments thereto furnished to the Company during 2013, (ii) any Forms 5 and amendments thereto furnished to the Company with respect to 2013, and (iii) any written representations that no Form 5 was required, the Company believes that all such parties subject to the reporting requirements of Section 16(a) filed on a timely basis all such reports required during and with respect to the fiscal year ended December 31, 2013, except that Andrew Pecora inadvertently filed one late Form 4.

CODE OF ETHICS

We have adopted a code of ethics that applies to our directors, officers and employees, except to our Chief Executive Officer, Chief Financial Officer, and any principal accounting officer, controller, or persons performing similar functions (“Senior Financial Officers”), who are subject to a separate code of ethics. Both codes of ethics are available on our website, www.neostem.com. Our Code of Ethics for Senior Financial Officers is filed as Exhibit 14.1 to our Annual Report on Form 10-K for the year ended December 31, 2010.

PROPOSAL 2
APPROVAL OF THE ISSUANCE OF SHARES OF NEOSTEM COMMON STOCK IN CONNECTION WITH MILESTONE PAYMENTS THAT MAY BECOME PAYABLE IN THE FUTURE TO FORMER SECURITYHOLDERS OF CALIFORNIA STEM CELL, INC., IN ACCORDANCE WITH THE MARKETPLACE RULES OF THE NASDAQ STOCK MARKET

Background of the Proposal
Our acquisition of California Stem Cell, Inc. (the “CSC Acquisition”) was consummated on May 8, 2014 (the “Closing”). The terms of the CSC Acquisition require us to pay certain Milestone Payments (as defined and described below) to the former securityholders of CSC upon achievement of certain milestones related to the development of the CSC business after the Closing. The Milestone Payments may be paid, at our option, in cash or in stock. We are submitting this Proposal 2 to you in order to obtain the requisite stockholder authorization in accordance with NASDAQ Marketplace Rules so that we may make the Milestone Payments in shares of our common stock, if we so choose, as more fully described below. Although the proposal to approve the issuance of shares of our common stock to make Milestone Payments that become payable to the former securityholders of CSC is related to the CSC Acquisition, you will not be voting to approve the CSC Acquisition, because it has already been completed. Your vote only relates to whether any Milestone Payments, which may become due, are made only in cash, or whether the Company has the flexibility to make such payments in cash or stock. We believe an understanding of the CSC Acquisition is necessary, however, in order to make an informed voting decision with respect to this Proposal 2. See the discussion set forth under the caption “California Stem Cell Acquisition” below.
Terms of California Stem Cell Acquisition
General
As previously reported, on April 11, 2014, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with California Stem Cell, Inc., a Delaware corporation (“CSC”), NBS Acquisition Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of NeoStem (“Subco”), NBS Acquisition Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of NeoStem (“Subco II”), and Jason Livingston, solely in his capacity as CSC stockholder representative (together with his permitted successors, the “CSC Representative”). At Closing, Fortis Advisors LLC succeeded to the duties of the CSC Representative pursuant to the Merger Agreement.
The CSC Acquisition closed on May 8, 2014, at which time (1) Subco was merged with and into CSC and (2) CSC was then merged with and into Subco II, with Subco II surviving the mergers as a wholly-owned subsidiary of NeoStem. At Closing, Subco II changed its legal name to NeoStem Oncology, LLC. In this Proxy Statement and in the documents incorporated by reference herein, we sometimes use the terms “Targeted Immunotherapy Program” or “CSC” to refer to the business operations we acquired in the CSC Acquisition, which now constitute our Targeted Immunotherapy Program operating division.
Aggregate Merger Consideration
Pursuant to the terms of the Merger Agreement, at the Closing all shares of CSC common stock and CSC preferred stock outstanding immediately prior to the Closing, were canceled and converted into the right to receive, in the aggregate (and giving effect to the liquidation preferences accorded to the CSC preferred stock):

(1)	An aggregate of 5,329,593 shares of NeoStem common stock (subject to payment of nominal cash in lieu of fractional shares) (the “Closing Merger Consideration”).

(2)
If earned after the Closing, certain milestone payments in an amount of up to $90 million in the aggregate, payable in shares of NeoStem common stock or cash, in our sole discretion, in the event of the successful completion of certain milestone events (each a “Milestone”) in connection with the CSC business acquired by us (the “Milestone Payments”, and together with the Closing Merger Consideration, the “Merger Consideration”). The Milestone Payments that may become payable after Closing (including the relevant payment procedures) are described in greater particularity under the caption “Mechanics of Milestone Payments” below.

The merger consideration as provided in the Merger Agreement was negotiated at arms’ length between the parties.

Payment of Closing Merger Consideration

In accordance with the Merger Agreement, at the Closing and following payment by us of CSC's current transaction expenses in an aggregate amount of $1.8 million, we issued the shares of our common stock constituting the Closing Merger Consideration, subject to payment of nominal cash in lieu of fractional shares, as follows (and giving effect to the liquidation preferences accorded to the CSC Preferred Stock):

•	3,744,740 shares of our restricted common stock were distributed to the former holders of CSC common stock and CSC preferred stock, following compliance with letter of transmittal procedures.

•
1,332,399 shares of our restricted common stock (the “Escrow Amount”) were deposited with the escrow agent, who is initially our transfer agent (the “Escrow Agent”), to be held on behalf of the former CSC securityholders for a period of 15 months.

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252,454 shares of NeoStem restricted common stock (the “CSC Expenses Escrow Amount”) were deposited with the Escrow Agent, to be held on behalf of the former CSC securityholders for a period of 12 months.

Escrow Agreement

In accordance with the Merger Agreement, we have deposited the shares of our common stock constituting the Escrow Amount and the CSC Expenses Escrow Amount with the Escrow Agent for eventual distribution to the former CSC securityholders (subject to adjustment following the Closing in connection with any indemnification claims, all in accordance with the Merger Agreement). Pursuant to the Escrow Agreement entered into at Closing by and among us, CSC, the CSC Representative and the Escrow Agent (the “Escrow Agreement”), the escrow of the Escrow Amount and the CSC Expenses Escrow Amount will continue from Closing until the 15-month anniversary of the Closing and the 12-month anniversary of the Closing, respectively. The amount of shares ultimately released from escrow to the former CSC Securityholders may (i) in the case of the Escrow Amount, be less than the full Escrow Amount to the extent any portion thereof is required to be applied to cover indemnification claims and (ii) in the case of the CSC Expenses Escrow Amount, be less than the full CSC Expenses Escrow Amount in the event that 50% of the amount of certain offsetting funds received by CSC in the 12 months after Closing from the license of CSC technology, pursuant to grant programs on account of CSC technology or pursuant to donations related to any of CSC’s clinical programs (“CSC Expenses Offset Payments”) does not equal at least $1.8 million, in each case in accordance with the terms of the Merger Agreement. The terms of the escrow arrangements covering the escrowed portions of the Closing Merger Consideration are described in greater particularity in our Current Report on Form 8-K filed on April 14, 2014 under the caption “Aggregate Merger Consideration - Escrow Agreement,” which discussion is incorporated herein by reference. The foregoing description of the Escrow Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Escrow Agreement, which is filed as Exhibit 10.1 to our Current Report on Form 8-K dated May 8, 2014.

Mechanics of Milestone Payments
Subject to the terms and conditions of the Merger Agreement, upon the achievement of each of the milestones specified below, we will be required to pay to the former CSC securityholders the Milestone Payment specified:

Milestone	Dollar Amount of Milestone Payment (payable in stock or cash, in NeoStem's discretion)
Completion of enrollment in the Phase III Trial of the DC/TC Oncology Product for melanoma	$7,500,000
FDA approval of a BLA for the DC/TC Oncology Product in the United States for melanoma, provided that in the event that this Milestone is achieved prior to the achievement of Milestone 1, the Milestone Payment in connection with Milestone 1 shall also be accelerated unless the FDA requires the completion of enrollment in the Phase III Trial of the DC/TC Oncology Product for melanoma	$10,000,000
Approval by the relevant Governmental Authority for the marketing of the DC/TC Oncology Product in the European Union	$5,000,000
Completion of enrollment in the Phase II Trial of the DC/TC Oncology Product for a second DC/TC Oncology Product indication	$2,500,000
Completion of enrollment in the Phase III Trial of the DC/TC Oncology Product for a second DC/TC Oncology Product indication	$2,500,000
FDA approval of a BLA, or BLA supplement, for the DC/TC Oncology Product for a second DC/TC Oncology Product indication	$5,000,000
FDA approval of an additional BLA, or BLA supplement, for the DC/TC Oncology Product for other clinical indications not covered in Milestones 1 through 6 (not to exceed 3 additional clinical indications)
$2,500,000 (per approval), up to $7,500,000 in the aggregate
Royalties payable from sales of a dermatological serum based on a CSC Serum Program	Royalty of 35% on net profit arising from such sales up to a total payment of $50,000,000

Each Milestone Payment shall be payable only once, upon the first occurrence of the applicable Milestone. We are required to notify the CSC Representative or make a public announcement within five business days of the achievement of a Milestone (the “Milestone Announcement Date”). We may pay each Milestone Payment in cash, shares of our common stock or a combination thereof, in our sole discretion. Shares of our common stock included in a Milestone Payment shall be valued at the Parent Share Value as of the relevant Milestone Announcement Date. For purposes of the Merger Agreement, “Parent Share Value” means the volume weighted average of the closing prices of sales of our common stock on NASDAQ for the 5 trading days ending on the trading day prior to the relevant Milestone Announcement Date.
The Merger Agreement provides that in the event that we are to make a Milestone Payment in the form of our common stock, it shall be a condition to our obligation to make such Milestone Payment that we shall have obtained all approvals of our stockholders as may be required to be obtained (including pursuant to NASDAQ Listing Rules). The Merger Agreement further provides that notwithstanding our discretion to pay each Milestone Payment in cash, shares or a combination thereof, in no event shall any amount of any Milestone Payment be made in cash, and instead shall be paid in shares of our common stock, if the amount of cash paid in respect of such milestone payment, together with any cash consideration previously paid in connection with the acquisition, would exceed 60% of the total consideration paid by us in respect of the CSC securities through and including the Milestone Payment.
Need for Stockholder Approval
Our common stock is listed on the NASDAQ Capital Market, and we are subject to the NASDAQ listing standards set forth in its Marketplace Rules. Although we were not required to obtain stockholder approval in connection with the issuance of the Closing Merger Consideration because the shares of our common stock issued at Closing constituted less than 20% of our outstanding shares, we are required under Marketplace Rule 5635(a) to seek stockholder approval for the issuance of shares of common stock in connection with the Milestone Payments as further described below.
NASDAQ Marketplace Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company, including pursuant to an “earn-out” or similar provision, where due to the present or potential issuance of common stock (or securities convertible into or exercisable for common stock), other than a public offering for cash, the common stock to be issued (a) is or will be in excess of 20% of the outstanding common stock prior to the issuance or (b) constitutes voting power in excess of 20% of the outstanding voting power prior to the issuance. The Closing Merger Consideration that we have already issued to former CSC securityholders (including shares deposited for their benefit into escrow) did not constitute more than 20% of our total shares of common stock outstanding, so we were not required to obtain stockholder approval for the issuance of these shares. The Closing Merger Consideration constituted an amount of our common stock equivalent to approximately 18.6% of our outstanding common stock as of the April 11, 2014 execution date of the Merger Agreement. The issuance of additional shares of common stock to former CSC securityholders in connection with the Milestone Payments would be aggregated with the shares we issued as Closing Merger Consideration for purposes of NASDAQ Marketplace Rule 5635(a). Accordingly, issuing more than approximately 396,389 additional shares of common stock as Milestone Payments to the former CSC securityholders may result in the aggregate number of shares issued by us in connection with the CSC Acquisition exceeding 20% of our total shares outstanding prior to the CSC Acquisition. Therefore, we are requesting stockholder approval for Proposal 2 under this NASDAQ listing standard to ensure that we have stockholder approval to issue shares of common stock as Milestone Payments to the extent that any such shares issued, when aggregated with shares previously issued in connection with the CSC Acquisition, exceed 20% of our common stock outstanding prior to the CSC Acquisition.
Pursuant to the Merger Agreement, we agreed to seek stockholder approval at our stockholders meeting next following the execution of the Merger Agreement for the possible issuance of shares of NeoStem common stock pursuant to the Merger Agreement in excess of 19.99% of our outstanding shares. We further agreed, in the event this proposal is not approved, to solicit such approval at each succeeding annual meeting until all Milestones are incapable of fulfillment.
Pursuant to the Marketplace Rules of the NASDAQ Stock Market, the 5,329,593 shares issued as Closing Merger Consideration to the former CSC securityholders are not entitled to vote on this Proposal 2 and are not counted in determining votes cast for purposes of this Proposal 2.
Certain Consequences if Proposal 2 is Approved
If this Proposal 2 is approved and we obtain stockholder authorization to issue in connection with the CSC Acquisition common stock in excess of 20% of our outstanding shares, and (i) assuming all $90 million of Milestone Payments were to become payable and we elected to pay all such Milestone Payments in shares of our common stock, and (ii) further assuming a market price of $6.21, based on the closing price of our common stock on August 18, 2014, then, we would issue to the former securityholders of CSC in connection with such Milestone Payments an aggregate of 14,492,754 shares of our common stock, or approximately 41.0% of our outstanding shares as of August 18, 2014. The actual number of shares that may become issuable as Milestone Payments will depend on multiple factors including the Milestones that are actually achieved, the amount of the corresponding Milestone Payments that we elect to pay in shares of our common stock, and the market price of our common stock at the time that we pay the corresponding Milestone Payment in shares of our common stock. For purposes of the Milestone Payments, our common stock will be valued at the volume weighted average of the closing prices of sales of our common stock on NASDAQ for the 5 trading days ending on the trading day prior to the relevant Milestone Announcement Date. While we believe that having the ability to pay Milestone Payments in shares of common stock offers benefits to the Company and its stockholders, including conservation of cash, the payment of Milestone Payments in shares of common stock may cause substantial dilution to the equity interest of our current stockholders.
Certain Consequences if Proposal 2 is Not Approved
If this Proposal 2 is not approved by the stockholders, pursuant to the Merger Agreement, we will be required to present this proposal for approval by our stockholders at every succeeding annual meeting until all Milestones are incapable of fulfillment or the proposal is approved. In addition, we would not be able to make Milestone Payments in shares of common stock to the extent Milestones are achieved resulting in payments aggregating to a 20% stock issuance in connection with the CSC Acquisition without our having attained stockholder authorization to issue more than 20% of our outstanding common stock in connection with the CSC Acquisition. Further, the Merger Agreement requires us to pay no more than 60% of the total consideration for the CSC Acquisition in cash. In the event we do not have stockholder authorization to pay the Milestone Payments in common stock, and we instead elected to make Milestone Payments in cash aggregating to 60% of the aggregate transaction consideration, we may be prohibited from paying the remainder of any Milestone Payments as contemplated to be paid by us pursuant to the Merger Agreement.
Description of the Common Stock That May Be Issued In Connection With Milestone Payments
The following summary description of the material features of our common stock is qualified in its entirety by reference to the applicable provisions of Delaware law, and also by reference to our amended and restated certificate of incorporation, as amended, our bylaws, and the instruments governing our securities that are exercisable for or convertible into shares of our common stock, which are on file with the Securities and Exchange Commission.
General; Shares Outstanding

Our common stock is listed on the NASDAQ Capital Market under the trading symbol “NBS”. We are authorized to issue 500,000,000 shares of common stock pursuant to our amended and restated certificate of incorporation. As of August 18, 2014, there were 35,313,629 shares of our common stock outstanding. Additionally, on such date we had outstanding options to purchase an aggregate of 4,506,157 shares of our common stock at a weighted average price of $9.41 per share and outstanding warrants to purchase an aggregate of 3,555,956 shares of our common stock at a weighted average price of $14.13 per share. On August 18, 2014, the closing sale price of a share of our common stock as reported on NASDAQ was $6.21.
Par Value
The par value of our common stock is $0.001 per share.
Voting Rights
Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters on which our stockholders are entitled or permitted to vote. Holders of our common stock are not entitled to cumulative voting rights.
Dividends and Dividend Policy; Liquidation Rights

We have never paid any cash dividends on our common stock. The holders of our common stock are each entitled to receive dividends when and if declared by the board of directors out of funds legally available therefor, subject to the terms of any outstanding series of preferred stock. We intend to retain any future earnings to fund the development and growth of our business, and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Upon liquidation or dissolution, holders of our common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of any outstanding preferred stock.

Rights and Preferences
Holders of our common stock have no redemption, conversion or preemptive rights. The rights, preferences and privileges of the holders of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock currently outstanding or that we may designate in the future.
Fully Paid and Nonassessable
The shares of common stock that may be issued as in connection with the Milestone Payments will be fully paid and nonassessable.
Holders
As of August 18, 2014 there were approximately [__] holders of record of our common stock (which does not include beneficial owners for whom Cede & Co. or others act as nominees).
Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws. Our amended and restated certificate of incorporation, as amended, and bylaws contain some provisions that could make the Company's acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.
Classified Board of Directors. Pursuant to Article ELEVENTH of our amended and restated certificate of incorporation, the directors constituting our Board of Directors are classified, with respect to the time for which they severally hold office, into three classes as nearly equal in number as possible. In connection with implementing our classified Board, at our 2013 annual meeting of stockholders, our stockholders elected directors to three separate classes, with the initial terms of such classes expiring in 2014, 2015 and 2016, respectively. At each annual meeting of stockholders commencing with the 2014 Annual Meeting, the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Pursuant to the General Corporation Law of the State of Delaware, if a board of directors is classified (as is our Board of Directors), unless the certificate of incorporation otherwise provides, members of the board of directors may be removed by the stockholders before the expiration of their respective terms only for cause.
Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire

us. The ability to issue preferred stock may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.
Special Meetings. Our bylaws provide that special meetings of the stockholders may, unless otherwise prescribed by law, only be called by the Chairman of the Board (if any), the Board of Directors or the Chief Executive Officer and shall be held at such place, on such date and at such time as shall be fixed by the Board of Directors or the person calling the meeting. Business transacted at any special meeting shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.
Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•
on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation's outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions that our Board of Directors does not approve in advance. We also anticipate that Section 203 may discourage attempted acquisitions that might result in a premium over the market price for the shares of our common stock held by stockholders.
Section 203 is not applicable to the issuance of additional shares of common stock to the former CSC securityholders in connection with the CSC Acquisition.
The provisions of Delaware law, our amended and restated certificate of incorporation, as amended, and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Resale Limitations
The offer and sale of the shares of our common stock issued or to be issued pursuant to the Merger Agreement (including the Closing Merger Consideration issued at Closing, and any Milestone Payments that become payable in the future which we elect to pay in shares) has been made in a private placement in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for transactions by an issuer not involving a public offering, and Regulation D under the Securities Act. All certificates evidencing shares of our common stock issued in connection with the CSC Acquisition at Closing bore, and all certificates evidencing shares of our common stock that may be issued in the future in connection with Milestone Payments will bear, a standard restrictive legend under the Securities Act. Any shares of our common stock issued in connection with the CSC Acquisition may not be sold or transferred unless registered under the Securities Act or unless an exemption from registration is available. Any portions of the Closing Merger Consideration not deposited into escrow at Closing (the “Closing Share Consideration”) are subject to an additional lock-up restriction pursuant to the Merger Agreement, providing that such shares may not be transferred, directly or indirectly, without our consent until the first anniversary of the Closing; provided that following the six-month anniversary of the Closing, this restriction shall lapse with respect to 1,872,370 shares of the Closing Share Consideration.
Interests of Certain Persons in the Proposal and Past Contacts

Robert Dillman, M.D. (CSC’s Chief Medical Officer prior to the CSC Acquisition) entered into an offer letter of employment with us on May 5, 2014, whereby Dr. Dillman was appointed NeoStem’s VP, Oncology effective as of the Closing. The offer letter of employment provides for a base salary of $325,000. Prior to Closing, Dr. Dillman beneficially owned 54,666 shares of CSC common stock, which entitled him to receive at Closing 10,002 shares of our common stock, representing approximately 0.2% of the Closing Merger Consideration (including shares deposited into escrow at Closing). Assuming the full $90 million of Milestone Payments become payable, Dr. Dillman would be eligible to receive up to approximately $0.5 million or 0.6% of the aggregate Milestone Payments.
Concurrently with the execution of the Merger Agreement, CSC entered into a three-year employment agreement with Hans S. Keirstead, Ph.D. (CSC’s President and CEO prior to the CSC Acquisition), pursuant to which Dr. Keirstead agreed to continue his employment following the Closing. Dr. Keirstead's employment agreement provides for (i) base salary of $285,000, (ii) eligibility for bonus or incentive compensation of up to 30% of base salary, (iii) discretionary equity awards, (iv) reimbursement of certain expenses and (v) participation in employee benefit plans and programs. In the event that Dr. Keirstead’s employment is terminated without cause (as defined in the employment agreement), the employment agreement provides that Dr. Keirstead would be entitled to three months’ base salary plus any accrued amounts owing him through the termination date. Concurrently with the execution of the Merger Agreement, Dr. Keirstead also entered into a Restrictive Covenants Agreement with NeoStem and CSC, pursuant to which, among other things, Dr. Keirstead agreed to certain transfer restrictions with respect to the securities of CSC then owned by him and the shares of our common stock to be received by him as his portion of the Closing Merger Consideration, as well as certain non-competition and non-solicitation covenants. Prior to Closing, Dr. Keirstead beneficially owned 4,081,876 shares of CSC common stock, which entitled him to receive at Closing 746,938 shares of our common stock, representing approximately 14.0% of the Closing Merger Consideration (including shares deposited into escrow at Closing). Assuming the full $90 million of Milestone Payments become payable, Dr. Keirstead would be eligible to receive up to approximately $38.7 million or 43.0% of the aggregate Milestone Payments.
On the Closing Date, Dr. Dillman and Dr. Keirstead were each granted an option to purchase 45,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the date of grant, which options are scheduled to vest in three equal installments on each of the first, second and third one-year anniversaries of the grant date, subject to the optionee’s continued employment.
The other former securityholders of CSC also have an interest in this Proposal 2 insofar as approval of the proposal would enable them to be paid any Milestone Payments as become due in shares of our common stock.
Accounting Treatment
The CSC Acquisition has been accounted for as a purchase under Accounting Standards Codification Topic 805, Business Combinations. Accordingly, the results of CSC have been included in the consolidated financial statements of the Company since the date of acquisition.

Material Federal Income Tax Consequences

The parties intended, and accordingly structured, the CSC Acquisition to be treated for U.S. federal income tax purposes as a single integrated transaction that qualifies as a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended. There were no U.S. federal income tax consequences to a holder of our common stock as a result of the CSC Acquisition.

Regulatory Approvals

We were not required to obtain any approvals or clearances from any federal or state regulatory authorities in the United States or other countries to consummate the CSC Acquisition. In the United States, we must comply with applicable federal and state securities laws and the Marketplace Rules of the NASDAQ Stock Market in connection with the issuances of shares of our common stock to former CSC securityholders pursuant to the Merger Agreement.

No Appraisal Rights

NeoStem stockholders do not have any "appraisal" or "dissenters" rights in connection with this Proposal 2.

Vote Required for Approval; Effectiveness
The affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting will be required to approve the issuance of shares of our common stock in connection with the Milestone Payments. Abstentions and broker non-

votes will not be counted as votes cast and therefor will not affect the determination as to whether this Proposal 2 is approved. Pursuant to the Marketplace Rules of the NASDAQ Stock Market, however, the 5,329,593 shares issued as Closing Merger Consideration to the former CSC securityholders are not entitled to vote on this Proposal 2 and are not counted in determining votes cast for purposes of this Proposal 2.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF SHARES OF NEOSTEM COMMON STOCK IN CONNECTION WITH MILESTONE PAYMENTS THAT MAY BECOME PAYABLE IN THE FUTURE TO FORMER SECURITYHOLDERS OF CALIFORNIA STEM CELL, INC., IN ACCORDANCE WITH THE MARKETPLACE RULES OF THE NASDAQ STOCK MARKET.

CALIFORNIA STEM CELL ACQUISITION
Closing of the Transaction; Consideration for the Acquisition
We closed our acquisition of CSC on May 8, 2014. For a description of the Closing of the transaction, the Closing Merger Consideration paid by us at Closing and the Milestone Payments that may become payable after the Closing, please refer to “Terms of California Stem Cell Acquisition” above, which discussion is incorporated herein by reference.
Business of California Stem Cell, Inc.
The acquired CSC business (now conducted through NeoStem's Targeted Immunotherapy Program operating division) operates in the cell biotechnology field in developing cellular immunotherapies for cancer, an area we view to be one of the most promising sub-sectors in biotechnology. The former CSC business is driving the Company's Targeted Immunotherapy Program for cancer through the development of its lead product candidate, NBS20, also referred to as DC/TC (dendritic cell/tumor cell), and is targeting malignant melanoma initiating cells. This immunotherapy designed to treat Stage IV or recurrent Stage III metastatic melanoma, which has been granted fast track and orphan designation by the Food and Drug Administration ("FDA"), also has a Phase 3 protocol that is the subject of a Special Protocol Assessment ("SPA"). The SPA indicates that the FDA is in agreement with the design, clinical endpoints, and planned clinical analyses of the Phase 3 trial that would serve as the basis for a Biologics License Application ("BLA") that would be filed with the FDA requesting marketing approval of this therapeutic candidate. This protocol calls for enrolling 250 evaluable patients and is expected to be initiated later in 2014. We are evaluating other clinical indications into which we may advance this program, including liver, ovarian and lung cancers.
Prior to the closing of the CSC Acquisition, CSC was a privately-held Delaware corporation. The CSC business (and now our Targeted Immunotherapy Program) conducts its main operations at offices located at 18301 Von Karman Avenue, Suite 130, Irvine, California, having a telephone number of (949) 725-1750.
For further information about the acquired CSC business, see the discussion set forth under the caption “Business of CSC” in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 8, 2014, which is incorporated by reference into this Proxy Statement.
Risks Associated with the California Stem Cell Business
For a discussion of the risk factors associated with our acquisition of CSC and the business of our Targeted Immunotherapy Program operating division, please refer to the “Risk Factors” appearing in our Current Report on Form 8-K filed with the SEC on May 8, 2014, which are incorporated by reference into this Proxy Statement, and to the Risk Factors and the other information contained in our other filings with the SEC from time to time which update this Risk Factor information. These are not the only risks of the acquisition of CSC and the CSC business, but represent the risks that we believe to be material. The risk factors relating to CSC will apply to the combined company going forward because a substantial portion of the business of the combined company now consists of the business conducted by our Targeted Immunotherapy Program operating division.
Background of the Transaction
In September 2013, CSC had engaged Piper Jaffray to conduct a private placement for CSC in an effort to raise capital to fund its pivotal Phase 3 trial for Melapuldencel-T. Between September and October 2013, Piper Jaffray contacted potential financial investors on behalf of CSC. We understand that in December 2013, Piper Jaffray recommended that CSC have introductory meetings with strategic investors to gauge their interest in participating in the private placement, with several strategic investors contacted in December 2013 and January 2014, some of which had introductory meetings with CSC.

Our Company, being one of the strategic investors contacted, was first introduced to CSC at Piper Jaffray’s Healthcare Conference on December 4, 2013. Later that day, at our executive headquarters in New York, Dr. Robin Smith (our Chief Executive Officer and Chairman) and Stephen Potter (our Executive Vice President) met with Hans Keirstead (CSC’s Chief Executive Officer), Jason Livingston (CSC’s Chief Financial Officer), and Michael McClurg (CSC’s Vice President) to explore various options that might exist for a strategic relationship between the companies. Following this meeting, we indicated interest in potentially participating in CSC’s proposed private placement. On December 6, 2013, we signed a Confidentiality Agreement with CSC and entered into due diligence discussions with them. On December 9, 2013, multiple members of the NeoStem team were provided by CSC with access to an electronic data room to begin their evaluation of CSC and its programs. During the week of January 6, 2014, members of our management made an on-site visit to CSC’s California headquarters to conduct clinical and manufacturing diligence.

On the morning of January 15, 2014, during a meeting between Robin Smith and Hans Keirstead at JP Morgan’s Healthcare Conference, we expressed an interest in potentially acquiring CSC. CSC’s Board of Directors held a meeting on January 17, 2014 to consider possible next steps in connection with a possible acquisition, where it was determined that it would be in the best interest of CSC to entertain a possible offer from us with respect to an acquisition proposal. Following discussion at a meeting of our Board of Directors on January 23, 2014, we undertook significant diligence activities during the January 2014 to March 2014 timeframe, including multiple on-site visits and communications to:

•	assess the CSC manufacturing and quality systems;

•	review the clinical data from previous trials, including the Phase 2 melanoma trials;

•	evaluate CSC’s intellectual property; review the license agreements and other CSC obligations relating to the CSC business;

•	review corporate and governance matters;

•	review CSC’s plans for an appropriate Phase 3 trial size and target indication;

•	evaluate CSC’s HR, IT and other support departments that would be required to successfully integrate CSC into our Company; and

•	evaluate the proposed CSC product in light of existing therapies for the treatment of Stage IV and recurrent Stage III malignant melanoma.

In parallel with the diligence process, we and CSC also commenced negotiations on the terms of the potential acquisition. On January 21, 2014, Dr. Smith submitted a term sheet indicating an offer to acquire CSC for an enterprise value of $103 million. For purposes of this “Background of the Transaction” discussion, all references to the “enterprise value” of the consideration being negotiated: (1) includes all consideration to be paid under the proposed terms, including the full value of all Milestone Payments to be paid under the proposed terms after Closing; and (2) assumes that all Milestones will be achieved.

The CSC Board of Directors, having determined that in its view this offer did not reflect the true value of CSC, requested that Piper Jaffrey discuss with us the valuation terms that CSC considered adequate in its view. CSC requested a higher upfront payment along with adjustments to the proposed contingent consideration. On January 27, 2014, we submitted a revised term sheet in response to CSC’s comments indicating an offer to acquire CSC for an enterprise value of $122.5 million. At this time, we advised CSC that these terms were close to the maximum that we would be willing to offer to acquire CSC. CSC requested that Piper Jaffray speak with us regarding the revised term sheet. CSC also requested that Piper Jaffray explore with us the possibility of separating CSC’s dermatology assets from the transaction. On February 6, 2014, we submitted an offer to acquire CSC for an enterprise value of $78 million for only the cancer immunotherapy assets plus a 30 day exclusivity period.

The CSC Board of Directors then asked Piper Jaffray to approach a select group of strategic buyers at which time 3 strategic buyers were contacted by Piper Jaffray, none of which showed the ability to move as quickly, or with as much interest, as us in acquiring CSC. CSC therefore decided to proceed with the possible acquisition by us while concurrently running the private placement process. A Letter of Intent with a 30-day exclusivity period was executed on February 7, 2014 in order to outline the key terms of a potential acquisition of CSC. At this time, we involved our outside counsel, Lowenstein Sandler LLP, to advise us on the possible acquisition. During the week of February 16, 2014, while we were continuing our detailed due diligence of CSC, CSC conducted its reverse due diligence of us.

On February 21, 2014, we requested our counsel to provide the draft Merger Agreement to CSC. We and CSC (through our respective counsel Lowenstein Sandler LLP and K&L Gates LLP) negotiated the Merger Agreement from late February through early March 2014. During these negotiations, it was decided that CSC’s dermatology assets would again be included within the acquisition, which would now bring our offer for CSC to $128 million of enterprise value plus up to $1.8 million of deal expenses.

The 30-day exclusivity period was to expire on March 9, 2014 and negotiations regarding the Merger Agreement had not yet been concluded. As March 9, 2014 approached, we requested that exclusivity period be extended to March 31, 2014 so that the Merger Agreement could be finalized and all final due diligence items could be concluded. We and CSC agreed to an extension of exclusivity and executed a letter memorializing this extension on March 6, 2014. Negotiations of the Merger Agreement continued throughout March 2014, with multiple drafts of the Merger Agreement exchanged by the parties during such negotiations. On April 3, 2014, the CSC Board of Directors approved the Merger Agreement, the mergers and the related transactions. On April 4,

2014, our Board of Directors approved the same. The Merger Agreement was executed late in the day on April 11, 2014 and announced on April 14, 2014.

NeoStem Board of Directors’ Reasons for the CSC Acquisition

Our Board of Directors approved the CSC Acquisition based on a number of factors, including, among other things, their belief that the combination of NeoStem and CSC will create a stronger, more successful company, with enhanced prospects for continued viability, and will provide the our stockholders with the potential for more financial success than we might have if CSC were not part of our business.

In the course of its deliberations, the factors considered by our Board of Directors included the following:

•
The promise of CSC’s lead stem cell therapy product candidate NBS20, also referred to as DC/TC (dendritic cell/tumor cell) for malignant melanoma, which the Board recognizes as a unique asset given encouraging Phase 2 data together with the product’s having obtained Special Protocol Assessment, Fast Track designation and Orphan Drug designation.

•
The potential to augment our portfolio of stem cell therapies with a Phase 3-ready product candidate in the targeted immunotherapy space, when considered in combination with our existing Ischemic Repair Program using CD34 cell technology which is currently conducting a Phase 2 trial of NBS10 (also referred to as AMR-001) for acute myocardial infarction; our Immune Modulation Program using T Regulatory cell technology which is currently investigating alternatives for indications such as type 1 diabetes and steroid resistant asthma; and our Tissue Regeneration Program using VSELTM technology which is engaged in preclinical work investigating potential applications such as chronic wounds and macular degeneration.

•
CSC’s deep expertise in stem cell biology as an ideal complement to NeoStem’s existing cell therapy and manufacturing expertise. This existing expertise of NeoStem and CSC, combined with a new proprietary cell based therapeutic represent the potential to create substantial value for NeoStem.

•
The fact that NBS20's targeted immunotherapy mechanism of action offers a disruptive technology that uses antigens from the patient’s own tumor, providing potent signature antigens that uniquely target the patient’s cancer initiating (stem) cells, means that the product fits within our Company’s existing paradigm of treatment which seeks solutions in cell therapy. If successful in further trials, NBS20 offers the promise of cancer treatment that overcomes limitations inherent of current state-of-the-art treatments, including limited antigen targeting, tumor mutation, weak immune response and toxicity.

•	The biological mechanism of action is well documented and understood, which is key in successfully navigating the drug approval process.

•	The Phase 3 study is already designed, thus enabling us to more expeditiously move it forward than if we were starting without the designed plan.

•
The key asset met our key criteria to focus on assets that have strong intellectual property (DC/TC (NBS20)) has eight issued patents and 28 patents pending) and assets that are mature (DC/TC is ready to move into a Phase 3 clinical trial later in 2014).

•	Our plans to move toward becoming a “one-stop-shop” for global cell therapy would be advanced.

•	CSC’s existing expertise in scalable production of high-purity human stem cells and their derivatives can complement the Company’s existing manufacturing capabilities and know-how at PCT.

Our Board of Directors also considered a number of risks and potentially negative factors in its deliberations concerning the CSC Acquisition, including risks specific to the CSC business as well as general risks inherent in the transaction, including but not limited to the Risk Factors referenced above under the caption “Risks Associated with the California Stem Cell Business,” and in particular:

•	the risk that the development of NBS20 will not be successful;

•	the risk that certain financial obligations associated with the Phase 3 trial for NBS20 will make it more difficult for the combined company to succeed financially;

•	the risk that the cell therapy industry itself may take an unexpectedly longer period of time to further develop and mature;

•	the risk that the combined company may not be able to realize, fully or at all, the potential benefits of the combination;

•	the possibility that even if the CSC Acquisition received all requisite approvals, it might not have been completed;

•	the substantial charges to be incurred in connection with the CSC Acquisition, including the Closing Merger Consideration, potential future Milestone Payments, and transaction expenses;

•
the risk that the potential benefits of the CSC Acquisition may not be realized, including that the combined company might not be able to raise additional capital as may be required to fund the development of NBS20, the possibility that NBS20 and our existing product candidates might be put in a position of competing for available funding for development, or that such development efforts may be unsuccessful; and

•	other applicable risks described in this Proxy Statement under the caption “Risks Associated with the California Stem Cell Business” above.
FINANCIAL AND OTHER INFORMATION
We are incorporating by reference certain financial and other information required to be included in this Proxy Statement pursuant to the provisions of the section entitled “Where You Can Find More Information” on page 80 of this Proxy Statement.

NEOSTEM SUPPLEMENTARY FINANCIAL INFORMATION

Quarterly Results of Operations

The following table presents our unaudited statement of operations data for (i) each of the eight quarters in the two-year period ended December 31, 2013 and (ii) the quarters ended March 31, 2014 and June 30, 2014. This information has been derived from our historical consolidated financial statements, and should be read in conjunction with our historical consolidated financial statements and related notes incorporated by reference into this Proxy Statement.

(in thousands, except per share data)
2014	1st Quarter	2nd Quarter
Revenues	$4,056	$4,489
Total operating costs and expenses	$17,555	$16,919
Net loss from continuing operations	$(13,830)	$(12,769)
Net loss attributable to NeoStem, Inc. common stockholders	$(13,682)	$(12,605)
Basic and diluted loss per share attributable to NeoStem, Inc. common stockholders	$(0.49)	$(0.40)

2013	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenues	$2,524	$4,359	$3,707	$4,078
Total operating costs and expenses	$11,355	$12,530	$13,020	$14,573
Net loss from continuing operations	$(8,864)	$(8,626)	$(9,277)	$(12,719)
Net loss attributable to NeoStem, Inc. common stockholders	$(8,801)	$(8,575)	$(9,071)	$(12,535)
Basic and diluted loss per share attributable to NeoStem, Inc. common stockholders	$(0.53)	$(0.46)	$(0.45)	$(0.47)

2012	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenues	$3,773	$3,372	$4,434	$2,751
Total operating costs and expenses	$11,315	$10,184	$12,523	$10,694
Net loss from continuing operations	$(7,979)	$(7,238)	$(8,548)	$(12,336)
Net loss attributable to NeoStem, Inc. common stockholders	$(9,456)	$(20,594)	$(9,491)	$(15,770)
Basic and diluted loss per share attributable to NeoStem, Inc. common stockholders	$(0.85)	$(1.53)	$(0.64)	$(0.99)

NEOSTEM SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical financial data for each of the five years in the period ended December 31, 2013, which has been derived from our consolidated financial statements. The financial data for the consolidated balance sheet data as of December 31, 2013 and 2012 and the consolidated statement of operations and cash flows for the years ended December 31, 2013 and 2012 has been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 as incorporated by reference herein. The financial data for the periods preceding 2012 has been derived from the consolidated financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2011, 2010 and 2009. The information shown below is qualified by reference to and should be read together with our consolidated financial statements and their notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this Proxy Statement.

(in thousands, except per share data)	Six Months Ended		Year Ended
Consolidated Statement of Income Data:	June 30, 2014(a)	June 30, 2013(b)	2013(c)	2012(d)	2011(e)	2010(f)	2009(g)
Revenues	$8,545	$6,883	$14,668	$14,330	$10,050	$181	$178
Total operating costs and expenses	$34,474	$23,885	$51,477	$44,716	$44,055	$26,035	$24,781
Net loss from continuing operations	$(26,600)	$(17,490)	$(39,485)	$(36,101)	$(34,566)	$(25,809)	$(24,641)
Net loss from continuing operations attributable to NeoStem, Inc. common stockholders	$(26,287)	$(17,376)	$(38,981)	$(35,814)	$(34,267)	$(25,809)	$(24,641)
Basic and diluted loss from continuing operations per share attributable to NeoStem, Inc. common stockholders	$(0.88)	$(0.99)	$(1.90)	$(2.59)	$(3.87)	$(5.00)	$(18.93)
Weighted average common shares outstanding	29,940	17,606	20,496	13,842	8,860	5,163	1,302

Consolidated Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$33,786	$14,722	$46,134	$13,737	$3,935	$8,469	$1,463
Assets related to discontinued operations (current and long-term)	$—	$—	$—	$—	$107,938	$130,408	$107,181
Total assets	$133,396	$53,610	$89,816	$54,406	$155,328	$143,025	$111,076
Mortgages payable (current and long-term)	$3,131	$3,345	$3,237	$3,438	$3,635	$—	$—
Notes payable (current and long-term)	$1,810	$499	$912	$374	$148	$117	$—
Convertible Redeemable Series C Preferred Stock	$—	$—	$—	$—	$—	$—	$13,720
Convertible Redeemable Series E Preferred Stock	$—	$—	$—	$—	$4,811	$6,532	$—
Liabilities for acquisition-related contingent consideration	$20,640	$7,550	$9,450	$7,550	$3,130	$—	$—
Liabilities related to discontinued operations (current and long-term)	$—	$—	$—	$—	$54,554	$45,659	$36,723
Total stockholders' equity	$77,297	$32,992	$62,026	$32,820	$80,133	$86,488	$57,832

[Period-to-period comparability of the above Selected Consolidated Financial Data is affected by the following:]

(a)
The six months ended June 30, 2014 consolidated financial statements includes: (i) the acquisition of California Stem Cell, Inc. for $35.3 million, comprised of the issuance of 5.3 million shares of common stock and future milestone payments. The future milestone payments were valued at $10.8 million, and was recorded as acquisition-related contingent consideration. The Company recorded an in-process R&D intangible asset of $35.8 million and goodwill of $15.0 million in connection with the acquisition; and (ii) the issuance of 1.5 million shares of common stock for gross proceeds of $10.1 million under the provisions of our equity line of credit with Aspire.

(b)
The six months ended June 30, 2013 consolidated financial statements includes: (i) an underwritten offering of 2.3 million shares of our common stock for gross proceeds of $11.5 million (or $10.5 million in net proceeds after deducting underwriting discounts and commissions and offering expenses); and (ii) the issuance of 0.7 million shares of common stock for gross proceeds of $3.8 million under the provisions of our equity line of credit with Aspire.

(c)
The year ended December 31, 2013 consolidated financial statements includes: (i) an underwritten offering of 2.3 million shares of our common stock for gross proceeds of $11.5 million (or $10.5 million in net proceeds after deducting underwriting discounts and commissions and offering expenses); (ii) an underwritten offering of 5.75 million shares of our common stock for gross proceeds of $40.3 million (or $37.1 million in net proceeds after deducting underwriting discounts and commissions and offering expenses); and (iii) the issuance of 0.7 million shares of common stock for gross proceeds of $4.4 million under the provisions of our equity line of credit with Aspire.

(d)
The year ended December 31, 2012 consolidated financial statements includes: (i) an underwritten offering of 1.7 million units, each unit consisting of one share of common stock and a warrant to purchase one share of common stock for gross proceeds of $6.8 million (or $6.0 million in net proceeds after deducting underwriting discounts and offering expenses); (ii) private placements of 1.3 million shares of our common stock and 0.9 million warrants for proceeds of $7.1 million; (iii) the issuance of 0.5 million shares of common stock for gross proceeds of $3.3 million under the provisions of our equity line of credit with Aspire; ; (iii) the exercise of 0.8 million warrants for proceeds of $6.6 million; (iv) cash payments of $5.7 million for the repayment of our Series E Preferred Stock and dividends; and (v) the sale of our Pharmaceutical Manufacturing - China business, representing our 51% interest in Erye, for approximately $13.4 million in total consideration, including $12.3 million in cash. The loss for the year for the Pharmaceutical Manufacturing- China business was $28.5 million, and was reported in discontinued operations.

(e)
The year ended December 31, 2011 consolidated financial statements includes: (i) the acquisition of Progenitor Cell Therapy, LLC for $17.2 million, comprised of the issuance of 1.0 million shares of common stock and warrants to purchase 0.3 million shares. The Company recorded intangible assets of $5.7 million and goodwill of $7.0 million in connection with the acquisition. The Company recorded $9.7 million in revenues subsequent to the acquisition; (ii) the acquisition of Amorcyte, Inc. for $8.5 million, comprised of the issuance of 0.6 million shares of common stock, the right to receive 0.4 million shares of common stock, warrants to purchase 0.2 million shares, and future earn out payments valued at approximately $3.1 million. The future earn out payments were valued at $3.1 million and was recorded as acquisition-related contingent consideration. The Company recorded an in-process R&D intangible asset of $9.4 million and goodwill of $4.1 million in connection with the acquisition; (iii) an underwritten offering of 1.4 million units, each unit consisting of one share of common stock and a warrant to purchase 0.75 of a share of common stock for gross proceeds of $16.5 million (or $14.8 million in net proceeds after deducting underwriting discounts and offering expenses); and (iv) private placements of 0.5 million shares of our common stock for proceeds of $6.3 million.

(f)
The year ended December 31, 2010 consolidated financial statements includes: (i) an underwritten offering of 0.6 million shares of our common stock for gross proceeds of $6.8 million (or $5.9 million in net proceeds after deducting underwriting discounts and commissions and offering expenses); (ii) an underwritten offering of 0.6 million units, consisting of one share common stock and a warrant to purchase 0.50 of a share of common stock for gross proceeds of $8.1 million; (iii) the issuance of 10.6 million Preferred Offering Units consisting of Series E 7% Senior Convertible Preferred Stock, warrants and common stock for total gross proceeds of $10.0 million (net proceeds $8.9 million); (iv) private placements of 0.2 million units of our common stock and warrants for proceeds of $5.0 million; and (v) the conversion of 8.2 million Series C Convertible Preferred Stock into 0.9 million shares of common stock.

(g)
The year ended December 31, 2009 consolidated financial statements includes: (i) private placements of 0.1 million units comprised of our Series D Convertible Redeemable Preferred Stock, convertible into ten shares of our common stock and ten warrants for proceeds of $11.0 million; and (ii) the issuance of 8.2 million Series C Convertible Preferred Stock, valued at $13.7 million.

PROPOSAL 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background of the Proposal

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our stockholders are now entitled to vote to approve, on an advisory (nonbinding) basis, the compensation of our Chief Executive Officer and our other Named Executive Officers as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission's rules.

Executive Compensation

We believe that our executive compensation programs, which are reviewed and approved by the Compensation Committee, are designed to retain and incentivize the high quality executives whose efforts are key to our long-term success. Stockholders are encouraged to carefully review the “Executive Compensation” section beginning on page 61 of this Proxy Statement for additional details about NeoStem's executive compensation, including information about the fiscal year 2013 compensation of our Named Executive Officers.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers as described in this proxy statement. Accordingly, we are asking our stockholders to cast a non-binding advisory vote "FOR" the following resolution at the Annual Meeting:

"RESOLVED, that the compensation of the Company's Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and accompanying narrative disclosure is hereby APPROVED."

Vote Required; Effect

Stockholder approval of this Proposal 3 will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the determination as to whether the advisory resolution regarding NeoStem's compensation of executives is approved.

The say-on-pay vote is advisory, and therefore not binding on NeoStem, the Compensation Committee or our Board of Directors. Nevertheless, our Board of Directors and our Compensation Committee value the opinions of our stockholders, whether expressed through this vote or otherwise, and, accordingly, the Board and Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS IN FISCAL YEAR 2013.

PROPOSAL 4

APPROVAL OF AN AMENDMENT TO NEOSTEM'S AMENDED & RESTATED 2009 EQUITY COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER BY 3,000,000 SHARES.

General

At the Annual Meeting, you are being asked to approve an amendment to the Company's Amended & Restated 2009 Equity Compensation Plan (the "Amended and Restated 2009 Plan") in order to increase the aggregate number of shares of the Company's common stock ("Common Stock") available for issuance thereunder by 3,000,000 shares, from 5,995,000 shares to 8,995,000 shares. The increase to the number of shares authorized for issuance pursuant to the Amended and Restated 2009 Plan was adopted by our Board of Directors on August 14, 2014, subject to the approval of our stockholders. Approval of the amendment to the Amended and Restated 2009 Plan is intended to ensure that our Company can continue to provide an incentive to our employees, directors and consultants by enabling them to share in our future growth. If approved by the stockholders, all of the additional shares will be available for grant as either non-qualified stock options or incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or as restricted stock awards, unrestricted shares or other kinds of equity based compensation.

Unless expressly noted otherwise, all numbers and share prices in this Proxy Statement have been adjusted to give effect to the Company's one-for-ten reverse stock split effected on July 16, 2013.

Background of the Amended and Restated 2009 Plan; Reasons for Authorizing Additional Shares for Issuance Thereunder

The general purpose of the Amended and Restated 2009 Plan is to provide an incentive to our Company's employees, directors and consultants by enabling them to share in the future growth of our business. Our Board of Directors believes that the granting of stock options, stock awards and similar kinds of equity-based compensation promotes continuity of management and increases incentive and personal interest in the welfare of our Company by those who are primarily responsible for shaping and carrying out our long range plans and securing our growth and financial success. Our Board of Directors believes that our equity compensation program advances our interests by enhancing our ability to (a) attract and retain employees, consultants and directors who are in a position to make significant contributions to our success based on the specialized skills they possess that are instrumental in our industry; (b) reward our employees, consultants and directors for these contributions; and (c) encourage employees, consultants and directors to take into account our long-term interests through ownership of shares.

As of August 18, 2014, under the Amended and Restated Plan there were outstanding option awards covering 4,374,837 shares (79% of which are out of the money), and 601,691 shares remaining available for issuance (the “Current Shares Issuable”). In connection with the continuing development and growth of our business, our Board of Directors believes that in order to continue to be able to provide the incentive that our equity compensation program is designed to offer, it is necessary to increase the number of shares reserved for issuance under the Amended and Restated 2009 Plan by 3,000,000 shares. If approved by the stockholders, all of these additional shares authorized under the Amended and Restated 2009 Plan will be available for grant as either non-qualified stock options or incentive stock options within the meaning of Section 422 of the Code, or as restricted stock awards, unrestricted shares or other kinds of equity-based compensation. With a larger pool of issuable shares to draw upon, we will be in a better position to adequately recruit and incentivize and reward our employees, consultants and directors, and the ultimate objectives of the Amended & Restated 2009 Plan will be better served.

The Current Shares Issuable under our Amended and Restated 2009 Plan represented approximately 1.7% of our outstanding shares as of August 18, 2014. The 3,000,000 share increase to the number of shares authorized for issuance pursuant to the Amended and Restated 2009 Plan would increase the Current Shares Issuable to approximately 10.2% of our outstanding shares as of August 18, 2014. In setting the amount of the share increase for which stockholder approval is being sought in Proposal 4, the Board and the Compensation Committee also considered the recommendation of the independent compensation consultant retained by the compensation committee, Markson HRC, LLC ("Markson"). Markson's recommendation considered the total amount of shares underlying outstanding unexercised options and the shares remaining available for grant under the Amended & Restated 2009 Plan divided by the total number of shares of the Company's common stock outstanding, commonly referred to as "overhang," both prior to and assuming the implementation of the 3,000,000 proposed increase of shares issuable under the Amended & Restated 2009 Plan. Markson's analysis determined that the overhang that would result following the proposed increase under the Amended & Restated 2009 Plan would be within the range of competitive practice within our peer group.

The additional shares also are important in light of the fact that to date management has accepted a substantial portion of their compensation in shares of common stock and options issued under the Amended and Restated 2009 Plan and predecessor plans.

We anticipate filing a Registration Statement on Form S-8 with the SEC to register the additional amount of new shares of our Common Stock to be included in the aggregate share reserve under the Amended and Restated 2009 Plan effective upon and subject to stockholders' approval, as soon as practicable following such stockholders' approval.

Description of the Amended and Restated 2009 Plan

The following description of the principal terms of the Amended and Restated 2009 Plan is a summary and is qualified in its entirety by reference to the full text of the Amended and Restated 2009 Plan, as filed with the SEC on October 3, 2013 as Exhibit 10.1 to our Current Report on Form 8-K dated October 3, 2013. The aforementioned copy of the Amended and Restated 2009 Plan attached to such Current Report on Form 8-K is the version of the plan as currently in force, and as such, it does not give effect to the amendment to the Amended and Restated 2009 Plan that is presented for stockholder consideration by this Proposal 4 and is set forth on Annex A to this Proxy Statement.

Administration.  The Amended and Restated 2009 Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee may grant options to purchase shares of our Common Stock, stock appreciation rights and restricted stock units payable in shares of our Common Stock, as well as restricted or unrestricted shares of our Common Stock. The Compensation Committee also has broad authority to determine the terms and conditions of each option or other kind of equity award, to adopt, amend and rescind rules and regulations for the administration of the Amended and Restated 2009 Plan and to amend or modify outstanding awards of options, restricted stock, stock purchase rights or other equity awards authorized under the Amended and Restated 2009 Plan (including the repricing of either individual awards or all of the awards outstanding under the Amended and Restated 2009 Plan). Our Board of Directors may delegate authority to the chief executive officer and/or other executive officers to grant options to employees (other than themselves), subject to guidelines established by our Board of Directors and consistent with the Amended and Restated 2009 Plan. No options, stock purchase rights or awards may be made under the Amended and Restated 2009 Plan on or after April 9, 2019, but the plan will continue thereafter while previously granted options, stock appreciation rights or awards remain subject to the Amended and Restated 2009 Plan.

Eligibility.  Persons eligible to receive options, stock appreciation rights or other awards under the Amended and Restated 2009 Plan are those employees, consultants and directors of our Company and our subsidiaries who, in the opinion of the Compensation Committee, are in a position to contribute to our Company's success.

Shares Subject to the Amended and Restated 2009 Plan.  The aggregate number of shares of Common Stock available for issuance in connection with options and awards granted under the Amended and Restated 2009 Plan is currently 5,995,000 shares (or 8,995,000 shares, in the event this Proposal 4 to amend the Amended and Restated 2009 Plan is approved by the stockholders), subject to customary adjustments for stock splits, stock dividends or similar transactions. Incentive Stock Options may be granted under the Amended and Restated 2009 Plan with respect to all of those shares. If any option or stock appreciation right granted under the Amended and Restated 2009 Plan terminates without having been exercised in full or if any award is forfeited, the number of shares of our Common Stock as to which such option or award was forfeited will be available for future grants under the Amended and Restated 2009 Plan. No employee, consultant or director may receive options or stock appreciation rights relating to more than 400,000 shares of our Common Stock in the aggregate in any calendar year.

Terms and Conditions of Options.  Options granted under the Amended and Restated 2009 Plan may be either “incentive stock options” that are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or “nonstatutory stock options” that do not meet the requirements of Section 422 of the Code. The Compensation Committee will determine the exercise price of options granted under the Amended and Restated 2009 Plan. The exercise price of options may not be less than the fair market value, on the date of grant, per share of our Common Stock issuable upon exercise of the option (or 110% of fair market value in the case of incentive options granted to a ten-percent stockholder).

If on the date of grant our Common Stock is listed on a stock exchange or is quoted on the automated quotation system of NASDAQ, the fair market value shall generally be the closing sale price on the date of grant (or, if no trades were made on the date of grant, for the last trading day before the date of grant). If no such prices are available, the fair market value shall be determined in good faith by the Compensation Committee based on the reasonable application of a reasonable valuation method. On August 18, 2014, the closing sale price of a share of our Common Stock on NASDAQ was $5.90.

No option may be exercisable for more than ten years (five years in the case of an incentive option granted to a ten-percent stockholder) from the date of grant. Options granted under the Amended and Restated 2009 Plan will be exercisable at such time or times as the Compensation Committee prescribes at the time of grant. No employee may receive incentive stock options that first become exercisable in any calendar year in an amount exceeding $100,000.

Generally, the option price may be paid (a) in cash or by certified check, bank draft or money order, (b) through delivery of shares of our Common Stock having a fair market value equal to the purchase price, or (c) a combination of these methods. The Compensation Committee is also authorized to establish a cashless exercise program and to permit the exercise price to be satisfied by reducing from the shares otherwise issuable upon exercise a number of shares having a fair market value equal to the exercise price.

Options granted under the Amended and Restated 2009 Plan may be granted with a “reload” feature under which an optionee will be granted a new option for a number of shares that is equal to the number of shares applied by the optionee to satisfy the exercise price or tax withholdings of a previous option grant.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient's lifetime an option may be exercised only by the recipient. However, the Compensation Committee may permit the holder of an option or stock appreciation right to transfer the option or right to immediate family members or a family trust for estate planning purposes. Unless otherwise provided by the Compensation Committee, options that are exercisable at the time of a recipient's termination of service with us will continue to be exercisable for 90 days, unless the optionee terminates employment or service with us voluntarily, other than in the case of retirement, in which case the option ceases immediately. If optionee terminates employment or service with us due to death or disability the option will continue to be exercisable for one year, or for cause, in which case the option will cease to be exercisable upon termination.

Stock Appreciation Rights.  A stock appreciation right may be granted by the Compensation Committee either alone, or in tandem with, other options or awards under the Amended and Restated 2009 Plan. A stock appreciation right will relate to a number of shares of our Common Stock as the Compensation Committee determines at the time of grant. Each stock appreciation right will have an exercise period determined by the Compensation Committee not to exceed ten years from the date of grant. Upon exercise of a stock appreciation right, the holder will receive a number of shares of our Common Stock equal to (i) the number of shares for which the stock appreciation right is exercised times the appreciation in the fair market value of a share of our Common Stock between the date the stock appreciation right was granted and its date of exercise; divided by (ii) the fair market value of a share of our Common Stock on the date that the stock appreciation right is exercised. The Compensation Committee will determine the extent to which a holder of a stock appreciation right may exercise the right following termination of service with NeoStem.

Terms and Conditions of Stock Awards.  The Compensation Committee may also grant a restricted or unrestricted stock award and/or a restricted stock unit award to any eligible employee, consultant or director. Under a restricted stock award, shares of our Common Stock that are the subject of the award are generally subject to forfeiture to the extent that the recipient terminates service with us prior to the award having vested or if the performance goals established by the Compensation Committee as a condition of vesting are not achieved. Shares of our Common Stock subject to a restricted stock award cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the recipient of the award unless and until the applicable restrictions lapse. Unless otherwise determined by the Compensation Committee, holders of restricted shares will have the right to vote such shares and to receive any cash dividends with respect thereto during the restriction period. Any stock dividends will be subject to the same restrictions as the underlying shares of restricted stock.

Under a restricted stock unit award, restricted stock units that are the subject of the award are generally subject to forfeiture to the extent that the recipient terminates service with us prior to the award having vested or if the performance goals established by the Compensation Committee as a condition of vesting are not achieved. To the extent that the award of restricted stock units vests, the recipient shall become entitled to receive a number of shares of our Common Stock equal to the number of restricted stock units that became vested. Restricted stock units cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the recipient of the award and during a recipient's lifetime may be exercised only by the recipient. Prior to the delivery of shares of our Common Stock with respect to an award of restricted stock units, the recipient shall have no rights as a shareholder of NeoStem.

Unrestricted stock awards are grants of shares of our Common Stock that are not subject to forfeiture.

To the extent that the Compensation Committee grants stock awards that are subject to the satisfaction of performance goals specified by the Compensation Committee (“performance awards”), the Compensation Committee shall establish the specified levels of performance goals. Performance goals may be weighted for different factors and measures. The Compensation Committee will have discretion to make adjustments to a performance award in certain circumstances, such as when a person is promoted into a position of eligibility for a performance award, is transferred between eligible positions with different performance goals, terminates employment and is subsequently rehired, takes a leave of absence, or other similar circumstances deemed appropriate by the Compensation Committee. The Compensation Committee may also increase or decrease a stock award to any individual, except that, an award intended to be “qualified performance-based compensation” for purposes of Section 162(m) of the Code, may not be increased. The Compensation Committee will certify the degree of attainment of performance goals after the end of each year.

If stock awards are intended to satisfy the conditions for deductibility under Section 162(m) of the Code as “performance-based compensation,” the performance criteria will be selected from among the following, which may be applied to NeoStem as a whole, or to an individual recipient, or to a department, unit, division or function within the company or an affiliate, and they may apply on a pre- or post-tax basis, either alone or relative to the performance of other businesses or individuals (including industry or general market indices): (a) earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the Compensation Committee deems appropriate and, if the Compensation Committee so determines, net of or including dividends) before or after interest and taxes (“EBIT”) or before or after interest, taxes, depreciation, and amortization (“EBITDA”); (b) gross or net revenue or changes in annual revenues; (c) cash flow(s) (including either operating or net cash flows); (d) financial return ratios; (e) total stockholder return, stockholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price, or share price appreciation; (f) earnings growth or growth in earnings per share; (g) return measures, including return or net return on assets, net assets, equity, capital, investment, or gross sales; (h) adjusted pre-tax margin; (i) pre-tax profits; (j) operating margins; (k) operating profits; (l) operating expenses; (m) dividends; (n) net income or net operating income; (o) growth in operating earnings or growth in earnings per share; (p) value of assets; (q) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (r) aggregate product price and other product measures; (s) expense or cost levels, in each case, where applicable, determined either on a company-wide basis or in respect of any one or more specified divisions; (t) reduction of losses, loss ratios or expense ratios; (u) reduction in fixed costs; (v) operating cost management; (w) cost of capital; (x) debt reduction; (y) productivity improvements; (z) average inventory turnover; or (aa) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures.

Effect of Certain Corporate Transactions.  Under the Amended and Restated 2009 Plan, a “Change in Control” will occur in the event that (1) any person (other than the Company, any subsidiary of the Company and any employee benefit plan sponsored or maintained by the Company or any subsidiary) becoming the beneficial owner of securities of the Company representing 30% of the total combined voting power of the Company's then outstanding securities; (2) a merger, consolidation or other business combination of the Company (a “Transaction”) occurs, other than (a) a Transaction involving only the Company and one or more of its subsidiaries, or (b) a Transaction immediately following which our stockholders immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity and no person (other than those covered by the exceptions in (1) above) becomes the beneficial owner of securities of the resulting entity representing more than 25% of the voting power in the resulting entity; (3) during any period of 2 consecutive years beginning on or after the date the Amended and Restated 2009 Plan was approved by the stockholders (i.e., October 5, 2012) (the “Effective Date”), the persons who were members of the Board immediately before the beginning of such period (the “Incumbent Directors”) cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company as of the Effective Date (a director shall be deemed to be an Incumbent Director for this purpose if such director was elected to the board of directors by, or on the recommendation of or with the approval of, at least 2/3 of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than a member of the Board); or (4) our stockholders approve a plan of complete liquidation or an agreement for the sale of all or substantially all of our assets other than the sale of all or substantially all of our assets to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of our outstanding voting securities at the time of such sale. Upon a Change in Control, the Amended and Restated 2009 Plan provides that (a) all outstanding options and stock appreciation rights of each participant granted prior to the Change in Control shall be fully vested and immediately exercisable in their entirety, and (b) all unvested stock awards, restricted stock units, restricted stock, performance-based Awards and other Awards shall become fully vested, including without limitation, the following: (i) the restrictions to which any shares of restricted stock granted prior to the Change in Control are subject shall lapse as if the applicable restriction period had ended upon such Change in Control, and (ii) the conditions required for vesting of any unvested performance-based awards shall be deemed to be satisfied upon such change in control.

Amendment, Termination.  Our Board of Directors may at any time amend the Amended and Restated 2009 Plan for the purpose of satisfying the requirements of the Code, or other applicable law or regulation or for any other legal purpose, provided that, without the consent of our stockholders, our Board of Directors may not (a) increase the number of shares of our Common Stock available under the Amended and Restated 2009 Plan, (b) change the group of individuals eligible to receive options, stock appreciation rights and/or other plan awards, or (c) extend the term of the Amended and Restated 2009 Plan.

Federal Income Tax Consequences

Following is a summary of the federal income tax consequences of option and other grants under the Amended and Restated 2009 Plan. Optionees and recipients of other rights and awards granted under the 2009 Plan are advised to consult their personal tax advisors before exercising an option, stock appreciation right or award or disposing of any stock received pursuant to the exercise of an option or stock appreciation right or vesting of a stock award. In addition, the following summary is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change and does not address state, local or other tax laws.

Treatment of Options

The Code treats incentive stock options and nonstatutory stock options differently. However, as to both types of options, no income will be recognized to the optionee at the time of the grant of the options under the Amended and Restated 2009 Plan, nor will our Company be entitled to a tax deduction at that time.

Generally, upon exercise of a nonstatutory stock option (including an option intended to be an incentive stock option but which has not continued to so qualify at the time of exercise), an optionee will recognize ordinary income tax on the excess of the fair market value of the stock on the exercise date over the option price. Our Company will be entitled to a tax deduction for the year of exercise in an amount equal to the ordinary income recognized by the optionee. Our Company will be required to satisfy applicable withholding requirements in order to be entitled to a tax deduction. In general, if an optionee, in exercising a nonstatutory stock option, tenders shares of NeoStem Common Stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of an incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the incentive stock option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the incentive stock option.

For incentive stock options, there is no taxable income to an optionee at the time of exercise. However, the excess of the fair market value of the stock on the date of exercise over the exercise price will be taken into account in determining whether the “alternative minimum tax” will apply for the year of exercise. If the shares acquired upon exercise are held until at least two years from the date of grant and more than one year from the date of exercise, any gain or loss upon the sale of such shares, if held as capital assets, will be long-term capital gain or loss (measured by the difference between the sales price of the stock and the exercise price). Under current federal income tax law, a long-term capital gain will be taxed at a rate which is less than the maximum rate of tax on ordinary income. If the two-year and one year holding period requirements are not met (a “disqualifying disposition”), an optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. The remainder of the gain will be treated as long-term capital gain, depending upon whether the stock has been held for more than a year. If an optionee makes a disqualifying disposition, our Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

In general, if an optionee, in exercising an incentive stock option, tenders shares of our Common Stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of another incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the other option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the other option.

As noted above, the exercise of an incentive stock option could subject an optionee to the alternative minimum tax. The application of the alternative minimum tax to any particular optionee depends upon the particular facts and circumstances which exist with respect to the optionee in the year of exercise. However, as a general rule, the amount by which the fair market value of our Common Stock on the date of exercise of an option exceeds the exercise price of the option will constitute an item of “adjustment” for purposes of determining the alternative minimum taxable income on which the alternative tax may be imposed. As such, this item will enter into the tax base on which the alternative minimum tax is computed, and may therefore cause the alternative minimum tax to become applicable in any given year.

Treatment of Stock Appreciation Rights

Generally, the recipient of a stock appreciation right will not recognize any income upon grant of the stock appreciation right, nor will our Company be entitled to a deduction at that time. Upon exercise of a stock appreciation right, the holder will recognize ordinary income, and our Company generally will be entitled to a corresponding deduction, equal to the fair market value of the shares of our Common Stock or cash received upon exercise of the right.

Treatment of Stock Awards

Generally, absent an election to be taxed currently under Section 83(b) of the Code (a “Section 83(b) Election”), there will be no federal income tax consequences to either the recipient or our Company upon the grant of a restricted stock award. At the expiration of the restriction period and the satisfaction of any other restrictions applicable to the restricted shares, the recipient will recognize ordinary income and our Company generally will be entitled to a corresponding deduction equal to the fair market value of our Common Stock at that time. If a Section 83(b) Election is made within 30 days after the date the restricted stock award is granted, the recipient will recognize an amount of ordinary income at the time of the receipt of the restricted shares, and our Company generally will be entitled to a corresponding deduction, equal to the fair market value (determined without regard to applicable restrictions) of the shares at such time. If a Section 83(b) Election is made, no additional income will be recognized by the recipient upon the lapse of restrictions on the shares (and prior to the sale of such shares), but, if the shares are subsequently forfeited, the recipient may not deduct the income that was recognized pursuant to the Section 83(b) Election at the time of the receipt of the shares.

The recipient of an unrestricted stock award will recognize ordinary income, and our Company generally will be entitled to a corresponding deduction, equal to the fair market value of our Common Stock that is the subject of the award when the Award is made.

The recipient of restricted stock units will recognize ordinary income as and when the units vest. The amount of the income will be equal to the fair market value of the shares of our Common Stock issued at that time, and our Company will be entitled to a corresponding deduction. The recipient of a restricted stock unit will not be permitted to make a Section 83(b) Election with respect to such award.

Potential Limitation on Company Deductions

Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to options granted in the future under the Amended and Restated 2009 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Code Section 162(m), compensation attributable to options will qualify as performance-based compensation, provided that (among other things): (i) the stock award plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period; (ii) the per-employee limitation is approved by the stockholders; (iii) the award is granted by a Compensation Committee comprised solely of “outside directors”; and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant.

Tax Withholding

As and when appropriate, our Company shall have the right to require each optionee purchasing shares of our Common Stock and each grantee receiving an award of shares of our Common Stock under the Amended and Restated 2009 Plan to pay any federal, state or local taxes required by law to be withheld.

Future Grants

The grant of options, stock appreciation rights and stock awards under the Amended and Restated 2009 Plan is discretionary, and except for grants (i) set forth in the table below or (ii) that will be issued pursuant to our 2013 Board of Directors Compensation Plan (the “Board of Directors Compensation Plan”) as described in footnote (4) below, our Company cannot determine now the number or type of options, stock appreciation rights or stock awards to be granted in the future to any particular person or group.

NEW PLAN BENEFITS

Name and Position	Dollar Value ($)	Number of Units
Robin L. Smith, M.D. Chief Executive Officer and Chairman of the Board	(1)	(1)
Andrew L. Pecora, M.D., FACP, Director, Chief Visionary Officer of NeoStem, Chief Medical Officer of PCT and Chief Scientific Officer of Amorcyte	(2)	(2)
Douglas W. Losordo, M.D., Chief Medical Officer	$114,800 (3)	20,000 (3)
Executive Group	(1),(2), (3)	(1),(2), (3)
Non-Executive Director Group	(4)	(4)
Non-Executive Officer Employee Group	-	-
___________________

(1) Pursuant to an arrangement authorized in 2013 by the Compensation Committee of the Board of Directors, Dr. Smith may elect in her discretion that her cash compensation be paid in shares of common stock at fair market value at issuance.

(2) Pursuant to the July 31, 2013 amendment to his employment agreement, Dr. Pecora has agreed during the term thereof to accept his salary (a) as to  $210,000 in shares of common stock (through shares priced at fair market value at the time of issuance pursuant to the Amended and Restated 2009 Plan, and through participation in the Company's Employee Stock Purchase Plan), and (b) as to $30,000 in cash, subject to Dr. Pecora notifying the Company on a quarterly basis of any desired changes to the foregoing stock/cash allocation.

(3) Pursuant to Dr. Losordo's employment agreement, he is entitled to receive a bonus of 10,000 shares of the Company's common stock on each of the first, second and third anniversaries of his commencement date, of which the second and third annual installments remain to be granted. The value of these 20,000 shares reported in the table above is based on the $5.74 closing price of our common stock as reported on NASDAQ on August 12, 2014.

(4) The Board of Directors Compensation Plan provides that each Board member who is not an employee of NeoStem or one of its wholly-owned subsidiaries shall be authorized to receive, in such Board member's sole discretion, either (i) options to purchase 18,700 shares of the Company's common stock; or (ii) a stock award of 12,000 shares of our Common Stock, in either case issued under and subject to the terms of the Amended and Restated 2009 Plan, for his or her service as a Board member. Options and shares issued under the Board of Directors Compensation Plan vest fully on the date of grant. The Board of Directors Compensation Plan further provides that the Chair of each Board Committee who is not an employee of the Company or any of its wholly-owned subsidiaries shall be authorized to additionally receive, in such Committee Chair's sole discretion, either (i) options to purchase 7,800 shares of our Common Stock; or (ii) a stock award of 5,000 shares of our Common Stock, in either case issued under and subject to the terms of the Amended and Restated 2009 Plan, for his or her service as a Committee Chair. These options and shares vest fully on the date of grant. In each case, the exercise price of options authorized pursuant to the Board of Directors Compensation Plan is equal to the closing price of a share of our Common Stock on the date of grant. Pursuant to the Board of Directors Compensation Plan, the foregoing are issued on each January 4th during the term of the Board of Directors Compensation Plan. Directors who are not employees of NeoStem or its wholly-owned subsidiaries are also entitled to cash fees equal to $7,500 per calendar quarter. Notwithstanding the foregoing, the Compensation Committee has the discretion to renew or adjust, as appropriate, this Board of Directors Compensation Plan at the end of each calendar year, including with respect to whether to continue offering the choice under such plan between options and stock.

Aggregate Past Grants

As of August 18, 2014, awards covering an aggregate of 5,393,309 shares of our Common Stock had been granted under the Amended and Restated 2009 Plan. This amount includes 4,455,693 shares subject to stock option awards and 937,616 shares granted as stock awards under the Amended and Restated 2009 Plan. The following table shows information regarding the distribution of these awards among the persons and groups identified below:

Name or Category	Number of Shares Subject to Stock Option Awards*	Number of Shares Granted as Stock Awards*
Named Executive Officers:
Robin L. Smith, M.D. **	773,231	241,288
Chief Executive Officer and Chairman of the Board
Robert Dickey IV	106,000	11,303
Chief Financial Officer
Douglas Losordo	145,000	36,303
Chief Medical Officer
Andrew L. Pecora, M.D., FACP ***	279,000	118,844
Chief Visionary Officer of NeoStem, Chief Medical Officer of PCT and Chief Scientific Officer of Amorcyte
Robert Preti	203,140	8,714
President and Chief Scientific Officer of PCT
Larry May	139,775	2,150
Formerly Chief Financial Officer
All current Executive Officers as a group	2,007,368	465,381
All current Directors who are not Executive Officers as a group	209,747	1,464,833
Director nominees:
Richard Berman	31,339	29,658
Eric H.C. Wei	15,000	1,320,613
Steven M. Klosk	18,700	—

All Directors and Executive Officers, as a group (14 persons)	2,217,115	1,930,214
_________________________________
* The Company issues stock options or stock awards in lieu of salary or other cash compensation from tine to time.
** Also current director.
*** Also current director and director nominee.

Disclosure of Equity Compensation Plan Information as of December 31, 2013

The following table gives information about our Common Stock that may be issued upon the exercise of options, warrants and rights under our equity compensation plans as of December 31, 2013. In the following table, the equity compensation plan approved by security holders includes the Amended and Restated 2009 Plan. This plan was our only equity compensation plan approved by security holders in existence as of December 31, 2013.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in columns (a)) (c)
Equity compensation plans approved by security holders	2,932,191	$9.24	2,571,568
Equity compensation plans not approved by security holders (1)	341,268	$8.36	—
Total	3,273,459	$9.15	2,571,568

(1) Consists of individual grants of warrants to seventeen service providers to the Company, no one of which is individually material.

Vote Required

The affirmative vote of a majority of the votes cast in person or by proxy is required to approve Proposal 4.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF NEOSTEM VOTE “FOR” APPROVAL OF THE AMENDMENT TO NEOSTEM'S AMENDED AND RESTATED 2009 EQUITY COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY 3,000,000 SHARES.

PROPOSAL 5

TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS NEOSTEM'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

Re-Appointment of Grant Thornton LLP

Grant Thornton LLP (“Grant Thornton”) currently serves as our independent registered public accounting firm and has audited our financial statements for the year ended December 31, 2013. Grant Thornton was initially appointed as our independent registered public accounting firm in 2011.

Grant Thornton has again been appointed by the Audit Committee of our Board of Directors (the “Audit Committee”) to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2014. Our Board is submitting this appointment to our stockholders for ratification at the Annual Meeting.

Representatives of Grant Thornton at Annual Meeting

Representatives Grant Thornton are expected to be present at the Annual Meeting, to have an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Accounting Fees and Other Accounting Matters

Grant Thornton was engaged to serve as the Company's independent registered public accounting firm for fiscal years 2013 and 2012 and accordingly, audited the Company's financial statements for the fiscal years ended December 31, 2013 and 2012. The following table sets forth a summary of the fees billed or expected to be billed to us by Grant Thornton for professional services rendered for the fiscal years ended December 31, 2013 and 2012.

Fee Category	Fiscal 2013 Fees	Fiscal 2012 Fees
Audit Fees(1)	$674,500	$606,037
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$—	$—
All Other Fees(4)	$—	$—
Total Fees	$674,500	$606,037
 _______________

(1)
Audit Fees consist of aggregate fees billed or expected to be billed for professional services rendered for the audit of the Company's annual consolidated financial statements included in the Company's Annual Reports on Form 10-K and review of the interim consolidated financial statements included in Quarterly Reports on Form 10-Q or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the fiscal years ended December 31, 2013 and December 31, 2012, respectively.

(2)
Audit-Related Fees consist of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under “Audit Fees.”

(3)
Tax Fees consist of aggregate fees billed or expected to be billed for professional services rendered for tax compliance, tax advice and tax planning. These fees related to preparation of the Company's federal and state income tax returns and other tax compliance activities.

(4)	All Other Fees consist of aggregate fees billed for products and services provided by Grant Thornton (as applicable), other than those disclosed above.

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm and approves in advance any services to be performed by the independent registered public accounting firm, whether audit-related or not. The Audit Committee reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent registered public accounting firm. All of the fees shown above were pre-approved by the Audit Committee.

Vote Required

The affirmative vote of a majority of the votes cast in person or by proxy is required to approve Proposal 5.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.

Performance Graph

Set forth below is a line graph comparing changes in the cumulative total return over the past five years on (i) NeoStem’s common stock, (ii) a broad market index (the NASDAQ Market Index), and (iii)a peer group consisting the following companies in the biotechnology industry:  Aastrom Biosciences, Inc., Athersys, Inc., Cytori Therapeutics, Inc., Dendreon Corporation, Immunocellular Therapeutics Ltd., Opexa Therapeutics, Inc. and Stemcells, Inc. (the “Peer Group”), for the period commencing on December 31, 2008 and ending on December 31, 2013 (1).

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Assumes Initial Investment of $100

$800.00
$700.00
$600.00
$500.00
$400.00
$300.00
$200.00
$100.00
$-
12/31/08
12/31/09
12/31/10
12/31/11
12/31/12
12/31/13
NeoStem Inc.
NeoStem Inc. Peer Group (average)
Nasdaq Market Index

*$100 invested on 12/31/08 in stock or index, including reinvestment of dividends.

NeoStem/Market/Index	12/31/2008	12/31/2009	12/31/2010	12/31/2011	12/31/2012	12/31/2013
NeoStem, Inc.	$100.00	$329.79	$300.00	$108.51	$127.66	$145.11
NASDAQ Market Index	$100.00	$143.89	$168.22	$165.19	$191.47	$264.84
Peer Group	$100.00	$387.96	$682.88	$160.67	$130.18	$109.52
_______________
(1) Assumes that $100 was invested on December 31, 2009 in NeoStem’s common stock and each index, and that all dividends were reinvested.  No cash dividends have been declared on NeoStem’s common stock.  Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of our Common Stock beneficially owned as of August 18, 2014 by:

•each of our current named executive officers;
•each of our current directors;
•all of our current directors and executive officers as a group; and
•each person who is known by us to beneficially own 5% or more of our Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power. Shares of our Common Stock that may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the optionees or warrant holders. Unless otherwise indicated, and subject to any applicable community property laws, to our knowledge the persons or entities named in the table below have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

Unless otherwise indicated, the address of the beneficial owner is c/o NeoStem, Inc., 420 Lexington Avenue, Suite 350, New York, NY 10170.

As of August 18, 2013, there were 35,203,641 shares of Common Stock outstanding. As of such date, the directors and executive officers of the Company collectively owned beneficially 5,657,394 shares, or approximately 15.08% of the outstanding shares.

Name and Address of Beneficial Holder	Number of Shares Beneficially Owned		Percentage of Common Stock Beneficially Owned
Robin L. Smith, M.D	995,222	(1)	2.66%
Chief Executive Officer and Chairman of the Board
Robert Dickey IV	67,332	(2)	0.18%
Chief Financial Officer
Douglas Losordo	93,972	(3)	0.25%
Chief Medical Officer
Robert A. Preti, Ph.D.	354,819	(4)	0.95%
President and Chief Scientific Officer of PCT
Larry May	129,192	(5)	0.34%
formerly Chief Financial Officer
Andrew L. Pecora, M.D., F.A.C.P.	526,260	(6)	1.4%
Chief Visionary Officer of NeoStem, Chief Medical Officer of PCT and Chief Scientific Officer of Amorcyte
Richard Berman	34,939	(7)	0.09%
Director
Steven S. Myers	205,944	(8)	0.55%
Director
Drew Bernstein	113,369	(9)	0.3%
Director
Eric H.C. Wei	2,667,988	(10) (11)	7.11%
Director
RimAsia Capital Partners, L.P.
RimAsia Capital Partners GP, L.P.
RimAsia Capital Partners GP, Ltd.
RimAsia Capital Partners Manager, Ltd.
1807 Harbour Centre
25 Harbour Road
Wanchai Hong Kong	2,652,988	(11)	7.05%
Martyn Greenacre	89,531	(12)	0.24%
Director
Steven Klosk	18,700	(13)	0.05%
Director
All Directors and Executive Officers as a group (fourteen persons)	5,657,394	(14) (15)	15.08%

The address for each officer and director is c/o NeoStem, Inc., 420 Lexington Avenue, Suite 350, New York, NY 10170.

(1) Includes (i) options to purchase up to 708,564 shares of our common stock which are exercisable within 60 days of August 18, 2014.

(2) Includes (i) options to purchase up to 55,750 shares of our common stock which are exercisable within 60 days of August 18, 2014.

(3) Includes (i) options to purchase up to 53,933 shares of our common stock which are exercisable within 60 days of August 18, 2014.

(4) Includes (i) options to purchase up to 130,641 shares of our common stock which are exercisable within 60 days of August 18, 2014 and (ii) warrants to purchase up to 34,305 shares of our common stock which are exercisable within 60 days of August 18, 2014.

(5) Includes (i) options to purchase up to 122,725 shares of our common stock which are exercisable within 60 days of August 18, 2014.

(6) Includes options to purchase up to 164,417 shares of our common stock which are exercisable within 60 days of August 18, 2014 and (ii) warrants to purchase up to 35,860 shares of our common stock which are exercisable within 60 days of August 18, 2014.

(7) Includes options to purchase up to 34,939 shares of our common stock which are exercisable within 60 days of August 18, 2014.

(8) Includes options to purchase up to 34,939 shares of our common stock which are exercisable within 60 days of August 18, 2014.

(9) Includes options to purchase up to 113,369 shares of our common stock which are exercisable within 60 days of August 18, 2014.

(10) Includes options to purchase up to 15,000 shares of our common stock which are exercisable within 60 days of August 18, 2014.

(11) Includes (i) 2,252,988 shares of our common stock by RimAsia Capital Partners, L.P., a Cayman Island exempted limited partnership ("RimAsia LP"), (ii) 15,000 shares of common stock by RimAsia Manager; and (iii) warrants to purchase up to 400,000 which are exercisable within 60 days of August 18, 2014, which are held by RimAsia. RimAsia Capital Partners GP, L.P. (“RimAsia GP”) is the general partner of RimAsia GP. RimAsia Manager is the fund manager of and the manager of RimAsia GP and the manager of RimAsia. Mr. Wei is the managing partner of RimAsia, and indirect partner of RimAsia GP, a director of RimAsia Ltd. and a director of RimAsia Manager.

(12) Includes warrants to purchase up to 25,000 shares of common stock which are exercisable within 60 days of August 18, 2014.

(13) Includes options to purchase up to 18,700 shares of common stock which are exercisable within 60 days of August 18, 2014.

(14) See footnotes 1-12. Includes shares and exercisable rights owned by RimAsia Capital Partners as set forth in footnote 11.

(15) Includes (i) options to purchase up to 420,197 shares of common stock which are exercisable within 60 days of August 18, 2014 held by executive officers not individually listed in this table of the Company and its subsidiaries.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Allendale, New Jersey facilities of NeoStem's PCT subsidiary are subject to two mortgages in favor of TD Bank, N.A. (the "Lender"). In December 2013, NeoStem modified both mortgages to amend certain financial covenants and reporting requirements, such that for the remaining term of the loans, as modified, (i) PCT will no longer be subject to “debt service coverage” and “debt to tangible net worth” ratio reporting requirements or covenants and (ii) NeoStem and its subsidiaries collectively will maintain a minimum unencumbered liquidity of $5 million to be tested quarterly beginning with the fiscal quarter ending December 31, 2013. PCT Allendale (a subsidiary of PCT and the primary borrower) has agreed to post a debt service reserve of $196,000 in an account established with the Lender. In connection with the loan modifications, Andrew L. Pecora, M.D., Regional Cancer Care Associates LLC (Dr. Pecora’s medical practice), and certain partners in such practice, have been released as guarantors of the second mortgage, and NeoStem has become a guarantor of the loans pursuant to a Guaranty of Payment delivered by NeoStem to the Lender. Dr. Pecora, currently currently serves as a NeoStem director, NeoStem’s Chief Visionary Officer, PCT’s Chief Medical Officer and Amorcyte’s Chief Scientific Officer. As of the date of the modifications, the two loans had outstanding principal amounts of approximately $2.5 million and $0.8 million, respectively. See NeoStem's Current Report on Form 8-K dated December 10, 2013.

The discussion appearing in this Proxy Statement under the caption "Proposal 2 - Interests of Certain Persons in the Proposal and Past Contacts" is incorporated herein by reference.

POLICIES AND PROCEDURES CONCERNING RELATED PARTY TRANSACTIONS

The Audit Committee of our Board of Directors is responsible for reviewing and approving or ratifying all related party transactions. Our Board of Directors, acting upon the recommendation of its Audit Committee, has adopted a written policy with regard to related party transactions. The policy provides that related party transactions shall be brought to management's and the Board's attention. The procedures specify that at meetings of the Audit Committee, the Audit Committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose, and the respective benefits to the Company and the relevant related party. The policy sets forth certain factors that the Audit Committee is to take into consideration in determining whether to approve a related party transaction, which include:

•	whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party;

•	the business reasons for the Company to enter into the transaction;

•	whether the transaction would impair the independence of an independent director;

•
whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the director, executive officer or other related party, the direct or indirect nature of the director's, executive officer's or other related party's interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

The procedures provide that in the event a member of the Audit Committee has an interest in the transaction under discussion, he will abstain from voting on the approval of the transaction, but may, if so requested by the chair of the Audit Committee and permitted under NASDAQ regulations, participate to the extent requested in discussions of the transaction. By "related party transaction," we mean a transaction requiring disclosure under Item 404(a) of Regulation S-K between the Company or any of its subsidiaries, on the one hand, and an executive officer, director, person known to be a 5% beneficial owner of the Company, or an immediate family member of any of the foregoing, on the other hand.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors, which is comprised solely of independent directors as defined by NASDAQ listing standards, outside directors as defined by Section 162(m) of the Internal Revenue Code and non-employee directors as defined by Rule 16b-3 under the Exchange Act, has been delegated the authority and responsibility to determine and approve all compensation of our executive officers. Our named executive officers for fiscal year 2013 are those six individuals listed in the “2013 Summary Compensation Table” below. Other information concerning the structure, roles and responsibilities of our Compensation Committee is set forth in the “Governance of NeoStem, Inc.-Compensation Committee” section of this Proxy Statement.

A discussion of the policies and decisions that shape our executive compensation program, including the specific objectives and elements, is set forth below.

Executive Compensation Objectives and Philosophy

The objective of our executive compensation program is to attract, retain and motivate talented executives who are critical for the continued growth and success of NeoStem, to align the interests of these executives with those of our stockholders, and to reward performance in a manner that maximizes our corporate performance without encouraging unnecessary or excessive risks. To this end, our compensation programs for executive officers are designed to achieve the following objectives:

· attract and retain talented and experienced executives;

· motivate, reward and retain executives whose knowledge, skills and performance are critical to our success;

· ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

· focus executive behavior on achievement of our corporate objectives and strategy;

· build a culture of “pay for performance”, while not rewarding unnecessary or excessive risk taking; and

· align the interests of management and stockholders by providing management with longer-term incentives through equity ownership.

The Compensation Committee reviews the allocation of compensation components annually to help ensure alignment with strategic and operating goals, competitive market practices and legislative and regulatory changes. The Compensation Committee does not apply a specific formula to determine the allocation between cash and non-cash forms of compensation, though the Compensation Committee does consider comparative market data provided by its compensation consultant, Markson HRC, LLC (“Markson”), regarding allocations used by comparable companies. Certain compensation components, such as base salaries, benefits and perquisites, are intended primarily to attract and retain qualified executives. Other compensation elements, such as annual and long-term incentive opportunities, are designed to motivate and reward performance. Annual incentives are designed to motivate named executive officers with respect to our Company’s objectives and the named executive officers’ individual performance and development. Long-term incentives are intended to reward NeoStem’s long-term performance and financial achievement and to align named executive officers’ interests with those of stockholders.

Elements of Executive Officer Compensation

Our executive officer compensation program is comprised of: (i) base annual salary; (ii) annual incentive compensation, including discretionary bonuses based on individual and overall company performance; and (iii) long-term equity incentive compensation (including periodic and contractual stock option grants), with the objective of aligning our executive officers’ long-term interests with those of our stockholders.

In establishing overall executive compensation levels and making specific compensation decisions for the executives in 2013, the Compensation Committee considered a number of criteria, including the executive’s position, any applicable employment agreement, prior compensation levels, scope of responsibilities, prior and current period performance, individual and overall Company performance, external market data and retention concerns. In addition, in determining bonus awards for 2013, the Compensation Committee also considered the results of the advisory vote by stockholders on the “say-on-pay” proposal presented to stockholders at NeoStem’s 2013 annual meeting of stockholders. There was support at the 2013 annual meeting for the compensation program offered to NeoStem’s named executive officers with approximately 95% of votes cast in favor. Accordingly, the Compensation Committee made no direct changes to our executive compensation program as a result of the say-on-pay vote. At the 2013 annual meeting, our stockholders also voted in favor of an annual say-on-pay vote and NeoStem has elected to follow such advisory vote.

In addition to interim actions to review and approve compensation arrangements from time to time (for example, in connection with the hiring of a new executive), the Compensation Committee performs a review of compensation for our executive officers annually. As part of this review, the Compensation Committee takes into consideration their understanding of external market data, including compensation practices of comparable companies (based on size and stage of development). Since 2011, the Compensation Committee has engaged an independent compensation consultant to perform an analysis of the current compensation program. For 2013, the Compensation Committee engaged Markson to provide comparative data on compensation practices in our industry for executive officers, Board members and Board committee members, and to perform an independent review of the compensation of our Chief Executive Officer and senior executive officers (including the named executive officers in the “2013 Summary Compensation Table” below). Markson reports directly to the Compensation Committee. Other than the work it performs for the Compensation Committee, Markson does not provide any consulting services to NeoStem or its executive officers.

Markson’s reports presented in late 2012 and in late 2013 (which the Compensation Committee considered in setting 2013 salaries and 2013 bonuses, respectively) provided competitive comparative market data for base salaries, bonuses and equity grants, their observations and their broad recommendations. In preparing their reports, Markson considered, among other data, compensation data for publicly traded companies of similar size in comparable industries (the “Peer Group” below) and the Kenexa compensation database using public and private companies in the biotech industry and with annual revenues of less than $200 million. Although the Compensation Committee considers Markson's advice and recommendations about our executive and director compensation program together with input from management, the Compensation Committee ultimately makes its own decisions about these matters.

Peer Group Companies for 2013:

NeoStem’s Peer Group for 2013
Aastrom Biosciences	Geron Corporation
Advanced Cell Technology	Immunocellular Therapeutics
Affymax Inc	Mimedx Inc Com
Amicus Therapeutics	Momenta Pharmaceuticals
Athersys	NeuralStem
BioHeart	Opexa Therapeutic
BioTime	Organovo Holdings
Cumberland Pharmaceuticals	Osiris Therapeutics
Cytomedix	Progenics Pharmaceutical
Cytori Therapeutics	Repligen Corp
Dendreon	Sangamo Biosciences
DURECT Corporation	Stemcells Inc
Fibrocell Science	Sucamo Pharmaceuticals

Generally, our Compensation Committee reviews and, as appropriate, approves compensation arrangements for executive officers in the fourth quarter of each year subject to the terms of existing employment agreements with our named executive officers, as discussed below, and the timing of the hiring of new executives. Other than with respect to the compensation of our Chief Executive Officer, our Compensation Committee also takes into consideration the recommendations for executive compensation made by our Chief Executive Officer, which recommendations are generally presented at the time of our Compensation Committee’s review of executive compensation arrangements.

Base Salary

The base salaries of our named executive officers are set out in their employment agreements with the Company which, in some cases, provide that the officer may be granted a raise at the Compensation Committee’s discretion. The employment agreements of Drs. Pecora, and Preti and of Mr. Dickey were approved by the Compensation Committee following arms’ length negotiation of the terms between members of management and the executive party to the agreement. In the case of the initial employment agreement of each of Dr. Pecora and Dr. Preti, these negotiations occurred in connection with the Company’s acquisition of PCT completed in 2011. With respect to the employment agreements of Dr. Losordo and Mr. Dickey, employment terms were negotiated between management and each executive prior to the commencement of employment on August 5, 2013 and August 19, 2013, respectively. Our Compensation Committee performs a review of base salaries for our executive officers annually. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Base salaries are established in part based on the individual experience, skills and expected contributions of our executives and our executives’ performance during the prior year.

Pursuant to a November 2012 amendment providing for a two-year extension of her employment agreement, Dr. Smith’s base salary was increased to $495,000 for 2013. The Compensation Committee awarded Dr. Smith a 10% raise for 2014. In approving the increases to Dr. Smith’s base salary, the Compensation Committee evaluated, with the assistance of Markson’s recommendations, the Company’s continued development under Dr. Smith’s outstanding leadership and performance. In connection with the increase to Dr. Smith’s base salary for 2013, the Compensation Committee further considered Markson’s evaluation that Dr. Smith’s base pay for 2012 was low relative to available market data. The Compensation Committee determined, in part based upon Markson’s analysis, that Dr. Pecora’s contractual salary for serving as NeoStem’s part-time Chief Medical Officer (through July 2013) approximated (on a pro rata basis, given the amount of Dr. Pecora’s time devoted to the Company) the market rate for a full time CMO. Pursuant to an amendment of Dr. Pecora’s employment agreement effective August 5, 2013, Dr. Pecora’s base salary was increased to $240,000 as a result of his additional responsibilities in connection with his appointment as NeoStem’s Chief Visionary Officer (while continuing to serve as Chief Medical Officer of PCT and Chief Scientific Officer of Amorcyte). Mr. Dickey, who was appointed the Company’s Chief Financial Officer effective August 19, 2013, receives a base salary of $310,000 pursuant to his employment agreement. In approving Mr. Dickey’s salary arrangement, the Compensation Committee gave consideration to the breadth of Mr. Dickey’s prior experience, including prior experience as a principal financial officer of a public company. Dr. Losordo, who was appointed the Company’s Chief Medical Officer effective August 5, 2013, receives a base salary of $385,000 pursuant to his employment agreement. At the time of his appointment and pursuant to his employment agreement, Dr. Losordo also received a signing bonus paid in shares of our common stock valued at $134,000. In approving Dr. Losordo’s base salary and signing bonus, the Compensation Committee gave consideration to Dr. Losordo’s expertise as a cardiologist and his prior management experience in the medical industry, and the value of these attributes to our Company’s business. Dr. Preti’s employment agreement provides for an initial salary of $330,000 increasing to $350,000 in January 2012, which the Compensation Committee raised to $364,000 in January 2014. Mr. May served as our Chief Financial Officer until August 19, 2013, at which time he was appointed our Vice President, Strategic Initiatives. The Compensation Committee determined that Mr. May would continue to receive a base salary of $235,000 during 2013 (increased to $239,700 for 2014) in connection with his new role, based on the value to the Company of his new responsibilities and his agreement to devote substantial time to transitioning the CFO role to Mr. Dickey.

Discretionary Bonuses

Our business model includes the development of novel proprietary cell therapy products as well as operating a contract development and manufacturing organization. Our cell therapy products are in the clinical development stage and are based on novel technologies. Given the nature of our business, the determination of annual cash incentive awards and/or discretionary bonuses for our executives is often tied towards developments in our business, including promoting our development programs or other supportive aspects of our business. The employment agreements of most of our named executive officers provide that the executive is eligible for an annual discretionary bonus, which in some cases is based on a target or maximum amount established by contract. In setting the amounts of bonus awards, the Compensation Committee generally undertakes a discretionary assessment of individual and overall corporate performance. The Compensation Committee’s determination of cash incentive amounts are designed to include consideration of important operational and financial aspects of the Company’s business and the progress of our Company’s development. Where a “target” bonus is established (as in the employment agreement of our Chief Executive Officer), if the professional effectiveness of the executive officer helped us achieve specific corporate objectives or otherwise contributed to our overall success, the bonus paid can exceed the target amount.

Pursuant to her employment agreement, for 2013 Dr. Smith was eligible to receive a bonus for 2013 in a target amount of 50% of her base salary assuming good progress toward the accomplishment of objectives set for Dr. Smith and the Company by the Compensation Committee, and with the contractual potential of a higher annual bonus, up to 100% of Dr. Smith’s base salary. For 2013, Dr. Smith was awarded a bonus of $450,000 (approximately 91% of base salary), based upon her strong performance, including her leadership in (i) aggregate capital raises of $66.5 million on advantageous terms, and leadership of successful investor relations efforts increasing the Company’s institutional and European investor base, (ii) transferring the Company’s listing to NASDAQ, (iii) attracting key executive hires to the Company with depth of industry experience, (iv) doubling the number of new clients for PCT and increasing billings over 20%, (v) generating leads for prospective critical business development transactions, (vi) efficiently accelerating the Company’s Treg program for type 1 diabetes and steroid resistant asthma, (vii) completing enrollment for the Phase 2 trial for AMR-001 and (viii) the expansion of the Company’s intellectual property positions.

Bonuses for Messrs. Dickey and May and Drs. Pecora, Losordo and Preti are determined by the Compensation Committee on a discretionary basis. Dr. Pecora elected to receive his bonus for 2013 in shares of restricted stock rather than cash, which were issued to him in 2014 at an aggregate value of approximately $365,000. In determining the amount of his bonus, the Compensation Committee considered, among other factors, Dr. Pecora’s involvement in (i) assisting with capital raises and presenting to institutional investors, (ii) generating leads for prospective critical business development transactions, (iii) efficiently accelerating the Company’s Treg program for type 1 diabetes and steroid resistant asthma, (iv) expanding AMR-001’s patent protection; (v) proficient oversight of the Phase 2 trial for AMR-001, including completion of enrollment, (vi) assisting with the hiring of Dr. Losordo and the transition of the CMO role, and (vii) positioning the Company in terms of both its development programs and place in the capital markets. For 2013, the Compensation Committee awarded Dr. Preti a cash bonus of $100,000, which was paid in early 2014. The bonus was awarded based on Dr. Preti’s instrumental role in (i) doubling the number of new clients for PCT and increasing billings over 20%, (ii) increasing the Company’s visibility and role as a thought leader in the cell therapy arena, (iii) focusing on lowering the cost of goods and enhancing manufacturing synergies through automation, innovation and engineering strategy, (iv) overseeing due diligence efforts focused on technology transfer and manufacturing in connection with business development transactions, and (v) bringing key hires to PCT critical for promoting growth and improving quality and customer service, (vi) driving efforts targeting potential expansion of operations internationally.

The employment agreements of Mr. Dickey and Dr. Losordo contemplate discretionary bonuses in an amount up to 30% and 25% of base salary, respectively. For 2013, a $40,000 cash bonus was awarded (and paid in early 2014) to each of Mr. Dickey, Dr. Losordo and Mr. May. In awarding these bonuses, the Compensation Committee recognized the respective roles of the management team members in helping the Company realize significant business developments over the past year including those described above.

In addition, each of Dr. Preti and Mr. May was paid a discretionary bonus of $45,000 early in 2013 because no cash bonuses had been paid to the named executive officers during 2012 (except for Dr. Smith’s contractual bonus for 2012) in an effort to conserve cash.

Stock Grants and Long-term Equity Incentive Compensation

Long-term incentive compensation allows the executive officers to share in any appreciation in the value of our common stock. The Compensation Committee believes that stock grants and stock option participation aligns executive officers’ interests with those of the stockholders. The amounts of the awards are designed to reward past performance and create incentives to meet long-term objectives. Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price, subject to continued employment with our company. Stock options are earned on the basis of continued service to us and generally vest over a period of years and/or upon the achievement of specified business milestones. All grants need to be approved by our Compensation Committee. All stock options are awarded at fair market value and based on our closing market price on the grant date.

In many cases, the employment agreement that we enter into with an executive officer provides for the grant of a stock award or option in connection with commencement of employment or commencement of the term, in part intended as an inducement to commencing or continuing employment with us. Certain equity awards are issued on a discretionary basis in connection with our Compensation Committee’s annual review of our executive compensation; in each of January 2013 and January 2014, option awards were issued to our named executive officers. Option awards granted to our named executive officers in January 2013 vested as to 20% of the option shares on the grant date, and are scheduled to vest as to the remaining option shares in 20% increments upon the achievement of specified business milestones. Option awards granted to our named executive officers in January 2014 vested as to an initial installment of the option shares on the grant date, with further installments of the option shares subject to time vesting and milestone vesting criteria. In January 2014, our CEO also received an award of 94,000 shares of restricted stock, subject to time-based and milestone vesting comparable to the 2014 option awards, The Compensation Committee issued these awards at a level intended to be competitive within the biotechnology industry, with consideration given to the Peer Group discussed above. In issuing these awards, the Compensation Committee considered Markson’s reports and recommendations, which provided context for equity grants in terms of (i) the competitive value of grants made among the Peer Group, (ii) the retention value of unvested equity, (iii) the Company’s “burn rate,” or the ratio of option-equivalent shares granted in the calendar year to total shares issued and outstanding, and (iv) in terms of grants to our CEO, prior grants and holdings. The Compensation Committee also considered individual performance, which for 2014 grants included the management team members’ respective roles in the 2013 business developments described above under the caption “Discretionary Bonuses.”

For a further discussion of the particulars of the stock awards and option grants issued to our named executive officers in connection with their current employment agreements, as well as discretionary awards approved by the Compensation Committee, see the discussion appearing below under the caption “Employment Agreements and Other Arrangements With Executive Officers,” together with the information in the compensation tables below.

Other Compensation

We make available to executive officers certain benefits available to all employees on similar terms including health and welfare benefits, paid time-off, disability insurance, and participation in our Employee Stock Purchase Plan. We may also provide certain perquisites generally available to senior executives of the Company, which may include executive life insurance and payment or reimbursement for cell phone, blackberry and internet service. For newly-hired executives, the Company may provide reimbursement for relocation expenses. Details of the values of these benefits and perquisites may be found in the footnotes and narratives to the “2013 Summary Compensation Table”, below.

We provide the benefits above to attract and retain our executive officers by offering compensation that is competitive with other companies similar in size and stage of development. These benefits represent a relatively small portion of their total compensation.

2012 Option Program - Description
On April 26, 2012, the Compensation Committee of the Board of Directors adopted a program (the “2012 Option Program”) whereby each participating officer was issued on April 26, 2012, an option (the “Option”) to purchase that number of shares of common stock equal to that portion of the participating officer's gross salary (the “Participating Salary”) for the period May 1, 2012 - July 31, 2012 (the “Election Period”) elected by the participating officer divided by $2.50, the Black-Scholes value of an Option issued under the 2012 Option Program. The Option, the issuance of which is in lieu of payment of the Participating Salary, vests at the end of the month in which the Participating Salary to which it relates would have been paid and has a term of ten years despite any termination of employment of the Participating Officer. The per share exercise price is $3.60, the closing price of the common stock on the date of the issuance of the Options. The gross Participating Salary for all Participating Officers is $181,309 and the total number of Options granted under the 2012 Option Program was 72,524. The Options were issued under the Company's 2009 Plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee of the
Board of Directors of NeoStem, Inc:

Richard Berman (chairman)
Steven S. Myers
Drew Bernstein

This report shall not constitute “soliciting material,” shall not be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any of our other filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference therein.

Compensation Committee Interlocks and Insider Participation

Richard Berman (chairman), Steven S. Myers and Drew Bernstein served as members of the Compensation Committee of the Company’s Board of Directors during 2013. None of the members of our Compensation Committee is, or has been, an officer or employee of ours or any of our subsidiaries. During the last fiscal year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (2) a director of another entity, one of whose executive officers served on our Compensation Committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our Board of Directors.

 2013 Summary Compensation Table

The following table sets forth certain summary compensation information with respect to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers, for services as executive officers for the last three fiscal years.

Name and						Stock	Option		All Other		Total
Principal Function	Year	Salary		Bonus		Awards(1)	Awards(1)		Compensation		Compensation
Robin Smith, Chief Executive Officer	2013	$495,000		$450,000		$—	$249,718		$40,782	(2)	$1,235,500
	2012	$412,694	(3)	$363,000	(4)	$183,840	$638,941		$44,927	(5)	$1,643,402
	2011	$375,176	(6)	$330,000	(7)	$—	$2,912,100	(8)	$30,496	(9)	$3,647,772
Andrew Pecora, Chief Visionary Officer	2013	$221,538	(10)	$365,004	(11)	$—	$286,472		$—		$873,014
	2012	$183,077	(12)	$—		$—	$61,780		$—		$244,857
	2011	$174,231		$—		$—	$688,741		$—		$862,972
Douglas Losordo, Chief Medical Officer	2013	$291,500		$40,000		$—	$343,070		$30,846	(13)	$705,416
	2012	$—		$—		$—	$—		$—		$—
	2011	$—		$—		$—	$—		$—		$—
Robert Preti, President and Chief Scientific Officer of PCT	2013	$349,231		$145,000		$—	$143,224		$—		$637,455
	2012	$309,880	(14)	$—		$—	$97,578		$—		$407,458
	2011	$300,808	(15)			$—	$439,002		$6,359	(16)	$746,169
Larry May, Chief Financial Officer (21)	2013	$234,583		$85,000		$—	$119,353		$9,016	(17)	$447,952
	2012	$225,000	(18)	$—		$1,005	$70,606		$9,224	(19)	$305,835
	2011	$200,000		$25,000			$410,909		$9,000	(20)	$644,909
Robert Dickey IV, Chief Financial Officer (21)	2013	$150,626		$40,000		$—	$229,462		$15,283	(22)	$435,371
	2012	$—		$—		$—	$—		$—		$—
	2011	$—		$—		$—	$—		$—		$—

(1)
Amounts shown under “Stock Awards” and “Option Awards” represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, in accordance with SEC rules. See Note 13 to the Notes to our Consolidated Financial Statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for a discussion of assumptions made in such valuations. All stock awards, option awards and other shares discussed in this table were issued under the Company's Amended & Restated 2009 Equity Compensation Plan (the "Plan"), with a per share price generally equal to the fair market value of a share of common stock on the date of grant.

(2)
Consisted of (i) a car allowance of $12,000, (ii) approximately $14,696 paid by us on behalf of Dr. Smith for life and disability insurance; (iii) $13,950 for club membership dues; and (iv) $136 for health insurance reimbursement.

(3)
Pursuant to an arrangement approved by the Compensation Committee, Dr. Smith elected to receive an aggregate of $218,090 of her 2012 salary in shares of common stock and Options issued under the Plan in lieu of cash.

(4)
On March 6, 2013, Dr. Smith elected to receive a portion of her 2012 bonus in shares of NeoStem, Inc.'s common stock. Dr. Smith received 100,000 shares based on a per share purchase price of $5.30, the fair market value at the time of election.

(5)
Consisted of (i) a car allowance of $12,000, (ii) approximately $1,903 health insurance reimbursement, (iii) approximately $14,942 paid by us on behalf of Dr. Smith for life and disability insurance; and (iv) $16,083 for club membership dues.

(6)
Pursuant to an arrangement approved by the Compensation Committee, Dr. Smith elected to receive an aggregate of $172,761 of her 2011 salary, in shares of common stock of the Company issued under our 2009 Amended & Restated

Equity Compensation Plan at the then-market price.

(7)	In 2011, Dr. Smith elected to accept her entire bonus in shares of common stock of the Company.

(8)
Includes $722,900 attributable to the incremental compensation cost recognized for the acceleration of certain of Dr. Smith's stock options on April 4, 2011 in connection with an amendment to her employment agreement.

(9)	Consisted of (i) a car allowance of $12,000, (ii) approximately $15,946 paid by us on behalf of Dr. Smith for life and disability insurance, and (iii) approximately $2,550 for club membership dues.

(10)
Pursuant to an arrangement approved by the Compensation Committee, Dr. Pecora elected to receive an aggregate of $80,245 of his 2013 salary in shares of common stock issued under the Plan and in lieu of cash.

(11)	Dr. Pecora's 2013 bonus was paid in stock. He received a stock award of 46,976 shares issued under the Plan.

(12)
Pursuant to an arrangement approved by the Compensation Committee, Dr. Pecora elected to receive an aggregate of $74,231 of his 2012 salary in shares of common stock and Options issued under the Plan in lieu of cash.

(13)	Consisted of (i) relocation reimbursement of $20,000, (ii) $10,000 legal fee reimbursement, and (iii) $846 paid by us on behalf of Dr. Losordo for life insurance.

(14)
Pursuant to an arrangement approved by the Compensation Committee, Dr. Preti elected to receive an aggregate of $32,761 of his 2012 salary in shares of common stock and Options issued under the Plan in lieu of cash.

(15)
As a result of the PCT Merger and Dr. Preti's employment as President of PCT effective upon the PCT Merger, Dr. Preti is considered to be an executive officer of the Company effective January 19, 2011. Salary reflected in this table is pursuant to an employment agreement effective on such date.

(16)	This amount consists of PCT's contribution to Dr. Preti's 401(k).

(17)	Consisted of (i) a car allowance of $9,000; and (ii) $16 for health insurance reimbursement.

(18)	Pursuant to an arrangement approved by the Compensation Committee, Mr. May elected to receive an aggregate of $14,063 of his 2012 salary in Options issued under the Plan in lieu of cash.

(19)	Consisted of (i) a car allowance of $9,000; and (ii) $224 for health insurance reimbursement.

(20)	Consisted of a car allowance of $9,000.

(21)
Effective August 19, 2013, Robert Dickey IV, was appointed to serve as Chief Financial Officer of the Company. Also effective on August 19, 2013, the Company entered into a letter agreement with Larry May who had been serving as the Company's Chief Financial Officer since 2006. As of the effective date of the agreement, Mr. May's tenure as Chief Financial Officer ended at which time he was appointed as the Company's newly created position of Vice President, Strategic Transactions.

(22)	Consists of (i) relocation related reimbursements of approximately $13,608, and (ii) COBRA reimbursement of approximately $1,675.

 NEOSTEM EMPLOYMENT AGREEMENTS AND EQUITY GRANTS

Employment Agreements and Other Arrangements with Executive Officers

This section contains a description of the employment agreements and certain other arrangements that NeoStem has (or had during the years ended December 31, 2011, 2012 and 2013) with the officers named in the Summary Compensation Table. All descriptions are qualified in their entirety by reference to such agreements. The descriptions to follow provide further information about the compensation that is shown in the Summary Compensation Table and the Grants of Plan Based Awards Table for these officers. They also give you information about payments that could be received by these officers under certain circumstances at such time as their employment with NeoStem ends, for example, certain severance arrangements.

Robin L. Smith, M.D. - Chief Executive Officer and Chairman of the Board

Dr. Robin L. Smith serves as our Chief Executive Officer pursuant to an employment agreement dated May 26, 2006, which agreement has been subsequently amended from time to time. Under this agreement, as amended through July 29, 2009 (as so amended, the “Agreement”), Dr. Smith was employed through December 31, 2011 and as of September 27, 2009 was entitled to receive a base salary of $332,750 per year (increasing by 10% on each annual anniversary of September 27), an annual bonus determined by the Board of at least $275,000, and certain other perquisites including a car allowance, variable life insurance, and reimbursement for fees for a New York club to be used for business entertaining and meetings. To help conserve cash, Dr. Smith has elected from time to time to receive her net salary and/or bonus in shares of the Company's common stock, pursuant to an arrangement approved by the Compensation Committee. Pursuant to an arrangement approved by the Compensation Committee, Dr. Smith elected to receive an aggregate of $172,761 of her 2011 salary, and continued in 2012 to receive a significant portion of her salary, in shares of common stock of the Company issued under our 2009 Equity Compensation Plan at the then-market price. In 2011, Dr. Smith elected to accept her entire bonus in shares of common stock of the Company. Dr. Smith's Participating Salary in the 2012 Option Program was $100,656, her full gross salary for the Election Period. As of October 29, 2009, the Compensation Committee of the Board approved the reimbursement to Dr. Smith of premiums, up to $4,000 annually, for disability insurance covering Dr. Smith. We maintain key-man life insurance on Dr. Smith in the amount of $5,000,000.

On April 4, 2011, the Company entered into an amendment of the Agreement. Pursuant to the amendment, (i) the term of the Agreement was extended from December 31, 2011 to December 31, 2012; (ii) Dr. Smith was entitled to receive cash bonuses on October 1, 2011 and 2012 in the minimum amount of 110% of the prior year's bonus; (iii) a failure to renew the Agreement at the end of the term regardless of reason shall be treated as a termination by the Company without cause; (iv) the Company shall pay Dr. Smith her base salary and COBRA premiums (a) for one year in the event of a termination of the agreement by Dr. Smith for other than good reason and (b) during any period during which she is bound by non-competition, non-solicitation or similar covenants with the Company (such payments shall not be made during the time Dr. Smith is also receiving payments under (iii) or (iv)(a)); (v) Dr. Smith was granted an option to purchase 150,000 shares of common stock at a per share exercise price based on the closing price of the common stock on the date of the amendment, vesting as to 50,000 shares on each of the date of grant, December 31, 2011 and December 31, 2012; (vi) all other unvested options held by Dr. Smith were immediately vested; (vii) any vested options previously or hereafter granted to Dr. Smith during the remainder of the term shall remain exercisable following termination of employment for the full option term until the expiration date; (viii) the Company agreed that, with the exception of the period of time during which Dr. Smith is a Company affiliate and for 90 days thereafter (during which time any shares owned by or issued to Dr. Smith will bear the Company's standard affiliate legend), the Company will not place legends on shares on common stock owned by Dr. Smith restricting the transfer of such shares so long as such shares are sold under an effective registration statement, pursuant to Rule 144 or are eligible for sale under Rule 144 without volume limitations; and (ix) if Dr. Smith ceases to be employed by the Company and for so long as she continues to own shares of common stock the sale of which would require that the current public information requirement of Rule 144 be met, the Company will use its reasonable best efforts to timely meet those requirements or obtain appropriate extensions or otherwise make available such information as is required. Except as set forth in the amendment, the Agreement remained unchanged.

On November 13, 2012, the Company again amended the Agreement with Dr. Robin L. Smith. Pursuant to the amendment, (i) the term of the Agreement was extended for two years to December 31, 2014; (ii) Dr. Smith's annual base salary was increased to $495,000; (iii) Dr. Smith is eligible to receive a cash bonus for each of 2013 and 2014, based on a target amount of 50% of annual base salary assuming good progress toward the accomplishment of objectives set for Dr. Smith and the Company by the Compensation Committee, and which may be awarded in an amount up to 100% of annual base salary for extraordinary performance, all as determined by the Compensation Committee; (iv) all unvested options held by Dr. Smith as of the date of the amendment were immediately vested; (v) a failure to renew the Agreement at the end of the term regardless of reason shall be treated as a termination by the Company without cause; (vi) upon the Company's termination of Dr. Smith's employment without cause or by Dr. Smith with good reason, (a) the Company is to pay Dr. Smith her base salary and COBRA premiums for one year following the termination plus the previous year's annual bonus payment, and (b) all of Dr. Smith's stock options which are vested as of the termination date plus any additional options that would have vested by the passage of time during the 12 month period following such date (which additional options shall become immediately and fully vested as of the termination date) shall remain exercisable for the balance of their 10 year term; (vii) in the event the Company terminates Dr. Smith's employment with cause or Dr. Smith resigns, the Company is to pay Dr. Smith her then current base salary and COBRA premiums for one year; and (viii) any vested options previously or hereafter granted to Dr. Smith during the remainder of the term shall remain exercisable notwithstanding any termination of employment for the full option term until the expiration date. The Compensation Committee awarded Dr. Smith a 10% raise to her base salary commencing January 1, 2014, having evaluated the Company’s continued development under Dr. Smith’s outstanding leadership and performance.

On January 2, 2013, Dr. Smith was awarded an option to purchase 50,000 shares of our common stock at an exercise price of $6.20 per share, which vested as to 20% of the option shares on the date of grant and which is scheduled to vest as to the remaining option shares in 20% increments upon the achievement of specified business milestones. On January 2, 2014, Dr. Smith was awarded (i) an option to purchase 131,000 shares of our common stock at an exercise price of $7.77 per share and (ii) 94,000 shares of restricted stock. Each of the option award and the restricted stock award, vested as to 1/6 of the shares on the grant date, and is scheduled to vest as to 1/6 of the shares on each of the first, second and third anniversaries of the grant date, and as to 1/6 of the option shares upon the occurrence of each of two specified business milestones. The Company agreed to pay the withholding taxes on the restricted stock award. On March 11, 2014, the Company entered into a letter agreement with Dr. Smith confirming her current base salary of $545,000.

Robert Dickey IV - Chief Financial Officer

Effective August 19, 2013 (the “Effective Date”), Robert Dickey IV was appointed to serve as the Company’s Chief Financial Officer. Pursuant to Mr. Dickey’s employment agreement, which has an initial three-year term, Mr. Dickey (i) is entitled to receive base salary of $310,000; (ii) is eligible for an annual cash bonus of up to 30% of his base salary, as well as any other discretionary bonuses as may be approved by the Compensation Committee from time to time; (iii) was granted on the Effective Date an option to purchase 36,000 shares of the Company's common stock at a per share exercise price equal to the closing price of the common stock on the Effective Date, scheduled to vest subject to Mr. Dickey's continued employment as to 12,000 shares on each of the one year, two year and three year anniversaries of the Effective Date; (iv) received a signing bonus of 5,000 shares of the Company's common stock, subject to forfeiture in the event he resigns or is terminated for “cause” prior to the one-year anniversary of the Effective Date, and an option to purchase 10,000 shares of the Company's common stock at a per share exercise price equal to the closing price of the common stock on the Effective Date scheduled to vest on the one year-anniversary of the Effective Date. Either party may terminate the Employment Agreement upon 60 days' prior written notice to the other party. If Mr. Dickey's employment is terminated for any other reason other than for cause, and provided Mr. Dickey executes a release, (i) Mr. Dickey will be entitled to three months' of then-current base salary as severance and (ii) Mr. Dickey and his eligible dependents shall be entitled to continue participation in the Company’s group health plans in accordance with COBRA. On January 2, 2014, Mr. Dickey was awarded an option to purchase 35,000 shares of our common stock at an exercise price of $7.77 per share, which vested as to 1/4 of the option shares on the grant date, and which is scheduled to vest as to 1/4 of the option shares on the one-year anniversary of the grant date and as to 1/4 of the option shares upon the occurrence of each of two specified business milestones.

Andrew L. Pecora, M.D., FACP - Chief Visionary Officer of NeoStem, Chief Medical Officer of PCT and Chief Scientific Officer of Amorcyte

On September 23, 2010, we entered into a four-year employment agreement with Dr. Andrew Pecora which became effective on January 19, 2011 upon the closing of our acquisition of PCT (the “Commencement Date”), governing Dr. Pecora’s employment as Chief Medical Officer of PCT. Upon commencement, the employment agreement provided for (i) an annual base salary of $180,000 and (ii) an option to purchase 40,000 shares of our common stock governed by our Amended and Restated 2009 Plan at a per share exercise price of $15.00, vesting as to 10,000 shares on each of the first, second, third and fourth annual anniversaries of the Commencement Date. Dr. Pecora’s employment agreement further provides that upon Termination without Cause (as defined) or Resignation for Good Reason (as defined) Dr. Pecora will be entitled to continuation of his base salary for three (3) months in accordance with customary payroll practices in consideration for executing a release and a confidentiality, non-compete, non-solicitation and inventions assignment agreement and compliance therewith.

On August 17, 2011, we entered into a letter agreement with Dr. Pecora pursuant to which his employment agreement was amended to provide that: (a) his title was changed to also include Chief Medical Officer of NeoStem and (b) his annual salary was increased to $210,000. Dr. Pecora was also granted options to purchase an additional 50,000 shares of the Company's common stock under the Amended and Restated 2009 Plan at a per share exercise price of $7.10, vesting as to 10,000 shares on each of the first, second, third, fourth and fifth annual anniversaries of the amendment. Other than as set forth therein, Dr. Pecora’s agreement remained in full force and effect. Upon our acquisition of Amorcyte in October 2011, Dr. Pecora agreed to continue to serve as Chief Scientific Officer of Amorcyte for no additional compensation.

Effective April 11, 2012, we entered into a letter agreement with Dr. Pecora providing that Dr. Pecora would devote no less than two days per week to his duties as Chief Medical Officer of PCT and NeoStem, with a corresponding decrease in his annual salary to $140,000. Additionally, pursuant to this letter agreement, Dr. Pecora agreed to accept his net salary through the issuance to him of shares of the Company's common stock at fair market value at the time of issuance, at his election determined on a quarterly basis with such shares issued pursuant to the Company's Amended and Restated 2009 Plan. Pursuant to this arrangement, during 2012 and 2013 Dr. Pecora elected to receive an aggregate of $119,476 of his salary in shares of our common stock. On April 26, 2012, Dr. Pecora elected in lieu of shares of our common stock to participate in the Company's 2012 Option Program with a Participating Salary for the period equal to $35,000, his full gross salary for the Election Period.

Effective August 5, 2013 (the “Effective Date”), the Company entered into further amendment to Dr. Pecora’s employment agreement pursuant to which, Dr. Pecora was appointed as the Company's Chief Visionary Officer (while continuing to serve as Chief Medical Officer of PCT, Chief Scientific Officer of Amorcyte, and a member of the Company's Board of Directors). Pursuant to this amendment, which has a term through December 31, 2014, (i) Dr. Pecora's annual base salary was increased to $240,000; (ii) commencing with the pay period ending August 15, 2013, Dr. Pecora agreed to accept his salary (a) as to $210,000, through the issuance of shares of common stock (through participation in the Company's Employee Stock Purchase Plan, and through shares priced at fair market value at the time of issuance pursuant to the Company's Amended and Restated 2009 Plan), and (b) as to $30,000 in cash, subject to Dr. Pecora having the ability to notify the Company on a quarterly basis of any desired changes to the foregoing stock/cash allocation; (iii) Dr. Pecora was granted on the Effective Date an option to purchase 27,500 shares of the Company's common stock at a per share exercise price equal to the closing price of the common stock on the Effective Date, which vested as to 5,000 shares on the Effective Date and as to 5,000 shares on December 31, 2013, and which is scheduled to vest, subject to Dr. Pecora's continued employment, as to 5,000 shares on December 31, 2014 and as to 12,500 shares upon the occurrence of performance conditions mutually agreed by Dr. Pecora and the Company prior to September 30, 2013, and (iv) options currently held by Dr. Pecora covering 20,000 shares of common stock and scheduled to vest after December 31, 2014, shall vest and become exercisable, subject to Dr. Pecora's continued employment, on December 31, 2014. Pursuant to the arrangement referred to in clause (ii) above, during 2013, Dr. Pecora accepted $80,245 of his salary through the issuance of shares of the Company’s common stock pursuant to our Amended and Restated 2009 Plan and our Employee Stock Purchase Plan, respectively, and $141,293 of his salary in cash.

On January 2, 2013, Dr. Pecora was awarded an option to purchase 30,000 shares of our common stock at an exercise price of $6.20 per share, which vested as to 20% of the shares on the date of grant and as to the remaining shares in 20% increments upon the achievement of specified business milestones. On January 2, 2014, Dr. Pecora was awarded an option to purchase 100,000 shares of our common stock at an exercise price of $7.77 per share, which vested as to 1/6 of the option shares on the grant date, and which is scheduled to vest as to 1/6 of the option shares on each of the first, second and third anniversaries of the grant date, and as to 1/6 of the option shares upon the occurrence of each of two specified business milestones.

Douglas W. Losordo, M.D., FACC, FAHA - Chief Medical Officer

Effective August 5, 2013 (the “Commencement Date”), Douglas W. Losordo, M.D., FACC, FAHA, was appointed to serve as the Company’s Chief Medical Officer. Pursuant to his employment agreement, which has an initial three-year term, Dr. Losordo (i) is entitled to receive base salary of $385,000; (ii) is eligible to receive an annual cash bonus of up to 25% of base salary, as well as any other discretionary bonuses as may be approved by the Compensation Committee from time to time; (iii) was granted on the Commencement Date an option to purchase 70,000 shares of the Company's common stock at a per share exercise price equal to the closing price of the common stock on the Commencement Date, which vested as to 20,000 shares on August 5, 2014, and which is scheduled to vest subject to Dr. Losordo's continued employment as to 20,000 shares on August 5, 2015 and as to 30,000 shares on August 5, 2016; (iv) received a signing bonus of 20,000 shares of the Company's common stock, which had been subject to forfeiture as to 10,000 of such shares in the event Dr. Losordo resigns or is terminated for cause prior to the first anniversary of the Commencement Date; and (v) shall receive a bonus of 10,000 shares of the Company's common stock on each of the first, second and third anniversaries of the Commencement Date provided Dr. Losordo remains employed by the Company on such dates (with the first such installment having been awarded to Dr. Losordo in accordance with his employment agreement). The employment agreement also provides that Dr. Losordo will receive from the Company reimbursement for up to $10,000 for legal fees associated with preparation of the employment agreement, up to $20,000 for relocation expenses, up to $5,000 annually for supplemental term life insurance coverage and up to $3,500 for supplemental long term disability coverage. Either party may terminate the employment agreement upon 60 days' prior written notice to the other party. If the Company terminates Dr. Losordo's employment other than for cause, Dr. Losordo terminates his employment for good reason (as defined) or Dr. Losordo's employment terminates as a result of the expiration of the term, in addition to any accrued rights under the employment agreement, and provided Dr. Losordo executes a release, (i) Dr. Losordo will be entitled to three months' of then-current base salary as severance; (ii) the Company may, at its option, elect to pay additional severance equal to an additional nine months of then-current base salary; provided that Dr. Losordo's non-competition obligation shall cease if the Company does not make the payments called for by clause (ii); (iii) Dr. Losordo shall be entitled to three months' of COBRA assistance; and (iv) all of Dr. Losordo's options which have vested as of the termination date shall remain exercisable for 12 months following such date but not beyond the original ten-year term of such options. On January 2, 2014, Dr. Losordo was awarded an option to purchase 50,000 shares of our common stock at an exercise price of $7.77 per share, which vested as to 1/6 of the option shares on the grant date, and which is scheduled to vest as to 1/6 of the option shares on each of the first, second and third anniversaries of the grant date, and as to 1/6 of the option shares upon the occurrence of each of two specified business milestones.

Robert A. Preti, Ph.D. - President and Chief Scientific Officer of Progenitor Cell Therapy, LLC

On September 23, 2010 we entered into a four year employment agreement with Robert A. Preti, Ph.D. which became effective on January 19, 2011, upon the closing of our acquisition of PCT (the “Commencement Date”). Pursuant to his employment agreement, Dr. Preti serves as President and Chief Scientific Officer of PCT. The employment agreement provides for, among other things, (i) an initial annual base salary of $330,000, increasing to $350,000 on January 19, 2012, and (ii) an option to purchase 40,000 shares of our common stock under the Amended and Restated 2009 Plan at a per share exercise price of $15.00, vesting as to 10,000 shares on each of the first, second, third and fourth annual anniversaries of the Commencement Date, and (iii) eligibility for cash bonuses as determined by the Compensation Committee. The employment agreement further provides that upon Termination without Cause (as defined) or Resignation for Good Reason (as defined), Dr. Preti will be entitled to certain post-termination benefits in consideration of executing a release and a confidentiality, non-compete, non-solicitation and inventions assignment agreement and compliance therewith, including (i) continuation of his base salary for up to twelve (12) months in accordance with customary payroll practices, (ii) reimbursement of COBRA healthcare premiums for up to twelve (12) months, and (iii) the accelerated vesting for all unvested option shares that would have vested during the twelve (12) months following termination of employment had Dr. Preti remained in the employ of PCT. The Preti Employment Agreement also gives PCT the option, in its sole discretion, to continue Dr. Preti's base salary for an additional twelve (12) months (for a total of twenty-four (24) months) in consideration for a twelve month extension of the non-competition restrictive covenants to which Dr. Preti is subject. Additionally, we maintain key-man life insurance on Dr. Preti in the amount of $3,000,000. On April 26, 2012, Dr. Preti elected to participate in the Company's 2012 Option Program with a Participating Salary equal to $13,750. An additional $20,000 of his annual salary is paid on a quarterly basis through the issuance of shares of our common stock. Effective January 1, 2014, our Compensation Committee increased Dr. Preti’s base salary to $364,000. On January 2, 2013, Dr. Preti was awarded an option to purchase 30,000 shares of our common stock at an exercise price of $6.20 per share, which vested as to 20% of the shares on the date of grant and as to the remaining shares in 20% increments upon the achievement of specified business milestones. On January 2, 2014, Dr. Preti was awarded an option to purchase 75,000 shares of our common stock at an exercise price of $7.77 per share, which vested as to 1/6 of the option shares on the grant date, and which is scheduled to vest as to 1/6 of the option shares on each of the first, second and third anniversaries of the grant date, and as to 1/6 of the option shares upon the occurrence of each of two specified business milestones.

Larry A. May - Vice President, Strategic Transactions

Effective August 19, 2013, Mr. May was appointed the Company’s Vice President, Strategic Transactions. In connection with this appointment, we and Mr. May executed an offer letter contemplating that in his new role, Mr. May will focus on the Company's various business development and strategic activities, as well as devoting approximately half of his time to transitioning the CFO role to Mr. Dickey. Pursuant to the offer letter, during 2013 Mr. May continued to receive a base salary of $235,000, and remains eligible to participate in the Company benefits in which he participated as Chief Financial Officer. Effective January 1, 2014, the Compensation Committee raised Mr. May’s salary to $239,700. Pursuant to the offer letter, Mr. May’s employment is on at-will terms. On January 2, 2013, Mr. May was granted an option to purchase 25,000 shares of our common stock at an exercise price of $6.20 per share, which vested as to 20% of the shares on the grant date and as to the remaining shares in 20% increments upon the achievement of specified business milestones. On January 2, 2014, Mr. May was awarded an option to purchase 35,000 shares of our common stock at an exercise price of $7.77 per share, which vested as to25% of the shares on the grant date and which is scheduled to vest as to 25% on the first anniversary of the grant date and as to 25% of the option shares upon the occurrence of each of two specified business milestones.

Mr. May previously served as our Chief Financial Officer from January 19, 2006 to August 19, 2013. During the first three years of his tenure as our Chief Financial Officer, Mr. May’s employment had been governed by an employment agreement which expired by its terms on January 18, 2009. Thereafter, Mr. May continued serving as our CFO on an at-will basis. As approved by the Compensation Committee, Mr. May’s base salary for 2011, 2012 and 2013, respectively, was $200,000, $225,000 and $235,000.

Indemnification Agreements

As of October 2, 2009, we entered into indemnification agreements with our Chief Executive Officer, our then Chief Financial Officer, our General Counsel, certain other employees and each of its directors pursuant to which we have agreed to indemnify such party to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is our director, officer, employee, agent or fiduciary.

Acceleration of Vesting Under Stock Option Plans

Generally, in the event of a Change in Control of NeoStem (as defined in our Amended and Restated 2009 Equity Compensation Plan, "2009 Plan"), (a) all outstanding options and stock appreciation rights of each participant granted prior to the change in control shall be fully vested and immediately exercisable in their entirety, and (b) all unvested stock awards, restricted stock units, restricted stock, performance-based awards, and other awards shall become fully vested, including without limitation, the following: (i) the restrictions to which any shares of restricted stock granted prior to the change in control are subject shall lapse as if the applicable restriction period had ended upon such change in control, and (ii) the conditions required for vesting of any unvested performance-based awards shall be deemed to be satisfied upon such change in control.

Termination or Change in Control Payments

The following table sets forth aggregate estimated payment obligations to each of the named executive officers assuming a termination occurred on December 31, 2013:

		Before Change in Control Termination w/o Cause or for Good Reason		After Change in Control Termination w/o Cause or for Good Reason	Voluntary Termination
Name	Benefit	($)		($)(1)	($)
Robin Smith	Severance	545,000		—	545,000
Chief Executive Officer	Health Benefits	22,010		—	22,010
	Equity Award Acceleration	—	(2)	6,200	—	(2)
	Total	567,010		6,200	567,010
Andrew Pecora	Severance	60,000		—	60,000
Chief Visionary Officer	Health Benefits	—		—	—
	Equity Award Acceleration	—		13,169	—
		60,000		13,169	60,000
Douglas Losordo	Severance	32,083		—	32,083
Chief Medical Officer	Health Benefits	26,726		—	26,726
	Equity Award Acceleration	—		136,400	—
		58,809		136,400	58,809
Robert Preti	Severance	364,000		—	364,000
President and Chief	Health Benefits	21,120		—	21,120
Scientific Officer of PCT	Equity Award Acceleration	—		18,645	—
		385,120		18,645	385,120
Larry May	Severance	—		—	—
VP, Strategic Initiatives	Health Benefits	—		—	—
(Former CFO)	Equity Award Acceleration	—		13,901	—
		—		13,901	—
Robert Dickey IV	Severance	77,500		—	—
Chief Financial Officer	Health Benefits	—		—	—
	Equity Award Acceleration	—		34,100	—
		77,500		34,100	—

(1) This represents the cumulative value of the equity awards that would accelerate upon a change in control. The amount represents (1) the value of restricted common stock priced on the last business day of the registrant's last completed fiscal year, and (2) the difference between the price of our common stock at the last business day of the registrant’s last completed fiscal year and the exercise price multiplied by the number of options that would accelerate.

(2) Per the terms of the employment agreement, equity awards vesting within one year of termination will be automatically vested. The price of our common stock at the last business day of the registrant’s last completed fiscal year is less than the exercise price of the options vesting within one year. As such, no value has been assigned to any acceleration that may occur upon a termination or a change in control.

2013 Grants of Plan-Based Awards
The following table sets forth information regarding grants of stock and option awards made to our Named Executive Officers during fiscal 2013:

(a)	(b)	(c-e)			(f)	(g)	(h)	(i)	(j)
Named Officer	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards and Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Market Price on Date of Grant	Full Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	($/Sh)	($/Sh)	($) (1)
Robin Smith	3/6/2013	—	—	—	10,000	—	—	$5.30	53,000
Chief Executive Officer	1/2/2013	—	—	—	—	50,000	$6.20	$6.20	249,718
Andrew Pecora (2)	1/2/2013	—	—	—	—	30,000	$6.20	$6.20	143,224
Chief Visionary Officer	8/5/2013	—	—	—	—	27,500	$7.29	$7.29	143,248
Douglas Losordo	8/5/2013	—	—	—	20,000(3)	—	—	$7.29	145,800
Chief Medical Officer	8/5/2013	—	—	—	—	70,000(3)	$7.29	$7.29	343,070
Robert Preti	1/2/2013	—	—	—	—	30,000	$6.20	$6.20	143,224
President and Chief Scientific
Officer of PCT
Larry May	1/2/2013	—	—	—	—	25,000	$6.20	$6.20	119,353
Vice President, Strategic Initiatives
(former Chief Financial Officer)
Robert Dickey IV	8/19/2013	—	—	—	5,000(4)	—	—	$7.46	37,300
Chief Financial Officer	8/19/2013	—	—	—	—	36,000(4)	$7.46	$7.46	181,019
	8/19/2013					10,000(4)	$7.46	$7.46	48,443

(1) Computed in accordance with FASB ASC Topic 718. See footnote 13 of the financial statements.

(2) Excludes $80,245 of shares issued to Dr. Pecora in lieu of cash compensation as reflected in footnote 10 of the Summary Compensation Table above.

(3) Consists of an award granted to Dr. Losordo pursuant to the terms of his employment agreement.

(4) Consists of an award granted to Mr. Dickey pursuant to the terms of his employment agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on option awards outstanding at December 31, 2013 for NeoStem's named Executive Officers.

Name	Number of Securities Underlying Unexercised Options # Exercisable		Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price**	Option Expiration Date
Robin L. Smith	1,500	(1)	—	—	$19.00	12/4/2016
	5,500	(2)	—	—	$19.00	1/17/2017
	25,000	(3)	—	—	$19.00	9/26/2017
	12,000	(4)	—	—	$16.30	2/26/2018
	500	(5)	—	—	$11.30	10/30/2018
	10,000	(6)	—	—	$19.50	5/20/2019
	50,000	(7)	—	—	$17.10	7/7/2019

	75,000	(8)	—		—	$20.40	10/28/2019
	22,968	(9)	—		—	$19.00	10/29/2016
	20,000	(10)	—		—	$16.60	11/3/2019
	150,000	(11)	—		—	$17.40	4/3/2021
	79,000	(12)	—		—	$5.20	1/3/2022
	40,263	(13)	—		—	$3.60	4/25/2022
	70,000	(14)	—		—	$5.20	7/4/2022
	40,000	(15)	10,000	(15)	—	$6.20	1/1/2023
Andrew Pecora	20,001	(16)	19,999	(16)	—	$15.00	1/18/2021
	30,000	(17)	20,000	(17)	—	$7.10	8/16/2021
	11,667	(18)	5,833	(18)	—	$5.20	1/3/2022
	14,000	(19)	—		—	$3.60	4/25/2022
	24,000	(20)	6,000	(20)	—	$6.20	1/1/2023
	13,125	(21)	14,375	(21)	—	$7.29	8/4/2023
Robert Preti	20,001	(22)	19,999	(22)	—	$15.00	1/18/2021
	18,427	(23)	9,213	(23)	—	$5.20	1/3/2022
	5,500	(24)	—		—	$3.60	4/25/2022
	24,000	(25)	6,000	(25)	—	$6.20	1/1/2023
Douglas Losordo	296	(26)	—			$19.00	6/14/2014
	7,500	(27)	—			$19.50	6/15/2014
	7,500	(28)	—			$20.50	6/15/2014
	600	(29)	—			$19.00	10/15/2016
	—	(30)	70,000	(30)		$7.29	8/4/2023
Larry May	100	(31)	—	(31)	—	$19.00	11/15/2014
	1,000	(32)	—	(32)	—	$19.00	6/1/2016
	4,150	(33)	—	(33)	—	$19.00	10/29/2016
	2,000	(34)	—	(34)	—	$19.00	12/4/2016
	2,000	(35)	—	(35)	—	$19.00	9/26/2017
	3,600	(36)	—	(36)	—	$16.30	2/26/2018
	500	(37)	—	(37)	—	$11.30	10/30/2018
	15,000	(38)	—	(38)	—	$20.40	10/28/2019
	35,000	(39)	—	(39)	—	$17.40	4/3/2021
	13,333	(40)	6,667	(40)	—	$5.20	1/3/2022
	5,625	(41)	—	(41)	—	$3.60	4/25/2022
	20,000	(42)	5,000	(42)	—	$6.20	1/1/2023
Robert Dickey IV	—	(43)	46,000	(43)	—	$7.46	8/18/2023

**
All option awards were made under and are governed by the terms of the Company’s 2003 Equity Participation Plan or NeoStem's 2009 Amended & Restated Equity Compensation Plan which was approved by our stockholders at our 2013 annual stockholder meeting on October 3, 2013. the 2009 Amended & Restated Plan increased the aggregate number of shares of the Company's common stock ("Common Stock") available for issuance thereunder by 2,600,000 shares, from 3,395,000 shares to 5,995,000 shares.

(1)
Consists of options granted to Dr. Smith by the Compensation Committee on December 5, 2006, which vested as to 1,000 options upon grant and as to 500 options on August 9, 2007 upon our common stock being listed for trading on the American Stock Exchange (now known as the NYSE MKT).

(2)
This option was granted to Dr. Smith in connection with her entering into an amendment to her employment agreement on January 26, 2007, and vested as to (i) 2,500 options upon the first closings in NeoStem's January 2007 private placement, (ii) 1,500 options on June 30, 2007 and (iii) 1,500 options on December 31, 2007.

(3)
Consists of options granted to Dr. Smith by the Compensation Committee September 27, 2007, which vested as to 15,000 options on the date of grant and as to 10,000 options upon consummation of the Erye Merger on October 30, 2009.

(4)
Consists of options granted to Dr. Smith by the Compensation Committee on February 27, 2008, which vested (i) as to 4,000 options on the date of grant, (ii) as to 3,000 options upon consummation of the Erye Merger on October 30, 2009, (iii) as to 3,000 options on September 2, 2008 upon the achievement of a business milestone, and (iv) as to 2,000 options on October 31, 2008 upon the achievement of a business milestone.

(5)	This option was granted to Dr. Smith by the Compensation Committee on October 31, 2008 and vested on November 2, 2008 upon the achievement of a business milestone.

(6)	This option was granted to Dr. Smith by the Compensation Committee on May 8, 2009 and was vested in its entirety on the date of grant.

(7)
This option was granted to Dr. Smith by the Compensation Committee on July 8, 2009 and vested as to 25,000 options on the date of grant and as to an additional 25,000 options upon consummation of the Erye Merger on October 30, 2009.

(8)
An option was granted to Dr. Smith by the Compensation Committee effective October 29, 2009 upon approval of the Erye Merger and the increase in shares under the 2009 Equity Compensation Plan consisting of an aggregate of 75,000 option shares, and was scheduled to vest as to 25,000 options upon the achievement of a specific business milestone, 25,000 options on July 8, 2010 and 25,000 options on July 8, 2011. On July 7, 2010, the Compensation Committee accelerated the vesting of the 25,000 options originally scheduled to vest upon achievement of a business milestone and the 20,000 options originally scheduled to vest on July 8, 2011. As a result, as of July 8, 2010, this option was fully vested.

(9)	This option was granted to Dr. Smith by the Compensation Committee on October 30, 2009 and was vested in its entirety on the date of grant.

(10)
This option was granted to Dr. Smith by the Compensation Committee on November 4, 2009 and originally scheduled to vest as to one-third of option shares on each one year anniversary of the date of grant. Pursuant to Dr. Smith's April 4, 2011 Employment Agreement amendment, the vesting of this option was accelerated and as of that date the option was fully vested.

(11)
Consists of options granted to Dr. Smith pursuant to the terms of her April 4, 2011 Employment Agreement Amendment which vested as to 50,000 options on each of the date of grant and December 31, 2011 and was scheduled to vest as to 50,000 options on December 31, 2012. The vesting of this option was accelerated pursuant to Dr. Smith's November 13, 2012 Employment Agreement Amendment.

(12)
Consists of options granted to Dr. Smith by the Compensation Committee on January 4, 2012 which vested as to 26,333 options on the date of grant, and was scheduled to vest as to (i) 26,333 options on January 4, 2013, and (ii) 26,334 options on January 4, 2014. The vesting of this option was accelerated pursuant to Dr. Smith's November 13, 2012 Employment Agreement Amendment.

(13)
On April 26, 2012, the Compensation Committee adopted a program (the "2012 Option Program") whereby each participating officer was issued on April 26, 2012 an option (the "Option") to purchase that number of shares of common stock equal to that portion of each Participating Officer's gross salary (the "Participating Salary") for the period May 1, 2012 - July 31, 2012 (the "Election Period"). The Option, the issuance of which is in lieu of payment of the Participating Salary vests at the end of the month in which the Participating Salary to which it relates would have been paid and has a term of ten years despite any termination of employment of the Participating Officer. Dr. Smith's Participating Salary for the Election Period was her full salary. Accordingly the options vested as to 13,421 on May 31, 2012, 13,421 on June 30, 2012 and 13,421 on July 31, 2012.

(14)	This option was granted to Dr. Smith by the Compensation Committee on July 5, 2012 and was vested in its entirety on the date of grant.

(15)
Consists of options granted to Dr. Smith by the Compensation Committee on January 2, 2013 which vested as to 10,000 options on the date of grant, and as to 30,000 options in tranches of 10,000 options upon the achievement of specified milestones; 10,000 options shall vest upon the achievement of a specified milestone.

(16)
Consists of options granted to Dr. Pecora pursuant to the terms of his employment agreement dated as of September 23, 2010 and effective on January 19, 2011 upon the closing of the PCT Merger, which are scheduled to vest as to 10,000 options on each of the first and second annual anniversaries of the effective date and is scheduled to vest as to 10,000 options on each of the third and fourth annual anniversaries of the effective date of his employment agreement.

(17)
Consists of options granted to Dr. Pecora pursuant to the terms of his August 17, 2011 Employment Agreement Amendment which vested as to 10,000 options on each of the effective date, August 17, 2012 and August 17, 2013, and which is scheduled to vest as to 10,000 options on August 17, 2014 and 10,000 options on August 17, 2015.

(18)
Consists of options granted to Dr. Pecora by the Compensation Committee on January 4, 2012 which vested as to 5,834 options on the date of grant, 5,833 options on January 4, 2013 and 5,844 options on January 4, 2014.

(19)
On April 26, 2012, the Compensation Committee adopted a program (the "2012 Option Program") whereby each participating officer was issued on April 26, 2012 an option (the "Option") to purchase that number of shares of common stock equal to that portion of each Participating Officer's gross salary (the "Participating Salary") for the period May 1, 2012 - July 31, 2012 (the "Election Period"). The Option, the issuance of which is in lieu of payment of the Participating Salary vests at the end of the month in which the Participating Salary to which it relates would have been paid and has a term of ten years despite any termination of employment of the Participating Officer. Dr. Pecora's Participating Salary for the Election Period was his full salary. Accordingly the options vested as to 4,666 on May 31, 2012, 4,667 on June 30, 2012 and 4,667 on July 31, 2012.

(20)
Consists of options granted to Dr. Pecora by the Compensation Committee on January 2, 2013 which vested as to 6,000 options on the date of grant, and as to 24,000 options in tranches of 6,000 options upon the achievement of specified milestones; 6,000 options shall vest upon the achievement of a specified milestone.

(21)
Consists of options granted to Dr. Pecora pursuant to the terms of his July 31, 2013 (effective August 5, 2013) Employment Agreement Amendment which vested as to 5,000 options on August 5, 2013, 12,500 options of September 30, 2013, 5,000 option shares on December 31, 2013, 3,125 options vested on December 16, 2013, and is scheduled to vest as to 5,000 option shares on December 31, 2014 and 9,375 options are scheduled to vest in tranches of 3,125 options upon achievement of three specified milestones.

(22)
Consists of options granted to Dr. Preti pursuant to the terms of his employment agreement dated as of September 23, 2010 and effective on January 19, 2011 upon the closing of the PCT Merger, which are scheduled to vest as to 10,000 options on each of the first and second annual anniversaries of the effective date and is scheduled to vest as to 10,000 options on each of the third and fourth annual anniversaries of the effective date of his employment agreement.

(23)
Consists of options granted to Dr. Preti by the Compensation Committee on January 4, 2012, which vested as to: (i) 9,213 options on January 4, 2012, (ii) 9,213 options on January 4, 2013 and, (iii) 9,214 options on January 4, 2014.

(24)	Consists of options granted to Dr. Preti pursuant to the 2012 Option Program which vested as to 2,750 options on May 31, 2012 and 2,750 options on June 30, 2012.

(25)
Consists of options granted to Dr. Preti by the Compensation Committee on January 2, 2013 which vested as to 6,000 options on the date of grant, and as to 24,000 options in tranches of 6,000 options upon the achievement of specified milestones; 6,000 options shall vest upon the achievement of an additional specified milestone.

(26)	This option was granted to Dr.Losordo when he was a consultant for the Company, by the Compensation Committee on October 30, 2009 and was vested in its entirety on the date of grant.

(27)	Consists of options granted to Dr. Losordo on May 21, 2009 as compensation when he served as a member of the Company's Scientific Advisory Board which fully vested on the date of grant.

(28)
Consists of options granted to Dr. Losordo when he was a consultant for the Company on June 16, 2009 which vested as to 2,500 options on June 15, 2009, 2500 options on December 31, 2009 and 2,500 options on December 31, 2010.

(29)
Consists of options granted to Dr. Losordo while he was a consultant for the Company on August 19, 2007, which vested as to 200 options on October 16, 2007, 200 options on October 16, 2008 and as to 200 options on October 16, 2009.

(30)
Consists of options granted to Dr. Losordo pursuant to the terms of his employment agreement dated as of July 23, 2013 and effective on August 5, 2013, which are scheduled to vest as to 20,000 options on each of the first and second annual anniversaries of the effective date of his employment agreement and as to 30,000 options on the third annual anniversaries of the effective date of his employment.

(31)	Consists of options granted to Mr. May by the Compensation Committee on November 15, 2004 and was fully vested on the date of grant.

(32)	Consists of options granted to Mr. May by the Compensation Committee on June 2, 2006 and was vested in its entirety on October 31, 2008 upon the achievement of a business milestone.

(33)	Consists of options granted to Mr. May by the Compensation Committee on October 30, 2009 and was vested upon the achievement of business milestones.

(34)	Consists of options granted to Mr. May by the Compensation Committee on December 5, 2006 and was vested upon the achievement of business milestones.

(35)
Consists of options granted to Mr. May by the Compensation Committee September 27, 2007, which vested as to 500 options on the date of grant and as to 1,500 options upon the achievement of business milestones.

(36)
Consists of options granted to Mr. May by the Compensation Committee on February 27, 2008, which vested (i) as to 1,000 options on the date of grant, (ii) as to 1,500 options upon consummation of the Erye Merger on October 30, 2009, (iii) as to 500 options on September 2, 2008 upon the achievement of a business milestone, and (iv) as to 600 options on August 15, 2008 upon the achievement of a business milestone.

(37)	This option was granted to Mr. May by the Compensation Committee on October 31, 2008 and vested on November 2, 2008 upon the achievement of a business milestone.

(38)	This option was granted to Mr. May by the Compensation Committee on October 29, 2009 and was fully vested on the date of grant.

(39)	This option was granted to Mr. May by the Compensation Committee on April 4, 2011 and vested as to 17,500 options on the date of grant and 17,500 options on April 4, 2012.

(40)
Consists of options granted to Mr. May by the Compensation Committee on January 4, 2012 which vested as to (i) 6,666 options on the date of grant, (ii) 6,667 options on January 4, 2013, and (iii) 6,667 options are scheduled to vest on January 4, 2014.

(41)
On April 26, 2012, the Compensation Committee adopted the Option Program whereby each participating officer was issued on April 26, 2012 an option (the "Option") to purchase that number of shares of common stock equal to that portion of each Participating Officer's gross salary (the "Participating Salary") for the period May 1, 2012 - July 31, 2012 (the "Election Period"). The Option, the issuance of which is in lieu of payment of the Participating Salary vests at the end of the month in which the Participating Salary to which it relates would have been paid and has a term of ten years despite any termination of employment of the Participating Officer. Mr. May's Participating Salary for the Election Period was 25% of his full salary. Accordingly the options vested as to 1,875 options on May 31, 2012, June 30, 2012 on July 31, 2012.

(42)
Consists of options granted to Mr. May by the Compensation Committee on January 2, 2013 which vested as to 5,000 options on the date of grant, and as to 24,000 options in tranches of 6,000 options upon the achievement of specified milestones; 5,000 options shall vest upon the achievement of an additional specified milestone.

(43)
Consists of 36, 000 options granted to Mr. Dickey pursuant to the terms of his employment agreement dated as of August 16, 2013 and effective on August 19, 2013, which are scheduled to vest as to 12,000 shares on each of the first, second and third annual anniversaries of the effective date of his employment, and 10,000 bonus options which is scheduled to vest on the one year anniversary of the effective date of his employment agreement.

Option Exercises and Stock Vested during 2013

The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our Named Executive Officers during the fiscal ended December 31, 2013:

(a)	(b)	(c )	(d)	(e )
	Option Award		Stock Award
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Robin Smith	—	—	10,000	53,000
Chief Executive Officer
Andrew Pecora	—	—	—	—
Chief Visionary Officer
Douglas Losordo	—	—	—	—
Chief Medical Officer
Robert Preti	—	—	—	—
President and Chief Scientific Officer of PCT
Larry May	—	—	—	—
Chief Financial Officer
Robert Dickey IV	—	—	—	—
Chief Financial Officer

NEOSTEM DIRECTOR COMPENSATION

General Information

Directors who are employees of NeoStem or its wholly-owned subsidiaries do not receive additional cash compensation for serving as directors. NeoStem's non-employee directors are reimbursed for out-of-pocket travel expenses incurred in their capacity as NeoStem directors. Pursuant to NeoStem's 2009 Amended & Restated Equity Compensation Plan, all directors (including independent directors) are eligible to receive equity awards. There were no option awards granted during 2013 to NeoStem's directors, other than as reflected in the Summary Compensation Table or as reflected below. There were no stock awards granted during 2013 to any of NeoStem's directors.

The following table sets forth information on all compensation to NeoStem's directors (other than as reflected in the Summary Compensation Table) for the year ended December 31, 2013.

		Fees Earned
		or	Stock	Option	Total
Name	Year	Paid in Cash	Awards(1)	Awards(1)	Compensation
Richard Berman (2)	2013	$30,000	$112,200	$—	142,200
Steven S. Myers (3)	2013	$30,000	$112,200	$—	142,200
Drew Bernstein (4)	2013	$30,000	$—	$109,866	139,866
Eric C. Wei (5)	2013	$30,000	$79,200	$—	109,200
Martyn Greenacre (6)	2013	$30,000	$79,200	$—	109,200
Stephen Potter (7)	2013	$15,000	$38,400	$37,303	90,703
		$165,000	$421,200	$147,169	733,369

(1)
Amounts shown under “ Stock Awards" and "Option Awards” represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, in accordance with SEC rules. See Note 14 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for a discussion of assumptions made in such valuations. All stock awards, option awards and other shares discussed in this table were issued under the Company's

2003 Equity Participation Plan or the 2009 Amended & Restated Equity Compensation Plan, with a per share price generally equal to the fair market value of a share of common stock on the date of grant.

(2)	At December 31, 2013, Mr. Berman had options to purchase 34,939 shares of NeoStem common stock outstanding, all of which were vested.

(3)
At December 31, 2013, Mr. Myers had options to purchase 34,939 shares of NeoStem common stock outstanding, all of which were vested. At December 31, 2013, Mr. Myers had a total of 53,031 shares in stock awards outstanding, all of which were vested.

(4)	At December 31, 2013, Mr. Bernstein had options to purchase 85,369 shares of NeoStem common stock outstanding, all of which were vested.

(5)	At December 31, 2013, Mr. Wei had options to purchase 15,000 shares of NeoStem common stock outstanding, 15,000 of which were vested.

(6)	At December 31, 2013, Mr. Greenacre had warrants to purchase 25,000 shares of NeoStem common stock outstanding, 25,000 of which were vested.

(7)	At December 31, 2013, Mr. Potter had options to purchase 9,350 shares of the Company’s common stock outstanding, 9,350 of which were vested. Mr. Potter ceased being a director on July 15, 2013.

On January 4, 2012 the Compensation Committee, after consultation with the Board, adopted the NeoStem 2012 Board of Directors Compensation Plan (the “Board of Directors Compensation Plan”), which provides that each Board member who is not an employee of NeoStem or one of its wholly-owned subsidiaries shall be authorized to receive, in such Board member's sole discretion, either (i) options to purchase 12,000 shares of the Company's common stock; or (ii) a stock award of 12,000 shares of our common stock, in either case issued under and subject to the terms of the 2009 Plan, for his or her service as a Board member. These options and shares shall vest fully on the date of grant. The Board of Directors Compensation Plan further provides that the Chair of each Board Committee who is not an employee of the Company or any of its wholly-owned subsidiaries shall be authorized to additionally receive, in such Committee Chair's sole discretion, either (i) options to purchase 5,000 shares of our common stock; or (ii) a stock award of 5,000 shares of our common stock, in either case issued under and subject to the terms of the 2009 Plan, for his or her service as a Committee Chair. These options and shares shall vest fully on the date of grant. In each case, the exercise price of options authorized pursuant to the Board of Directors Compensation Plan shall be equal to the closing price of a share of our common stock on the date of grant. The foregoing shall be issued on January 4th of each year during the term of the Board of Directors Compensation Plan, commencing January 4, 2012. Directors who are not employees of NeoStem or its wholly-owned subsidiaries are also entitled to cash fees equal to $7,500 per calendar quarter commencing with the quarterly period ending March 31, 2012. Notwithstanding the foregoing, the Compensation Committee shall have the discretion to renew or adjust, as appropriate, this Board of Directors Compensation Plan at the end of each calendar year, including with respect to whether to continue offering the choice under such plan between options and stock. In accordance with the above, on January 4, 2012 the Company issued an aggregate of 41,000 options to purchase shares of our common stock at a per share exercise price of $5.20 and 58,000 shares of our common stock.

On January 3, 2013 the Compensation Committee, after consultation with the Board, amended the Board of Directors Compensation Plan which provides that for 2013 and thereafter, should a Board member who is not an employee of NeoStem or one of its wholly-owned subsidiaries elect, as their compensation, options to purchase the Company's common stock over a common stock award as referenced above, the option award shall now equal 18,700 options (the common stock award of 12,000 shall remain the same should the Board member elect to receive shares of common stock over options) and should the Chair of a Board Committee elect to receive options over common stock, the Committee Chair shall be granted 7,800 options (the common stock award of 50,000 shall remain the same. All other terms of the Board of Directors Compensation Plan remain the same.

On December 12, 2013 the Compensation Committee was given a report by the Company’s outside compensation consultant, MarksonHRC, regarding recommendations for changes to the Board of Directors Compensation Plan beginning in 2014.   Based on this report, the Board of Directors Compensation Plan was amended to provide for (i) a $10,000 per calendar quarter cash fee commencing with the quarterly period ending March 31, 2014 (increased from $7,500 per quarter); (ii)  an equity award of 1,500 options (or 1,000 shares at the Board member’s option) for membership on a Board committee; and (iii) the option to choose cash in lieu of equity payable under the Board of Directors Compensation Plan.  Other than the foregoing, no changes were made to the Board of Directors Compensation Plan.

STOCKHOLDER PROPOSALS FOR 2015

Any proposal intended to be presented by a stockholder at the annual meeting of NeoStem stockholders to be held in 2015 must have been received by NeoStem at NeoStem's principal executive offices, 420 Lexington Avenue, Suite 350, New York, New York 10170 no later than the close of business on , 2015 to be considered for inclusion in the proxy statement for the 2015 annual meeting, and must be received no later than , 2015 in order for the proposal to be considered timely for consideration at the 2015 annual meeting (but not included in the proxy statement for such meeting).  You are also advised to review the Company's By-Laws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

OTHER MATTERS

At the date of this proxy statement, our Board of Directors knows of no matters, other than as set forth herein, to be submitted at the Annual Meeting of Stockholders. If any other matters properly come before the Annual Meeting of Stockholders, it is the intention of the persons named in the proxy card enclosed with this Proxy Statement to vote the shares they represent as our Board of Directors may recommend.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of this Proxy Statement to any stockholder upon written or oral request to Secretary at NeoStem, Inc., 420 Lexington Avenue, Suite 350, New York, NY 10170; telephone: (212) 584-4180. Any stockholder who wants to receive a separate copy of this Proxy Statement, or of our proxy statements or annual reports in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder's bank, broker, or other nominee record holder, or the stockholder may contact us at the address and phone number above.

ANNUAL REPORT ON FORM 10-K

On March 13, 2014, we filed with the SEC an annual report on Form 10-K for the fiscal year ended December 31, 2013 (the “Annual Report”). A copy of the Annual Report is enclosed herewith. Upon written request to the Company, the exhibits set forth on the exhibit index of the Annual Report may be made available at reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

INFORMATION ON NEOSTEM'S WEB SITE

Information on NeoStem's website or the website of any subsidiary or affiliate of NeoStem is not a part of this document and you should not rely on that information in deciding whether to approve the proposals described in the Proxy Statement, unless that information is also in this document or in a document that is incorporated by reference in this document.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this Proxy Statement, except for any information directly superseded by information contained in this Proxy Statement.

We incorporate by reference into this Proxy Statement the following financial statements and other information (SEC File No. 001-33650), which contain important information about us and our business and financial results:

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 13, 2014 (including our business description, risk factors, financial statements, management’s discussion and analysis of financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure contained therein);

Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014, as filed with the SEC on May 8, 2014 and August 7, respectively (including our financial statements and management’s discussion and analysis of financial condition and results of operations included therein);

Our Current Report on Form 8-K, filed with the SEC on May 8, 2014 (including the description of the closing of the CSC Acquisition, the description of the CSC business, the Risk Factors, the CSC financial statements, the pro forma condensed combined financial statements and the Agreement and Plan of Merger included therein)(but excluding any information deemed “furnished” and not “filed” pursuant to Items 2.02 or 7.01 in accordance with SEC rules).

our Current Reports on Form 8-K filed with the SEC on April 14, 2014, June 3, 2014 and July 8, 2014 (but excluding any information deemed “furnished” and not “filed” pursuant to Items 2.02 or 7.01 in accordance with SEC rules).

We may file additional documents with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this Proxy Statement and before the Annual Meeting. The SEC allows us to incorporate by reference into this Proxy Statement such documents. You should consider any statement contained in this Proxy Statement (or in a document incorporated into this Proxy Statement) to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

You may get copies of any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing or calling NeoStem, Inc., Attn: Catherine M. Vaczy, Esq., General Counsel, 420 Lexington Avenue, Suite 350, New York, New York 10170, Telephone: (212) 584-4180.

You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

Robin L. Smith, M.D.
Chief Executive Officer and Chairman of the Board

ANNEX A

AMENDMENT
TO
AMENDED AND RESTATED 2009 EQUITY COMPENSATION PLAN

NeoStem Proposal 4 presents for stockholder consideration the following amendment to the first sentence of Section 3 of the NeoStem, Inc. Amended and Restated 2009 Equity Compensation Plan:

"Subject to the provisions of Section 16(a) of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is ~~5,995,000~~ 8,995,000 Shares, all of which may be issued in respect of Incentive Stock Options."

Other than the amendment to the text of the first sentence of Section 3 as set forth above, in all other respects the text of the NeoStem, Inc. Amended and Restated 2009 Equity Compensation Plan would appear as such document was filed with the Securities and Exchange Commission on October 3, 2013 as Exhibit 10.1 to NeoStem's Current Report on Form 8-K dated October 3, 2013.

B-1

NEOSTEM, INC.
FORM OF PROXY CARD FOR HOLDERS
OF COMMON STOCK
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
October 6, 2014
The undersigned hereby appoints Robin L. Smith and Catherine M. Vaczy, and each of them, attorneys and proxies with power of substitution, to vote for and on behalf of the undersigned at the NeoStem, Inc. Annual Meeting of Stockholders to be held on October 6, 2014 and at any adjournments or postponements thereof (the “Meeting”), upon the following matters and upon any other business that may properly come before the Meeting, as set forth in the related Notice of Annual Meeting of Stockholders and Proxy Statement, both of which have been received by the undersigned.
This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If this proxy is executed but no direction is made, this proxy will be voted FOR (1) election of the Board's nominees for director for the terms described in the Proxy Statement; (2) approval of the issuance of shares of common stock in connection with milestone payments that may become payable in the future to former securityholders of California Stem Cell, Inc., in accordance with the Marketplace Rules of the NASDAQ Stock Market; (3) approval, on a non-binding advisory basis, of the executive compensation of NeoStem's named executive officers as described in the Proxy Statement; (4) approval of the amendment to NeoStem's Amended and Restated 2009 Equity Compensation Plan to increase the number of shares of common stock authorized for issuance thereunder by 3,000,000 shares; and (5) ratification of the appointment of Grant Thornton LLP as NeoStem's independent registered public accounting firm for the fiscal year ending December 31, 2014.

PLEASE INDICATE YOUR VOTE ON THE OTHER SIDE
(CONTINUED, AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)

NEOSTEM, INC.
FORM OF PROXY CARD FOR HOLDERS
OF SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
October 6, 2014
The undersigned hereby appoints Robin L. Smith and Catherine M. Vaczy, and each of them, attorneys and proxies with power of substitution, to vote for and on behalf of the undersigned at the NeoStem, Inc. Annual Meeting of Stockholders to be held on October 6, 2014 and at any adjournments or postponements thereof (the “Meeting”), upon the following matters and upon any other business that may properly come before the Meeting, as set forth in the related Notice of Annual Meeting of Stockholders and Proxy Statement, both of which have been received by the undersigned.
This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If this proxy is executed but no direction is made, this proxy will be voted FOR (1) election of the Board's nominees for director for the terms described in the Proxy Statement; (2) approval of the issuance of shares of common stock in connection with milestone payments that may become payable in the future to former securityholders of California Stem Cell, Inc., in accordance with the Marketplace Rules of the NASDAQ Stock Market; (3) approval, on a non-binding advisory basis, of the executive compensation of NeoStem's named executive officers as described in the Proxy Statement; (4) approval of the amendment to NeoStem's Amended and Restated 2009 Equity Compensation Plan to increase the number of shares of common stock authorized for issuance thereunder by 3,000,000 shares; and (5) ratification of the appointment of Grant Thornton LLP as NeoStem's independent registered public accounting firm for the fiscal year ending December 31, 2014.

PLEASE INDICATE YOUR VOTE ON THE OTHER SIDE
(CONTINUED, AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)

THE NEOSTEM, INC. BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” PROPOSALS 1, 2, 3, 4 AND 5

1.
Election of (i) three Class I directors to a three-year term expiring at the 2017 annual meeting of stockholders and (ii) one Class III director (in connection with a newly-created Class III directorship) to an initial two-year term expiring at the 2016 annual meeting of stockholders:

FOR all WITHHOLD
Nominees listed to the AUTHORITY
NOMINEES:    (01) Andrew L. Pecora (Class I) left (except as marked to to vote for all nominees
(02) Eric H. C. Wei (Class I)         the contrary below) listed to the left
(03) Richard Berman (Class I)         o o
(04) Steven M. Klosk (Class III)

INSTRUCTION: To withhold authority for any individual nominee(s), print nominee's name(s) on the line below:
______________________________________________________________________________________

2.
Approval of the issuance of shares of common stock in connection with milestone payments that may become payable in the future to former securityholders of California Stem Cell, Inc., in accordance with the Marketplace Rules of the NASDAQ Stock Market:

o  FOR            o  AGAINST        o  ABSTAIN

3.    Approval of the following advisory (non-binding) resolution:
"RESOLVED, that the compensation of the Company's Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and accompanying narrative disclosure is hereby APPROVED."
o  FOR            o  AGAINST        o  ABSTAIN

4.	Approval of an amendment to NeoStem's Amended & Restated 2009 Equity Compensation Plan to increase the number of shares of common stock authorized for issuance thereunder by 3,000,000 shares:
o  FOR            o  AGAINST        o  ABSTAIN

5.	Ratification of the appointment of Grant Thornton LLP as NeoStem's independent registered public accounting firm for the fiscal year ending December 31, 2014:
o  FOR            o  AGAINST        o  ABSTAIN

*  *  *  *  *
In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment or postponement thereof and upon matters incident to the conduct of the Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, 4 AND 5.
Please mark, sign and date this proxy and return it promptly whether or not you expect to attend the Meeting. You may nevertheless vote in person if you attend.
Signed:____________________________
Signed:____________________________        Dated:________________ ___, 2014
NOTE: Please sign exactly as your name appears hereon. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation or other entity, please sign in full entity name by principal executive officer or other authorized signatory.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF NEOSTEM, INC. TO BE HELD OCTOBER 6, 2014. THIS PROXY STATEMENT, THE ACCOMPANYING FORM OF PROXY CARD, AND OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013 ARE AVAILABLE AT http://www.cstproxy.com/neostem/2014. Under Securities and Exchange Commission rules, we are providing access to our proxy materials both by sending you this full set of proxy materials, and by notifying you of the availability of our proxy materials on the Internet.